As filed with the Securities and Exchange Commission on September 25, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	31-1042001 (I.R.S. Employer Identification No.)
255 East Fifth Street, Suite 900
Cincinnati, Ohio 45202
(877) 322-9530
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen B. Woods, Esq.
General Counsel and Chief Administrative Officer
First Financial Bancorp.
255 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
(877) 322-9530
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alison N. LaBruyere Squire Patton Boggs (US) LLP 1230 Peachtree Street N.E. Suite 2200 Atlanta, Georgia 30309 (678) 272-3200	F. Morgan Gasior Chairman of the Board, President and Chief Executive Officer BankFinancial Corporation 60 North Frontage Road Burr Ridge, Illinois 60527 (800) 894-6900	Ned A. Quint Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 25, 2025
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of BankFinancial Corporation
On behalf of the board of directors of BankFinancial Corporation (“BankFinancial”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed acquisition of BankFinancial by First Financial Bancorp. (“First Financial”). We are requesting that you take certain actions as a holder of BankFinancial common stock (a “BankFinancial stockholder”).
On August 11, 2025, First Financial and BankFinancial entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which First Financial will, upon the terms and subject to the conditions set forth in the merger agreement, acquire BankFinancial in an all-stock transaction.
Under the merger agreement, BankFinancial will merge with and into First Financial, with First Financial as the surviving corporation in the merger (the “merger”). Immediately following the merger, BankFinancial, National Association (“BankFinancial NA”), a national banking association and a wholly-owned subsidiary of BankFinancial, will merge with and into First Financial Bank, an Ohio state-chartered bank and a wholly-owned subsidiary of First Financial, with First Financial Bank as the surviving bank (the “bank merger”).
At the effective time of the merger (the “effective time”), BankFinancial stockholders will receive 0.480 of a First Financial common share for each share of BankFinancial common stock they own. Based on the closing price of First Financial’s common shares on the Nasdaq Global Select Market (“Nasdaq”), on August 11, 2025, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $11.34 in value for each share of BankFinancial common stock, representing merger consideration of approximately $141.3 million on an aggregate basis.
The value of the First Financial common shares at the time of the completion of the merger could be greater than, less than or the same as the value of First Financial common shares on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations of First Financial common shares (Nasdaq trading symbol “FFBC”) and BankFinancial common stock (Nasdaq trading symbol “BFIN”).
We expect the merger will qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of BankFinancial common stock for First Financial common shares in the merger, except with respect to any cash received by BankFinancial stockholders in lieu of fractional First Financial common shares.
Based on the number of shares of BankFinancial common stock outstanding as of [           ] [  ], 2025, First Financial expects to issue approximately [        ] million First Financial common shares to BankFinancial stockholders in the aggregate in the merger. We estimate that First Financial shareholders will own approximately 94% and former BankFinancial stockholders will own approximately 6% of the common shares of First Financial following the completion of the merger.
BankFinancial will hold a special meeting of its stockholders in connection with the merger. At the special meeting, in addition to other business, BankFinancial will ask its stockholders to consider and vote upon the merger and the other transactions contemplated by the merger agreement. Information about the special meeting and the merger is contained in this document. You are urged to read this document carefully and in its entirety.
The special meeting of BankFinancial stockholders will be held on [           ] [  ], 2025 at [    ]:[  ][  ] [a.m./p.m.], Central Time at [           ].
The BankFinancial board of directors unanimously recommends that stockholders vote “FOR” each of the proposals to be considered at the special meeting.
This proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about First Financial and BankFinancial and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First Financial and BankFinancial from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.
On behalf of the BankFinancial board of directors, thank you for your prompt attention to this important matter.
Sincerely,
By:

F. Morgan Gasior
Chairman of the Board, President and Chief
Executive Officer BankFinancial Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Financial or BankFinancial, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated [           ] [  ], 2025, and is first being mailed to BankFinancial stockholders on or
about [           ] [  ], 2025.

ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates important business and financial information about First Financial and BankFinancial from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at https://www.sec.gov/. You will also be able to obtain these documents free of charge from First Financial by accessing First Financial’s website at www.bankatfirst.com or from BankFinancial by accessing BankFinancial’s website at https://www.bankfinancial.com/. You may also request these documents in writing or by telephone, at the appropriate address below:
First Financial Bancorp. 255 East Fifth Street, Suite 700 Cincinnati, Ohio 45202 Telephone: (877) 322-9530 Attention: Investor Relations	BankFinancial Corporation 60 North Frontage Road Burr Ridge, Illinois 60527 Telephone: (800) 894-6900 Attention: Investor Relations
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that BankFinancial stockholders requesting documents must do so by [      ] [  ], 2025, in order to receive them before the special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [           ] [  ], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such incorporated document.
Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in First Financial’s and BankFinancial’s affairs since the date of this proxy statement/prospectus.
The information on First Financial’s and BankFinancial’s websites is not part of this proxy statement/prospectus. References to First Financial’s and BankFinancial’s websites in this proxy statement/prospectus are intended to serve as textual references only.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this proxy statement/prospectus regarding First Financial has been provided by First Financial and information contained in, or incorporated by reference into, this proxy statement/prospectus regarding BankFinancial has been provided by BankFinancial.
See “Where You Can Find More Information” beginning on page 119 for further information.

BankFinancial Corporation
60 North Frontage Road
Burr Ridge, Illinois 60527
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To BankFinancial Stockholders:
On August 11, 2025, BankFinancial Corporation, a Maryland corporation (“BankFinancial”), and First Financial Bancorp., an Ohio corporation (“First Financial”), entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of BankFinancial stockholders (the “special meeting”) will be held on [           ] [  ], 2025 at [      ]:[  ][  ] [a.m./p.m.], Central Time at [        ].
At the special meeting, BankFinancial stockholders will be asked to vote on the following matters:
•
A proposal to approve the transactions contemplated by the merger agreement, including the merger (the “merger”) of BankFinancial with and into First Financial (collectively, the “merger proposal”);

•
A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of BankFinancial in connection with the transactions contemplated by the merger agreement (the “compensation proposal”); and

•
A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to BankFinancial stockholders (the “adjournment proposal”).

As more fully described in the “Questions and Answers” and “The Special Meeting” sections of the accompanying proxy statement/prospectus, you are entitled to attend the special meeting if, as of the close of business on [           ] [  ], 2025 you held shares of BankFinancial common stock registered in your name (a “record holder”), or you held shares in “street name” through a bank, broker, trustee or other nominee (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the special meeting, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying proxy statement/prospectus for more information.
The board of directors of BankFinancial fixed the close of business on [           ] [  ], 2025 as the record date for the special meeting. Only holders of record of BankFinancial common stock as of the close of business on the record date for the special meeting are entitled to notice of the special meeting or any adjournment or postponement thereof.
Under Maryland law, BankFinancial stockholders are not entitled to appraisal rights with respect to the proposed merger.
The BankFinancial board of directors unanimously recommends that BankFinancial stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless BankFinancial stockholders approve the merger proposal. The merger proposal must be approved by the affirmative vote of a majority of all the votes entitled to be cast by the holders of shares of BankFinancial common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors

F. Morgan Gasior
Chairman of the Board, President and
Chief Executive Officer
BankFinancial Corporation
[            ] [  ], 2025

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 119.
In this proxy statement/prospectus, unless the context otherwise requires:
•
“BankFinancial” refers to BankFinancial Corporation, a Maryland corporation;

•
“BankFinancial NA” refers to BankFinancial, NA, a national bank and a wholly owned subsidiary of BankFinancial;

•
“BankFinancial board of directors” refers to the board of directors of BankFinancial;

•
“BankFinancial bylaws” refers to the second amended and restated bylaws of BankFinancial;

•
“BankFinancial charter” refers to the charter of BankFinancial;

•
“BankFinancial common stock” refers to the common stock of BankFinancial, par value $0.01 per share;

•
“BankFinancial stockholders” refers to holders of shares of BankFinancial common stock;

•
“First Financial Bank” refers to First Financial Bank, an Ohio state-chartered bank and a wholly owned subsidiary of First Financial;

•
“First Financial” refers to First Financial Bancorp., an Ohio corporation;

•
“First Financial articles” refers to the amended and restated articles of incorporation of First Financial;

•
“First Financial board of directors” refers to the board of directors of First Financial;

•
“First Financial regulations” refers to the second amended and restated regulations of First Financial;

•
“First Financial common shares” refers to the common shares of First Financial, no par value;

•
“First Financial preferred shares” refers to the preferred shares of First Financial, with or without par value, as determined in accordance with the First Financial articles;

•
“First Financial shareholders” refers to holders of First Financial common shares both prior to and following the completion of the merger;

•
“special meeting” refers to the special meeting of BankFinancial stockholders to be held on [     ] [ ], 2025 to consider and vote on the merger proposal, the compensation proposal and the adjournment proposal;

•
“Westfield” collectively refers to Westfield Bancorp, Inc. and its wholly owned subsidiary, Westfield Bank; and

•
“Westfield acquisition” refers to First Financial’s proposed acquisition of Westfield.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because First Financial and BankFinancial entered into an Agreement and Plan of Merger, dated August 11, 2025 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which BankFinancial will merge with and into First Financial, with First Financial as the surviving corporation (the “merger”). Immediately following the merger, BankFinancial NA will merge with and into First Financial Bank, with First Financial Bank as the surviving bank (the “bank merger”), and the separate existence of BankFinancial NA will cease. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, the closing of the merger is referred to as the “closing” and the date on which the closing occurs is referred to as the “closing date.”

In order to complete the merger, among other things, BankFinancial stockholders must approve the merger and other transactions contemplated by the merger agreement (the “merger proposal”).
BankFinancial is holding the special meeting to obtain approval of the merger proposal. In addition, BankFinancial stockholders will be asked to approve (i) on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of BankFinancial in connection with the transactions contemplated by the merger agreement (the “compensation proposal”) and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to BankFinancial stockholders (the “adjournment proposal”).
This document is also a prospectus that is being delivered to BankFinancial stockholders because, pursuant to the merger agreement, First Financial is offering First Financial common shares to BankFinancial stockholders.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Even if you plan to attend the special meeting, BankFinancial encourages you to authorize a proxy to vote your shares in advance. Authorizing a proxy to vote your shares in advance of the meeting does not prevent you from voting your shares during the meeting because you may subsequently revoke your proxy. Your vote is important, and you are encouraged to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, BankFinancial will merge with and into First Financial, with First Financial as the surviving corporation. In the bank merger, BankFinancial NA will merge with and into First Financial Bank, with First Financial Bank as the surviving bank.

Each share of BankFinancial common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for shares of BankFinancial common stock owned by BankFinancial or First Financial (other than shares of BankFinancial common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by BankFinancial or First Financial in respect of debts previously contracted) will be converted into the right to receive 0.480 (the “exchange ratio”) of a First Financial common share (the “merger consideration”).
After the effective time, (i) BankFinancial will no longer be a public company and will cease to exist, (ii) BankFinancial common stock will be delisted from Nasdaq and will cease to be publicly traded and (iii) BankFinancial common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 69 and the merger agreement for more information about the merger.
Q:
When and where will the special meeting take place?

A:
The special meeting will be held on [           ] [ ], 2025, [    ]:[ ][ ] [a.m./p.m.], Central Time at [        ].

Even if you plan to attend the special meeting, we recommend that you authorize a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:
What matters will be considered at the special meeting?

A:
At the special meeting, BankFinancial stockholders will be asked to consider and vote on the following proposals:

•
Proposal 1:   The merger proposal;

•
Proposal 2:   The compensation proposal; and

•
Proposal 3:   The adjournment proposal.

In order to complete the merger, among other things, BankFinancial stockholders must approve the merger proposal. None of the approvals of the compensation proposal or the adjournment proposal is a condition to the obligations of First Financial or BankFinancial to complete the merger.
Q:
What will BankFinancial stockholders receive in the merger?

A:
In the merger, BankFinancial stockholders will receive 0.480 of a First Financial common share for each share of BankFinancial common stock held immediately prior to the completion of the merger. First Financial will not issue any fractional First Financial common shares in the merger. BankFinancial stockholders who would otherwise be entitled to a fraction of a First Financial common share in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing sale price per First Financial common share on Nasdaq as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the day preceding the closing date (the “First Financial closing share value”) by the fraction of a First Financial common share (after taking into account all shares of BankFinancial common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) that such stockholder would otherwise be entitled to receive.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of First Financial common shares that BankFinancial stockholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for First Financial common shares. Any fluctuation in the market price of First Financial common shares will change the value of the First Financial common shares that BankFinancial stockholders will receive. Neither First Financial nor BankFinancial is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Financial common shares or BankFinancial common stock.

Q:
How will the merger affect BankFinancial’s 401(k) plan?

A:
The merger agreement provides that BankFinancial will cause BankFinancial’s 401(k) plan to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. BankFinancial will provide First Financial with evidence that such plan has been terminated not later than two business days immediately preceding the effective time, and any continuing employees will be eligible to participate, effective as of the effective time or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by First Financial or one of its subsidiaries. First Financial and BankFinancial will take any and all actions as may be required, including amendments to BankFinancial’s 401(k) plan and/or First Financial’s 401(k) plan, to permit the continuing employees to make rollover contributions to First Financial’s 401(k) plan of “eligible rollover distributions” (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)) from BankFinancial’s 401(k) plan in the form of cash, notes (in the case of loans) or a combination thereof.

Q:
How does the BankFinancial board of directors recommend that I vote at the special meeting?

A:
The BankFinancial board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

In considering the recommendations of the BankFinancial board of directors, BankFinancial stockholders should be aware that BankFinancial directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of BankFinancial stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain BankFinancial Directors and Executive Officers in the Merger” beginning on page 63.
Q:
Who is entitled to vote at the special meeting?

A:
The record date for the special meeting is [     ] [ ], 2025. All BankFinancial stockholders who held shares of BankFinancial common stock at the close of business on the record date for the special meeting are entitled to receive notice of, and vote at, the special meeting.

Each holder of BankFinancial common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of BankFinancial common stock that such holder owned of record as of the record date. As of [     ] [ ], 2025, there were [12,460,678] shares of BankFinancial common stock outstanding.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Special Meeting — Proxies” beginning on page 29 for instructions on how to vote your shares of BankFinancial common stock without attending the special meeting.
Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, either by attendance in person or by proxy, of holders of a majority of the shares of BankFinancial common stock that are outstanding and entitled to vote as of the record date will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are considered present at the special meeting and are counted in determining whether or not a quorum is present.

Q:
What vote is required for the approval of each proposal at the special meeting?

A:
Proposal 1: Merger proposal.   Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of shares of BankFinancial common stock entitled to vote on the merger proposal. If a BankFinancial stockholder is present at the special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Proposal 2: Compensation proposal.   Approval, on an advisory (non-binding) basis, of the compensation proposal requires the affirmative vote of a majority of all the votes cast on the matter at the special meeting. If a BankFinancial stockholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions with respect to the compensation proposal, it will have no effect on such proposal.
Proposal 3: Adjournment proposal.   Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting. If a BankFinancial stockholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions with respect to the adjournment proposal, it will have no effect on the outcome of the adjournment proposal.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the BankFinancial named executive officers (i.e., the compensation proposal)?

A:
Under U.S. Securities and Exchange Commission (“SEC”) rules, BankFinancial is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to BankFinancial’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:
What happens if BankFinancial stockholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for BankFinancial named executive officers (i.e., the compensation proposal)?

A:
The vote on the proposal to approve the merger-related compensation arrangements for BankFinancial’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the special meeting. Because the vote on the proposal to approve the merger-related compensation is advisory in nature only, such vote will not be binding upon BankFinancial or First Financial before or following the merger. Accordingly, the merger-related compensation will be paid to BankFinancial’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if BankFinancial stockholders do not approve the proposal to approve their merger-related compensation.

Q:
How can I attend and vote at the special meeting?

A:
Record Holders.   If you hold shares directly in your name as the holder of record of BankFinancial common stock, you are a “record holder” and your shares may be voted by you at the special meeting. If you wish to attend the special meeting, please bring evidence of your stock ownership, such as your most recent account statement, to the special meeting. You should also bring a valid picture identification.

Beneficial Owners.   If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the special meeting. If you wish to attend the special meeting, you must obtain a legal proxy from the bank, broker, trustee or other nominee and you will need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. You should also bring a valid picture identification.
Additional information on attending the special meeting can be found under the section entitled “The Special Meeting — Attending the Special Meeting” on page 28.
Q:
How can I vote my shares without attending the special meeting?

A:
Whether you hold your shares directly as the holder of record of BankFinancial common stock or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting.

If you are a record holder of BankFinancial common stock, you can authorize a proxy to vote your shares via the internet, by telephone or by mail by following the instructions provided on the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of BankFinancial common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “The Special Meeting — Attending the Special Meeting” on page 28.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please authorize a proxy to vote your shares as soon as possible. Please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at the special meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Q:
If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, BankFinancial does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum. If your bank, broker, trustee or other nominee holds your shares of BankFinancial common stock in “street name,” such entity will vote your shares of BankFinancial common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
If you are a beneficial owner of BankFinancial common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of BankFinancial common stock:
•
Merger proposal:   Your bank, broker, trustee or other nominee may not vote your shares on the merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” the merger proposal;

•
Compensation proposal:   Your bank, broker, trustee or other nominee may not vote your shares on the compensation proposal, which broker non-votes, if any, will have no effect on the outcome of the compensation proposal; and

•
Adjournment proposal:   Your bank, broker, trustee or other nominee may not vote your shares on the adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of the adjournment proposal.

Q:
What if I fail to vote or abstain?

A:
An abstention occurs when a BankFinancial stockholder attends the special meeting and does not vote or returns a proxy with an “ABSTAIN” instruction.

•
Merger proposal:   An abstention will have the same effect as a vote “AGAINST” the merger proposal. If a BankFinancial stockholder is not present at the special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the merger proposal.

•
Compensation proposal:   An abstention will have no effect on the outcome of the compensation proposal. If a BankFinancial stockholder is not present at the special meeting and does not respond by proxy, it will have no effect on the outcome of the compensation proposal.

•
Adjournment proposal:   An abstention will have no effect on the outcome of the adjournment proposal. If a BankFinancial stockholder is not present at the special meeting and does not respond by proxy, it will have no effect on the outcome of the adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for BankFinancial to obtain the necessary quorum to hold the special meeting and to obtain the stockholder approval that its board of directors is recommending and seeking. The merger proposal must be approved by the affirmative vote of a majority of all the votes entitled to be cast by the holders of shares of BankFinancial common stock entitled to vote on the merger proposal. Your failure to submit a proxy or vote in person at the special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of BankFinancial common stock from being counted towards the quorum for the special meeting.

The BankFinancial board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal to be considered at the special meeting.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of BankFinancial common stock represented by your proxy will be voted as recommended by the BankFinancial board of directors with respect to such proposals.

Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
If you directly hold shares of BankFinancial common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the special meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of BankFinancial that is received by the corporate secretary prior to the start of the special meeting;

•
properly signing and returning a proxy card with a later date;

•
attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

•
authorizing a proxy by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

Q:
Will BankFinancial be required to submit the merger proposal to its stockholders even if the BankFinancial board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the special meeting, BankFinancial is required to submit the merger proposal to its stockholders even if the BankFinancial board of directors has withdrawn, modified or qualified its recommendation.

Q:
Are BankFinancial stockholders entitled to appraisal rights?

A:
No. BankFinancial stockholders are not entitled to appraisal rights under the applicable provisions of the Maryland General Corporation Law (the “MGCL”). For more information, see the section entitled “The Merger — No Appraisal or Dissenters’ Rights in the Merger” beginning on page 68.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal, or the other proposals to be considered at the special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 19. You also should read and carefully consider the risk factors of First Financial and BankFinancial contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences of the merger to BankFinancial stockholders?

A:
The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to the respective obligations of First Financial and BankFinancial to complete the merger that each of First Financial and BankFinancial receives a legal opinion to the effect that the merger will so qualify. Accordingly, holders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of BankFinancial common stock for First Financial common shares in the merger, except with respect to any cash received by BankFinancial stockholders in lieu of fractional First Financial common shares. You should be aware that the tax consequences to you of the merger may depend upon your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

Q:
When is the merger expected to be completed?

A:
Neither First Financial nor BankFinancial can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. BankFinancial must first obtain the approval of its stockholders for the merger proposal. First Financial and BankFinancial must also obtain requisite regulatory approvals and satisfy certain other closing conditions. First Financial and BankFinancial expect the merger to be completed promptly once First Financial and BankFinancial have obtained BankFinancial stockholder approval, obtained requisite regulatory approvals and satisfied certain other closing conditions.

Q:
What are the conditions to complete the merger?

A:
The obligations of First Financial and BankFinancial to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by BankFinancial stockholders of the merger proposal, authorization for listing on Nasdaq the First Financial common shares to be issued in the merger, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the absence of legal restraint prohibiting the merger, the accuracy of the representations and warranties made in the merger agreement subject to certain materiality qualifications and the absence of any material adverse effect with respect to First Financial or BankFinancial. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 81.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, BankFinancial stockholders will not receive any consideration for their shares of BankFinancial common stock in connection with the merger. Instead, BankFinancial will remain an independent public company and BankFinancial common stock will continue to be listed and traded on Nasdaq. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $5.0 million will be payable by BankFinancial. See “The Merger Agreement — Termination Fee” beginning on page 83 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
What happens if I sell my shares after the record date but before the special meeting?

A:
The record date is earlier than the date of the special meeting, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of BankFinancial common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by BankFinancial stockholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of BankFinancial common stock through the effective time of the merger.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, Computershare, Inc. and Computershare Trust Company, N.A., as the exchange agent designated by First Financial and mutually acceptable to BankFinancial (the “exchange agent”), will send you instructions for exchanging BankFinancial stock certificates for the consideration to be received in the merger. See “The Merger Agreement — Exchange of Shares” beginning on page 70.

Q:
What should I do if I hold my shares of BankFinancial common stock in book-entry form?

A:
If your shares of BankFinancial common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of BankFinancial common stock into merger consideration at the effective time. After the completion of the merger, shares of BankFinancial common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:
What is the Westfield acquisition, and will it have any impact on the closing of the merger?

A:
On June 23, 2025, First Financial announced that it entered into a stock purchase agreement, by and between First Financial and Ohio Farmers Insurance Company, an Ohio insurance company, as the sole owner of Westfield. Under the terms of the definitive agreement, First Financial will acquire all of the issued and outstanding equity securities of Westfield in exchange for (i) 2,753,094 First Financial common shares, equal to $65.0 million based on the volume weighted average price per First Financial common share on Nasdaq for ten consecutive trading days ending on the trading day immediately preceding the date of the definitive agreement, and (ii) a cash payment of $260.0 million, for a total purchase price of $325.0 million. The Westfield acquisition is expected to close in the fourth quarter of 2025. Completion of the Westfield acquisition is subject to customary closing conditions, including receipt of required regulatory approvals. No First Financial shareholder approval is required, and the sole owner of Westfield has approved the Westfield acquisition.

The Westfield acquisition is not expected to have any impact on the closing of the merger. The merger is not a condition of the closing of the Westfield acquisition nor is the closing of the Westfield acquisition a condition to the closing of the merger. See “Risk Factors” beginning on page 19 and “Information About the Companies — PendingAcquisition of Westfield” beginning on page 34.
Q:
What should I do if I receive more than one set of voting materials for the special meeting?

A:
If you are a beneficial owner and hold shares of BankFinancial common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of BankFinancial common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting.

Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or authorize a proxy to vote your shares by telephone or the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of BankFinancial common stock are voted.
Beneficial Owners.   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact BankFinancial’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

Q:
Where can I find more information about First Financial and BankFinancial?

A:
You can find more information about First Financial and BankFinancial from the various sources described under “Where You Can Find More Information” beginning on page 119.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholders provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of BankFinancial common stock held through brokerage firms. If your family has multiple accounts holding BankFinancial common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referenced herein for a more complete understanding of the matters being considered at the special meeting. In addition, First Financial and BankFinancial incorporate by reference important business and financial information about each company into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.
Information about the Companies (page 34)
First Financial
First Financial is a financial holding company headquartered in Cincinnati, Ohio. First Financial primarily operates through First Financial Bank, an Ohio-chartered commercial bank with 128 full service banking centers at June 30, 2025.
First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. The Commercial Finance business lends to targeted industry verticals and has a national geographic footprint. Wealth Management, operating under the brand of Yellow Cardinal Advisory Group, had $3.8 billion in assets under management as of June 30, 2025, and provides the following services: financial planning, investment management, trust administration, estate settlement, business succession planning services, brokerage services and retirement planning.
As of June 30, 2025, First Financial had $18.6 billion in assets, $11.8 billion in loans, $14.4 billion in deposits and $2.6 billion in shareholders’ equity.
First Financial common shares are traded on Nasdaq under the symbol “FFBC.” The principal executive offices of First Financial are located at 255 East Fifth Street, Suite 900, Cincinnati, Ohio, 45202, and its telephone number is (877) 322-9530.
BankFinancial
BankFinancial is a bank holding company headquartered in Burr Ridge, Illinois. BankFinancial primarily operates through BankFinancial NA, a national bank.
BankFinancial NA is a full-service, national bank providing banking, financial planning and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, healthcare finance, equipment finance, commercial real estate finance and treasury management business customers. BankFinancial NA offers its customers a broad range of loan, deposit, trust and other financial products and services through 18 full-service banking offices located in Cook, DuPage, Lake and Will Counties, Illinois and through its website, www.bankfinancial.com.
As of June 30, 2025, BankFinancial had $1.4 billion in assets, $805.1 million in loans, $1.2 billion in deposits and $1.4 billion in stockholders’ equity.
BankFinancial common stock is traded on Nasdaq under the symbol “BFIN.” The principal executive offices of BankFinancial are located at 60 North Frontage Road, Burr Ridge, Illinois 60527, and its telephone number is (800) 894-6900.
The Merger and the Merger Agreement (pages 35 and 69)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully, and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time, BankFinancial will merge with and into First Financial, with First Financial as the surviving corporation in the merger. The merger agreement further provides that at a date and time following the merger as determined by First Financial, the bank merger will occur in which BankFinancial NA will merge with and into First Financial Bank, with First Financial Bank as the surviving bank. Following the merger, BankFinancial common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.
Merger Consideration (page 70)
Each share of BankFinancial common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by First Financial or BankFinancial, will be converted into the right to receive 0.480 of a First Financial common share. The exchange ratio will be adjusted appropriately in the event of stock splits, recapitalizations, stock dividends, or similar changes. BankFinancial stockholders who would otherwise be entitled to a fraction of a First Financial common share in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the First Financial closing share value.
First Financial common shares are listed on Nasdaq under the symbol “FFBC,” and BankFinancial common stock is listed on Nasdaq under the symbol “BFIN.” The following table shows the closing sale prices of First Financial common shares and BankFinancial common stock as reported on Nasdaq on August 11, 2025, the last trading day before the public announcement of the merger agreement, and on [            ] [  ], 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of BankFinancial common stock, which was calculated by multiplying the closing price of First Financial common shares on those dates by the exchange ratio of 0.480.
	First Financial Common Shares		BankFinancial Common Stock		Implied Value of One Share of BankFinancial Common Stock
August 11, 2025		$23.63		$10.88		$11.34
[ ] [ ], 202[ ]	$	[ ]	$	[ ]	$	[ ]
Based on the number of shares of BankFinancial common stock outstanding as of the record date, First Financial expects to issue approximately [      ] First Financial common shares to BankFinancial stockholders upon completion of the merger, which will result in current BankFinancial stockholders owning approximately [    ]% of the outstanding First Financial common shares.
For more information on the exchange ratio, see the section entitled “The Merger — Terms of the Merger” beginning on page 35 and “The Merger Agreement — Merger Consideration” beginning on page 70.
Material U.S. Federal Income Tax Consequences of the Merger (page 85)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of First Financial and BankFinancial to complete the merger that each of First Financial and BankFinancial receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely First Financial common shares (or receives First Financial common shares and cash solely in lieu of a fractional share) in exchange for shares of BankFinancial common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to any cash received by such holder in lieu of fractional First Financial common shares. You should be aware that the tax consequences of the merger may depend upon your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your tax advisor for a full understanding of the tax consequences to you of the merger.
For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

The United States federal income tax consequences described above may not apply to all BankFinancial stockholders. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors (page 40)
After careful consideration, the BankFinancial board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of BankFinancial and its stockholders, (ii) approved and adopted the merger agreement and (iii) recommended the approval by BankFinancial stockholders of the merger proposal, the compensation proposal, and the adjournment proposal. Accordingly, the BankFinancial board of directors unanimously recommends that BankFinancial stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For a more detailed discussion of the BankFinancial board of directors’ recommendation, see “The Merger — BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors” beginning on page 40.
Opinion of BankFinancial’s Financial Advisor (page 44)
In connection with the merger, BankFinancial’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated August 11, 2025, to the BankFinancial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BankFinancial common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this document. The opinion was for the information of, and was directed to, the BankFinancial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of BankFinancial to engage in the merger or enter into the merger agreement or constitute a recommendation to the BankFinancial board of directors in connection with the merger, and it does not constitute a recommendation to any holder of BankFinancial common stock or any stockholder or shareholder of any other entity as to how to vote in connection with the merger or any other matter. For more information, see “The Merger — Opinion of BankFinancial’s Financial Advisor,” beginning on page 44, and Annex B.
Interests of Certain BankFinancial Directors and Executive Officers in the Merger (page 63)
In considering the recommendation of BankFinancial’s board of directors with respect to the merger, BankFinancial’s stockholders should be aware that the directors and executive officers of BankFinancial have certain interests in the merger that may be different from, or in addition to, the interests of BankFinancial’s stockholders generally. These interests include, among others, the following:
•
In connection with the merger agreement, BankFinancial and BankFinancial NA entered into amendments to the employment agreements previously entered into with each of F. Morgan Gasior, Chairman and Chief Executive Officer of BankFinancial and BankFinancial NA, and Paul A. Cloutier, Executive Vice President and Chief Financial Officer of BankFinancial and BankFinancial NA, and BankFinancial NA has proposed to enter into an amendment to the employment agreements previously entered into with each of Gregg T. Adams, President of the Marketing and Sales Division of BankFinancial NA, John G. Manos, President of BankFinancial NA’s Commercial Real Estate Lending Division, and Marci L. Slagle, President of BankFinancial NA’s Equipment Finance Division.

•
It is anticipated that Messrs. Gasior and Cloutier will enter into settlement agreements with First Financial and First Financial Bank in connection with cash severance payments under their employment agreements and Messrs. Adams, Manos and Ms. Slagle may enter into similar settlement agreements.

•
The rights of BankFinancial executive officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies for a period of six years following the merger.

BankFinancial’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that BankFinancial’s stockholders vote to approve the merger proposal. For more information, see “The Merger — Background of the Merger” beginning on page 35 and “The Merger — BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors” beginning on page 40. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger — Interests of Certain BankFinancial Directors and Executive Officers in the Merger” beginning on page 63.
Expected Timing of the Merger
Neither First Financial nor BankFinancial can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. BankFinancial must first obtain the approval of its stockholders for the merger proposal. First Financial and BankFinancial must also obtain necessary regulatory approvals and satisfy certain other closing conditions. First Financial and BankFinancial expect the merger to be completed promptly once BankFinancial has obtained stockholder approval for the merger proposal, First Financial and BankFinancial have obtained necessary regulatory approvals, and First Financial and BankFinancial have satisfied the other closing conditions.
Conditions to Complete the Merger (page 81)
First Financial’s and BankFinancial’s respective obligations to complete the merger are subject to satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
•
approval of the merger by BankFinancial stockholders;

•
authorization for listing on Nasdaq, subject to official notice of issuance, of the First Financial common shares to be issued in the merger;

•
receipt of all required regulatory approvals with waiting periods expired and no materially burdensome regulatory condition. See “The Merger — Regulatory Approvals” beginning on page 66 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 82)
The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after receipt of the requisite BankFinancial vote, in the following circumstances:
•
by mutual written consent of BankFinancial and First Financial;

•
by either BankFinancial or First Financial if any governmental entity that must grant a requisite regulatory approval for the merger or the bank merger has denied such approval and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either BankFinancial or First Financial if the merger has not been completed on or before the date that is the 12-month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided that if, at such time, the only remaining conditions to closing related to the effectiveness of the registration statement or the receipt of regulatory approvals, then the termination date will automatically be extended for ten days;

•
by either BankFinancial or First Financial (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of BankFinancial, in the case of a termination by First Financial, or First Financial, in the case of a termination by BankFinancial, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•
by First Financial prior to such time as the requisite BankFinancial vote is obtained, if (i) BankFinancial or the BankFinancial board of directors has made a recommendation change or (ii) BankFinancial or the BankFinancial board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the BankFinancial board recommendation.

Termination Fee (page 83)
If the merger agreement is terminated under certain circumstances, including circumstances involving acquisition proposals and changes in the recommendation of BankFinancial’s board of directors, BankFinancial may be required to pay a termination fee to First Financial equal to $5.0 million.
Accounting Treatment (page 66)
The merger will be accounted for as an acquisition of BankFinancial by First Financial under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).
The Rights of BankFinancial Stockholders Will Change as a Result of the Merger (page 92)
The rights of BankFinancial stockholders are governed by Maryland law, the BankFinancial charter and the BankFinancial bylaws. In the merger, BankFinancial stockholders will become First Financial shareholders, and, at such time, their rights will be governed by Ohio law, the First Financial articles and the First Financial regulations. BankFinancial stockholders will have different rights once they become First

Financial shareholders due to differences between the BankFinancial governing documents and Maryland law, on the one hand, and the First Financial governing documents and Ohio law, on the other hand.
These differences are described in more detail under the section entitled “Comparison of the Rights of First Financial Shareholders and BankFinancial Stockholders” beginning on page 92.
Listing of First Financial Common Shares; Delisting and Deregistration of BankFinancial Common Stock (page 68)
The First Financial common shares to be issued in the merger will be listed for trading on Nasdaq. Following the merger, the First Financial common shares will continue to be traded on Nasdaq. In addition, following the merger, BankFinancial common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and cease to be publicly traded.
The Special Meeting (page 27)
The special meeting will be held on [          ] [  ], 2025 at [   ]:[  ][  ] [a.m./p.m.], Central Time at [            ]. At the special meeting, BankFinancial stockholders will be asked to vote on the following matters:
•
the merger proposal;

•
the compensation proposal; and

•
the adjournment proposal.

You may vote at the special meeting if you owned shares of BankFinancial common stock at the close of business on [         ] [  ], 2025.
No Appraisal or Dissenters’ Rights in the Merger (page 68)
BankFinancial stockholders are not entitled to appraisal rights under the MGCL.
Pending Acquisition of Westfield (page 34)
On June 23, 2025, First Financial announced that it entered into a stock purchase agreement, by and between First Financial and Ohio Farmers Insurance Company, an Ohio insurance company, as the sole owner of Westfield. Under the terms of the definitive agreement, First Financial will acquire all of the issued and outstanding equity securities of Westfield in exchange for (i) 2,753,094 First Financial common shares, equal to $65.0 million based on the volume weighted average price per First Financial common share on Nasdaq for ten consecutive trading days ending on the trading day immediately preceding the date of the definitive agreement, and (ii) a cash payment of $260.0 million, for a total purchase price of $325.0 million. The Westfield acquisition is expected to close in the fourth quarter of 2025. Completion of the Westfield acquisition is subject to customary closing conditions, including receipt of required regulatory approvals. No First Financial shareholder approval is required, and the sole owner of Westfield has approved the Westfield acquisition.
Risk Factors (page 19)
In evaluating the merger agreement, the merger or the issuance of First Financial common shares, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 19.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in or incorporated by reference into this proxy statement/prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Exchange Act, with respect to First Financial’s and BankFinancial’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; estimates of future costs and benefits of the actions First Financial or BankFinancial may take; assessments of probable losses on loans; First Financial’s and BankFinancial’s assessments of interest rate and other market risks; First Financial’s and BankFinancial’s ability to achieve their financial and other strategic goals; the expected timing of completion of the proposed merger; the expected cost savings, synergies and other anticipated benefits from the proposed merger; and other statements that are not historical facts.
Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “plan,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “position,” “proposed,” “would,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which may change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed merger.
Additionally, forward-looking statements speak only as of the date they are made; First Financial and BankFinancial do not assume any duty, and do not undertake, to update such forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of First Financial and BankFinancial. Such statements are based upon the current beliefs and expectations of the management of First Financial and BankFinancial and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement; any litigation or unexpected liabilities relating to the merger or either party to the merger; the possibility that the proposed merger will not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger); the ability of First Financial and BankFinancial to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed merger; the risk that any announcements relating to the proposed merger could have adverse effects on the market price of the common stock of either or both parties to the proposed merger; First Financial’s share price could change before closing of the merger due to, among other things, stock market movements, macro-economic or political factors, the Westfield acquisition, or the performance of financial companies and peer group companies, over which First Financial has no control; the possibility that the anticipated benefits of the proposed merger will not be fully realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the businesses of First Financial, BankFinancial and Westfield or as a result of changes in general economic and market conditions, interest rates, or banking regulations, and the degree of competition in the geographic and business areas in which First Financial and BankFinancial operate; certain restrictions during the pendency of the proposed merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the effects of disruption to First Financial’s and BankFinancial’s respective businesses and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate BankFinancial’s and potentially Westfield’s operations and those of First Financial; the possibility that such integration may be more difficult, time consuming or costly than expected; the possibility that revenues following the proposed merger may be lower than expected; the possibility that First Financial and BankFinancial may not succeed in executing their respective business plans and strategies and managing the risks involved in the foregoing; the impact of dilution caused by First Financial’s issuance of additional shares of its capital stock in connection with the proposed merger and the Westfield acquisition; the effects of the announcement, pendency or completion of the proposed merger on the ability of First Financial to retain customers, including customers from BankFinancial and potentially Westfield, and to retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; uncertainties as to the value of the merger consideration; economic, market, liquidity, credit, interest rate, operational and technological risks associated with the First Financial’s and BankFinancial’s respective businesses; future credit quality and performance, including expectations regarding future loan losses and allowance for credit losses; the impact of re-pricing and competitors’ pricing initiatives on loan and deposit products; less than anticipated loan and lease growth; for any significant credit exposure, borrower-specific adverse developments with respect to the adequacy of cash flows, liquidity or collateral; the inherent credit risks of lending activities, including risks that could cause changes in the level and direction of loan delinquencies and charge-offs; declines in real estate values that adversely impact the value of loan collateral, other real estate owned, asset dispositions and the level of borrower equity in their investments; financial services reform and other current, pending or future legislation or regulation that could have a negative effect on First Financial’s and BankFinancial’s respective revenues and businesses, including the Dodd-Frank Act and other legislation and regulation relating to the banking industry, including bank products and services; the ability of First Financial and BankFinancial to effectively execute their business plans; future mergers and acquisitions, including costs or difficulties related to the integration of future acquired companies, as well as the possibility that any of the anticipated benefits of such acquisitions will not be realized or will not be realized within the expected time period; the effect of changes in accounting policies and practices; changes in consumer spending, borrowing and saving and changes in unemployment; changes in customers’ performance and creditworthiness; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; current and future economic and market conditions, including the effects of changes in housing prices, fluctuations in unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, tariffs or other domestic or international governmental policies and any retaliatory responses, and any slowdown in global economic growth; the impact of any future pandemic, epidemic, or similar public health threat on First Financial’s and BankFinancial’s respective businesses, operations and financial performance; capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and the ability to generate capital internally or raise capital on favorable terms; the effect of the current interest rate environment or changes in interest rates or in the level or composition of assets or liabilities on net interest income, net interest margin and mortgage originations, mortgage servicing rights and mortgage loans held for sale; the effect of a fall in stock market prices on brokerage, asset and wealth management businesses; a failure in or breach of operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyber-attacks; the effect of changes in the level of checking or savings account deposits on funding costs and net interest margin; results of supervisory monitoring or examinations by regulatory authorities, including the possibility that a regulatory authority could, among other things, require an increase in allowance for credit losses or adversely change loan classifications, write-down assets, reduce credit concentrations or maintain specific capital levels; changes in U.S. government or state government budgets, appropriations or funding allocation policies or practices affecting credit exposures to U.S. government or state governments, agencies or related entities, or borrowers’ dependent on the receipt of Federal or State appropriations, including but not limited to, defense, healthcare, transportation, education and law enforcement programs; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System (the “FRB”); factors affecting First Financial’s or BankFinancial’s ability to retain or access deposits or cost-effective funding, including changes in public confidence, withdrawals of deposits not insured by the Federal Deposit Insurance Corporation or the availability of other borrowing sources for any reason; higher federal deposit insurance premiums; and the ability of First Financial and BankFinancial to develop and execute effective business plans and strategies.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that First Financial and BankFinancial have filed with the SEC as described under “Where You Can Find More Information” beginning on page 119.
First Financial and BankFinancial expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17, BankFinancial stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the merger proposal.
Risks Relating to the Consummation of the Merger and First Financial Following the Merger
Because the market price of First Financial common shares will fluctuate, BankFinancial stockholders cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of BankFinancial common stock issued and outstanding immediately prior to the effective time of the merger, except for shares of BankFinancial common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, by BankFinancial or First Financial in respect of debts previously contracted, will be converted into the right to receive 0.480 of a First Financial common share. This exchange ratio is fixed and will not be adjusted for changes in the market price of either First Financial common shares or BankFinancial common stock. Changes in the price of First Financial common shares between now and the time of the merger will affect the value that BankFinancial stockholders will receive in the merger. Neither First Financial nor BankFinancial is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Financial common shares or BankFinancial common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Financial’s and BankFinancial’s businesses, operations and prospects, the performance of peer companies and other financial companies, the Westfield acquisition, volatility in the prices of securities in global financial markets, including market prices of First Financial, BankFinancial, and other banking companies, and regulatory considerations and tax laws, many of which are beyond First Financial’s and BankFinancial’s control. Therefore, at the time of the special meeting, BankFinancial stockholders will not know the market value of the merger consideration that BankFinancial stockholders will receive at the effective time. You should obtain current market quotations for First Financial common shares (Nasdaq: FFBC) and for shares of BankFinancial common stock (Nasdaq: BFIN).
The market price of First Financial common shares after the merger may be affected by factors different from those currently affecting the First Financial common shares or BankFinancial common stock.
In the merger, BankFinancial stockholders will become First Financial shareholders. First Financial’s business differs from that of BankFinancial and certain adjustments may be made to First Financial’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of First Financial common shares after the completion of the merger and/or the Westfield acquisition may be affected by factors different from those currently affecting the independent results of operations of each of First Financial and BankFinancial. For a discussion of the businesses of First Financial and BankFinancial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 119.
The opinion delivered by KBW to BankFinancial’s board of directors prior to the signing of the merger agreement does not reflect changes in circumstances that may have occurred since the date of the opinion.
The opinion from KBW, BankFinancial’s financial advisor, to BankFinancial’s board of directors was delivered on and dated August 11, 2025. Changes in the operations and prospects of First Financial or BankFinancial, general market and economic conditions or other changes may alter the relative value of First Financial or BankFinancial, or the prices of First Financial common shares and shares of BankFinancial common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion of BankFinancial’s financial advisor, please see “The Merger — Opinion of BankFinancial’s Financial Advisor” beginning on page 44.

First Financial and BankFinancial are expected to incur substantial costs related to the merger and integration.
First Financial and BankFinancial have incurred and expect to incur substantial non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either First Financial or BankFinancial regardless of whether the merger is completed. See “The Merger Agreement — Expenses and Fees” beginning on page 83.
In addition, the combined company will incur integration costs following the completion of the merger as First Financial and BankFinancial integrate their businesses, including facilities, and systems, consolidation costs and employment-related costs. First Financial and BankFinancial may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While First Financial and BankFinancial have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.
In addition, the successful integration of First Financial and Westfield will depend on a number of factors, including factors similar to those outlined above with respect to the merger, and the integration of First Financial and BankFinancial could be affected by First Financial’s potential integration of Westfield.
Combining First Financial and BankFinancial may be more difficult, costly or time consuming than expected, and First Financial may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated benefits from combining the businesses of First Financial and BankFinancial. To realize the anticipated benefits from the merger, First Financial must successfully integrate BankFinancial into its existing businesses and, in particular, integrate BankFinancial into its risk management framework, compliance systems and corporate culture, in a manner that permits the anticipated benefits to be realized and that does not materially disrupt existing customer relationships or result in decreased revenues due to the loss of customers. If First Financial is not able to successfully achieve these objectives for any reason, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual benefits of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the merger, the other transactions contemplated by the merger agreement, and the Westfield acquisition, as well as any delays encountered in the integration process of BankFinancial or Westfield, could have an adverse effect upon the revenues, levels of expenses and operating results of First Financial following the completion of the merger, which may adversely affect the value of the common shares of First Financial following the completion of the merger.
First Financial and BankFinancial have operated and, until the effective time, must continue to operate independently.
It is possible that the integration process could result in the loss of key BankFinancial employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect each company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between First Financial, BankFinancial and Westfield may also divert management attention and resources. These integration matters could have an adverse effect on each of First Financial, BankFinancial and Westfield during this transition period and on First Financial for an undetermined period after the completion of the merger. First Financial’s results following the merger may suffer if it does not effectively manage its expanded operations.
Following the merger and, potentially, the Westfield acquisition, the size of the business of First Financial will increase beyond its current size. First Financial’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. First Financial may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that First Financial will be successful or that it will realize the expected benefits currently anticipated from the merger or the Westfield acquisition.
The combined company may be unable to retain First Financial and/or BankFinancial personnel successfully after the merger is completed.
The success of the merger will depend in part on First Financial’s ability to retain the talents and dedication of key employees currently employed by BankFinancial. It is possible that these employees may decide not to remain with BankFinancial while the merger is pending or with First Financial after the merger. If First Financial and BankFinancial are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, First Financial and BankFinancial could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, First Financial’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause First Financial’s business to suffer. First Financial and BankFinancial also may not be able to locate or retain suitable replacements for any key employees who leave either company.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on First Financial following the merger.
Before the merger and the bank merger may be completed, various approvals and consents must be obtained from the FRB, the OCC, the Ohio Department of Commerce, Division of Financial Institutions (the “ODFI”), and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 66. First Financial submitted applications to the FRB and the ODFI in connection with the merger and the bank merger on or about September 19, 2025.
These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. Additionally, over the past several years, mergers of banking organizations have encountered greater regulatory, governmental and community scrutiny and have taken substantially longer to receive the necessary regulatory approvals and other required governmental clearances than in the past.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of First Financial’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of First Financial following the merger or otherwise reducing the anticipated benefits of the merger if the merger were consummated successfully within the expected time frame. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither First Financial nor BankFinancial, nor any of their respective subsidiaries, is permitted (without the written consent of the other party) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger. See “The Merger — Regulatory Approvals” beginning on page 66.
Certain of BankFinancial’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of BankFinancial stockholders.
BankFinancial stockholders should be aware that some of BankFinancial’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of BankFinancial stockholders generally. These interests and arrangements may create potential conflicts of interest. The BankFinancial board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and the other transactions contemplated by the merger agreement, and in recommending that BankFinancial stockholders vote to approve the merger and the other transactions contemplated by the merger agreement. For a more complete description of these interests, please see “The Merger — Interests of Certain BankFinancial Directors and Executive Officers in the Merger” beginning on page 63.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval by BankFinancial stockholders of the merger proposal; (ii) authorization for listing on Nasdaq of the First Financial common shares to be issued in the merger, subject to official notice of issuance; (iii) the receipt of the requisite regulatory approvals, including the approval of the FRB and the ODFI; (iv) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (d) the absence of any material adverse effect with respect to First Financial or BankFinancial.
These conditions to closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite stockholder approvals, or First Financial or BankFinancial may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 82.
First Financial can provide no assurance that the merger and/or the Westfield acquisition will be consummated. The merger is not a condition of the closing of the Westfield acquisition nor is the closing of the Westfield acquisition a condition to the closing of the merger.
Failure to complete the merger could negatively impact First Financial and/or BankFinancial.
If the merger is not completed for any reason, including as a result of BankFinancial stockholders failing to approve the merger proposal, there may be various adverse consequences, and First Financial and/or BankFinancial may experience negative reactions from the financial markets and from their respective customers, employees and stockholders. For example, First Financial’s or BankFinancial’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of First Financial common shares or BankFinancial common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. First Financial and/or BankFinancial also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against First Financial or BankFinancial to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, BankFinancial may be required to pay a termination fee of $5.0 million to First Financial.
Additionally, each of First Financial and BankFinancial has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, First Financial and BankFinancial would have to pay these expenses without realizing the expected benefits of the merger.
First Financial and BankFinancial will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Financial and BankFinancial. These uncertainties may impair First Financial’s or BankFinancial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Financial or BankFinancial to seek to change existing business relationships with First Financial or BankFinancial. In addition, subject to certain exceptions, First Financial and BankFinancial have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent First Financial and/or BankFinancial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 73 for a description of the restrictive covenants applicable to First Financial and BankFinancial.
The announcement of the proposed merger could disrupt First Financial’s and BankFinancial’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on First Financial’s and BankFinancial’s businesses include the following:
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their employees may experience uncertainty about their future roles, which might adversely affect First Financial’s and BankFinancial’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which First Financial and BankFinancial maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with First Financial and BankFinancial or fail to extend an existing relationship with First Financial and BankFinancial; and

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First Financial and BankFinancial have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The merger agreement limits BankFinancial’s abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire BankFinancial.
The merger agreement contains “no shop” covenants that restricts BankFinancial’s ability to directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary or statutory duties by BankFinancial’s board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $5.0 million termination fee payable by BankFinancial under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of BankFinancial from considering or proposing that acquisition. For more information, see “The Merger Agreement — Meeting; Recommendation of BankFinancial’s Board of Directors” and “The Merger Agreement — Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” beginning on pages 79 and 80, respectively.
The First Financial common shares to be received by BankFinancial stockholders as a result of the merger will have different rights from the shares of BankFinancial common stock.
In the merger, BankFinancial stockholders will become First Financial shareholders, and their rights as shareholders will be governed by Ohio law and the governing documents of the combined company following the merger. The rights associated with First Financial common shares are different from the rights associated with BankFinancial common stock. See “Comparison of the Rights of First Financial Shareholders and BankFinancial Stockholders” beginning on page 92 for a discussion of the different rights associated with First Financial common shares.
First Financial shareholders and BankFinancial stockholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and, potentially, the Westfield acquisition and will exercise less influence over management.
First Financial shareholders and BankFinancial stockholders currently have the right to vote in the election of the board of directors and on other matters affecting First Financial and BankFinancial, respectively. When the merger is completed, each First Financial shareholder and each BankFinancial stockholder will become a holder of common shares of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either First Financial or BankFinancial individually, as applicable, prior to the consummation of the merger. Based on the number of First Financial common shares and BankFinancial common stock outstanding as of the close of business on the record date, and based on the number of First Financial common shares expected to be issued in the merger, the former BankFinancial stockholders as a group are estimated to own approximately 6% of the fully diluted common shares of the combined company immediately after the merger, and current First Financial shareholders, as a group, are estimated to own approximately 94% of the fully diluted common shares of the combined company immediately after the merger. If the Westfield acquisition is consummated, BankFinancial stockholders and First Financial shareholders will own an even smaller percentage of the outstanding First Financial common shares immediately after the Westfield acquisition. Because of this, BankFinancial stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of BankFinancial, and First Financial shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of First Financial.
Issuance of First Financial common shares may adversely affect the market price of First Financial common shares.
In connection with the payment of the merger consideration, First Financial expects to issue approximately [      ] First Financial common shares to BankFinancial stockholders. The issuance of these new First Financial common shares may result in fluctuations in the market price of First Financial common shares, including a share price decrease.
In addition, First Financial will be able to issue additional common shares in the future, which may adversely affect the market price of First Financial common shares and dilute the holdings of existing First

Financial shareholders. First Financial may issue additional common shares in connection with another acquisition, to increase its capital resources or if First Financial’s or First Financial Bank’s capital ratios fall below or near the regulatory required minimums. Additional common share offerings may dilute the holdings of First Financial’s existing shareholders or reduce the market price of First Financial common shares, or both. First Financial may also issue First Financial preferred shares, which may be viewed as having adverse effects upon the holders of common shares.
BankFinancial stockholders will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under Maryland law, BankFinancial stockholders are not entitled to appraisal rights in connection with the merger.
Stockholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of First Financial and BankFinancial.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on First Financial’s and BankFinancial’s respective liquidity and financial condition. Although First Financial and BankFinancial are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting First Financial or BankFinancial from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction could delay or prevent the effectiveness of the merger and could result in significant costs to First Financial and/or BankFinancial, including any cost associated with the indemnification of directors and officers of each company. Even if such injunction is eventually lifted and the merger is later completed, the resulting delays and costs incurred may continue to affect the combined company following the completion of the merger.
Additionally, there can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, resulting in the recognition by BankFinancial’s stockholders of taxable gain or loss in respect of their BankFinancial common stock.
First Financial and BankFinancial intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. First Financial and BankFinancial, as a condition to closing, will each obtain an opinion from their respective legal counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions do not bind the Internal Revenue Service (the “IRS”) or the courts or prevent either from taking a contrary position. Neither First Financial nor BankFinancial has requested and neither intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Furthermore, if the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to BankFinancial stockholders would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each BankFinancial stockholder would recognize taxable gain or loss upon the exchange of their BankFinancial common stock for First Financial common shares. The consequences of the merger to any particular stockholder will depend on that stockholder’s individual situation. You are strongly urged to consult your own tax advisor to determine the particular tax consequences of the merger to you in light of your own circumstances if the merger fails to qualify as a “reorganization.”
Risks Relating to First Financial’s Business
You should read and consider risk factors specific to First Financial’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of First Financial’s Annual Report on Form 10-K for the year ended December 31, 2024, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of First Financial’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to BankFinancial’s Business
You should read and consider risk factors specific to BankFinancial’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of BankFinancial’s Annual Report on Form 10-K for the year ended December 31, 2024, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of BankFinancial’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING
This section contains information for BankFinancial stockholders about the special meeting that BankFinancial has called to allow BankFinancial stockholders to consider and vote on the merger proposal, the compensation proposal and the adjournment proposal. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the BankFinancial board of directors is soliciting for exercise by BankFinancial stockholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The special meeting will be held on [           ] [  ], 2025 at [           ]:[  ][  ] [a.m./p.m.], Central Time at [                 ].
Matters to Be Considered
At the special meeting, BankFinancial stockholders will be asked to consider and vote upon the following proposals:
•
the merger proposal;

•
the compensation proposal; and

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the adjournment proposal.

Recommendation of BankFinancial’s Board of Directors
The BankFinancial board of directors recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See “The Merger — BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors” beginning on page 40 for a more detailed discussion of the BankFinancial board of directors’ recommendation.
Record Date and Quorum
The BankFinancial board of directors has fixed the close of business on [        ] [  ], 2025 as the record date for the determination of BankFinancial stockholders entitled to notice of and to vote at the special meeting. As of the record date, there were [12,460,678] shares of BankFinancial common stock outstanding.
The presence at the special meeting, either by attendance in person or by proxy, of holders of a majority of the shares of BankFinancial common stock that are outstanding and entitled to vote as of the record date will constitute a quorum for the transaction of business at the special meeting.
At the special meeting, each share of BankFinancial common stock is entitled to one vote on all matters properly submitted to BankFinancial stockholders.
As of the close of business on the record date, BankFinancial directors, executive officers and their affiliates owned and were entitled to vote approximately [      ] shares of BankFinancial common stock, representing [      ]% of the outstanding shares of BankFinancial common stock.
We currently expect that BankFinancial’s directors and executive officers will vote their shares in favor of the merger proposal, the compensation proposal and the adjournment proposal, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, BankFinancial does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum. If your bank, broker, trustee or other nominee holds your shares of BankFinancial common stock in “street name,” such entity will vote your shares of BankFinancial common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee.
Vote Required; Treatment of Abstentions and Failure to Vote
Merger proposal:
•
Vote required:   Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of shares of BankFinancial common stock entitled to vote thereon. Approval of the merger proposal is a condition to the completion of the merger.

•
Effect of abstentions and failure to vote:   If a BankFinancial stockholder is present at the special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the merger proposal (i.e. a broker non-vote), it will have the same effect as a vote “AGAINST” the merger proposal.

Compensation proposal:
•
Vote required:   Approval, on an advisory (non-binding) basis, of the compensation proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting. Approval of the compensation proposal is not a condition to the completion of the merger.

•
Effect of abstentions and failure to vote:   If a BankFinancial stockholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions (i.e. a broker non-vote) how to vote with respect to the compensation proposal, it will have no effect on such proposal.

Adjournment proposal:
•
Vote required:   Approval of the adjournment proposal requires the affirmative vote of a majority of all the votes cast on the matter at the special meeting. Approval of the adjournment proposal is not a condition to the completion of the merger.

•
Effect of abstentions and failure to vote:   If a BankFinancial stockholder is present at the special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions (i.e. a broker non-vote) how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

Attending the Special Meeting
You are entitled to attend the special meeting if you were a stockholder of record at the close of business on the record date (i.e., a “record holder”) or you held your BankFinancial common stock beneficially in the name of a bank, broker, trustee or other nominee as of the record date (i.e., a “beneficial owner”).
If you hold your shares of BankFinancial common stock in your name as a stockholder of record and you wish to attend the special meeting, please bring evidence of your stock ownership, such as your most recent account statement, to the special meeting. You should also bring a valid picture identification.
If you are a beneficial owner, you must obtain a legal proxy from the bank, broker, trustee or other nominee and you will need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. You should also bring a valid picture identification. See “— Shares Held in Street Name” below for further information.

Under BankFinancial’s established rules for stockholders’ meetings, BankFinancial reserves the right to reject questions it deems inappropriate or not relevant to the proposals to be voted upon at the special meeting.
Proxies
A holder of BankFinancial common stock may vote in advance by proxy or during the special meeting. If you hold your shares of BankFinancial common stock in your name as a record holder, to submit a proxy, you, as a holder of BankFinancial common stock, may use one of the following methods:
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by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

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through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•
by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

We request that BankFinancial stockholders authorize a proxy by telephone, via the internet or by completing and signing the accompanying proxy card and returning it to BankFinancial as soon as possible in the enclosed postage-paid envelope whether or not you plan to attend the meeting. When the accompanying proxy card is returned properly executed, the shares of BankFinancial common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may submit your voting instructions by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or authorize a proxy via the internet or by telephone, whether or not you plan to attend the special meeting in person. Sending in your proxy card or authorizing a proxy by telephone or via the internet will not prevent you from attending the meeting or voting your shares at the special meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of BankFinancial common stock on behalf of their customers may not give a proxy to BankFinancial to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the special meeting, including the merger proposal, the compensation proposal and the adjournment proposal.
Revocability of Proxies
If you directly hold shares of BankFinancial common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the meeting. You can do this by:
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submitting a written statement that you would like to revoke your proxy to the corporate secretary of BankFinancial that is received by the corporate secretary prior to the start of the special meeting;

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properly signing and returning a proxy card with a later date;

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attending the special meeting in person and voting at the special meeting; or

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authorizing a proxy by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
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contacting your bank, broker, trustee or other nominee; or

•
attending the special meeting and voting if you have your legal proxy provided by your bank, broker, trustee or other nominee.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by BankFinancial after the voting polls are closed at the special meeting will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to BankFinancial Corporation, 60 North Frontage Road, Burr Ridge, Illinois 60527. Attention: Corporate Secretary. If the special meeting is postponed or adjourned, it will not affect the ability of BankFinancial stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to BankFinancial stockholders residing at the same address, unless such stockholders have notified BankFinancial of their desire to receive multiple copies of the proxy statement/prospectus.
BankFinancial will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any BankFinancial stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to BankFinancial’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.
Solicitation of Proxies
First Financial and BankFinancial will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, BankFinancial has retained MacKenzie Partners, Inc., and will pay them a fee of $18,000 plus reasonable expenses for these services. BankFinancial and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of BankFinancial common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of BankFinancial. No additional compensation will be paid to BankFinancial’s directors, officers or employees for solicitation.
You should not send in any BankFinancial stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to BankFinancial stockholders as soon as practicable after the completion of the merger.
Other Matters to Come Before the Special Meeting
BankFinancial management knows of no other business to be presented at the special meeting, but if any other matters are properly presented at the special meeting or any postponements or adjournments thereof, the persons named in the proxies will vote upon them in accordance with the BankFinancial board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact the Corporate Secretary at BankFinancial Corporation, 60 North Frontage Road, Burr Ridge, Illinois 60527, ([    ]) [    ] -[    ], BFIN@bankfinancial.com or BankFinancial’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

PROPOSAL 1: MERGER PROPOSAL
Pursuant to the merger agreement, BankFinancial is asking its stockholders to approve the merger and the other transactions contemplated by the merger agreement. BankFinancial stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the BankFinancial board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of BankFinancial and BankFinancial stockholders. See “The Merger — BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors” beginning on page 40 for a more detailed discussion of the BankFinancial board of directors’ recommendation.
The approval of the merger proposal by BankFinancial stockholders is a condition to the completion of the merger.
The BankFinancial board of directors unanimously recommends a vote “FOR” the merger proposal.

PROPOSAL 2: COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, BankFinancial is seeking non-binding, advisory stockholder approval of the compensation of BankFinancial’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of Certain BankFinancial Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to BankFinancial’s Named Executive Officers in Connection with the Merger” beginning on page 65. The proposal gives BankFinancial stockholders the opportunity to express their views on the merger-related compensation of BankFinancial’s named executive officers.
Accordingly, BankFinancial is asking BankFinancial stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the BankFinancial named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain BankFinancial Directors and Executive Officers in the Merger — Potential Payments and Benefits to BankFinancial’s Named Executive Officers in Connection with the Merger,” are hereby APPROVED.”
The advisory vote on the compensation proposal is a vote separate and apart from the votes on the merger proposal and the adjournment proposal. The approval of the compensation proposal by BankFinancial stockholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to BankFinancial’s named executive officers to the extent payable in accordance with the terms of their compensation arrangements even if BankFinancial stockholders fail to approve the advisory vote regarding merger-related compensation.
The BankFinancial board of directors unanimously recommends a vote “FOR” the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to BankFinancial stockholders.
If, at the special meeting, the number of shares of BankFinancial common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, BankFinancial intends to move to adjourn the special meeting in order to enable the board of directors to solicit additional proxies for approval of the merger proposal. In that event, BankFinancial will ask BankFinancial stockholders to vote upon the adjournment proposal, but not the merger proposal or the compensation proposal.
In this proposal, BankFinancial is asking BankFinancial stockholders (i) if there are not sufficient votes at the time of the special meeting to approve the merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to BankFinancial stockholders, to approve the adjournment of the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from BankFinancial stockholders who have previously voted. Pursuant to the BankFinancial bylaws, the special meeting may be adjourned without notice other than announcement at the special meeting, but if the adjournment is for more than 120 days after the original record date, a new record date must be set and a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.
The approval of the adjournment proposal by BankFinancial stockholders is not a condition to the completion of the merger.
The BankFinancial board of directors unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES
First Financial
First Financial is a financial holding company headquartered in Cincinnati, Ohio. First Financial primarily operates through First Financial Bank, an Ohio-chartered commercial bank with 128 full service banking centers at June 30, 2025.
First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. The Commercial Finance business lends to targeted industry verticals and has a national geographic footprint. Wealth Management, operating under the brand of Yellow Cardinal Advisory Group, had $3.8 billion in assets under management as of June 30, 2025, and provides the following services: financial planning, investment management, trust administration, estate settlement, business succession planning services, brokerage services and retirement planning.
As of June 30, 2025, First Financial had $18.6 billion in assets, $11.8 billion in loans, $14.4 billion in deposits and $2.6 billion in shareholders’ equity.
First Financial common shares are traded on Nasdaq under the symbol “FFBC.” The principal executive offices of First Financial are located at 255 East Fifth Street, Suite 900, Cincinnati, Ohio, 45202, and its telephone number is (877) 322-9530.
Pending Acquisition of Westfield
On June 23, 2025, First Financial announced that it entered into a stock purchase agreement, by and between First Financial and Ohio Farmers Insurance Company, an Ohio insurance company, as the sole owner of Westfield. Under the terms of the definitive agreement, First Financial will acquire all of the issued and outstanding equity securities of Westfield in exchange for (i) 2,753,094 First Financial common shares, equal to $65.0 million based on the volume weighted average price per First Financial common share on Nasdaq for ten consecutive trading days ending on the trading day immediately preceding the date of the definitive agreement, and (ii) a cash payment of $260.0 million, for a total purchase price of $325.0 million. The Westfield acquisition is expected to close in the fourth quarter of 2025. Completion of the Westfield acquisition is subject to customary closing conditions, including receipt of required regulatory approvals. No First Financial shareholder approval is required, and the sole owner of Westfield has approved the Westfield acquisition.
BankFinancial
BankFinancial is a bank holding company headquartered in Burr Ridge, Illinois. BankFinancial primarily operates through BankFinancial NA, a national bank.
BankFinancial NA is a full-service, national bank providing banking, financial planning and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, healthcare finance, equipment finance, commercial real estate finance and treasury management business customers. BankFinancial NA offers its customers a broad range of loan, deposit, trust and other financial products and services through 18 full-service banking offices located in Cook, DuPage, Lake and Will Counties, Illinois and through its website, www.bankfinancial.com.
As of June 30, 2025, BankFinancial had $1.4 billion in assets, $805.1 million in loans, $1.2 billion in deposits and $1.4 billion in stockholders’ equity.
BankFinancial common stock is traded on Nasdaq under the symbol “BFIN.” The principal executive offices of BankFinancial are located at 60 North Frontage Road, Burr Ridge, Illinois 60527, and its telephone number is (800) 894-6900.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referenced herein for a more complete understanding of the merger. In addition, First Financial and BankFinancial incorporate important business and financial information about each company into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 119.
Terms of the Merger
Each of First Financial’s and BankFinancial respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, BankFinancial will merge with and into First Financial, with First Financial as the surviving corporation. Following the merger, First Financial Bank and BankFinancial, National Association, a national banking association and wholly owned subsidiary of BankFinancial, will merge with First Financial Bank as the surviving bank.
Each share of BankFinancial common stock issued and outstanding immediately prior to the effective time, except for shares of BankFinancial common stock owned by BankFinancial or First Financial (other than shares held in a fiduciary or agency capacity or in respect of debts previously contracted), will be converted into the right to receive 0.480 of a First Financial common share. Holders of shares of BankFinancial common stock who would otherwise be entitled to receive a fractional First Financial common share in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing price of First Financial common shares on NASDAQ for the five full trading days ending on the day immediately prior to the closing date by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of First Financial common share that such stockholder would otherwise be entitled to receive.
BankFinancial stockholders are being asked to approve the merger proposal. See the section entitled “The Merger Agreement” beginning on page 69 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The BankFinancial board of directors and its senior management have periodically reviewed the business and regulatory environments and its strategic alternatives. From time to time, these reviews involved discussions with representatives of KBW, a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other strategic matters. KBW has provided financial advisory services to BankFinancial since 2019. During these discussions with BankFinancial, representatives of KBW provided information regarding the mergers and acquisitions environment, including multiples and premiums being paid, and potential transaction partners for BankFinancial.
BankFinancial also considered specific merger and acquisition opportunities, including a potential sale of BankFinancial to Company A, a bank holding company located in the Midwest, which discussions were initiated in April, 2023 and were terminated by Company A in November, 2023 due to the market conditions for its stock at that time.
Following the conclusion of these discussions in November, 2023, a special meeting of the BankFinancial board of directors was held on December 14, 2023, with representatives of KBW in attendance, regarding BankFinancial’s strategic direction. The BankFinancial board of directors reviewed various items, including updated information with respect to trends in the banking industry and an overview of the mergers and acquisitions market, including credit union activity. The board of directors also discussed various topics, including the risks and challenges associated with continued independence, including those related to BankFinancial’s lending strategy, board of directors and management succession planning and addressing upcoming changes involving BankFinancial NA’s core banking, branch banking and online banking technology platforms. Additionally, the board of directors discussed other opportunities for a strategic business combination of BankFinancial with another financial institution, structured either as a merger or a sale of BankFinancial. The board of directors determined that given the broad range of considerations, possibilities and outcomes, it would establish a multi-stage process to evaluate the scope and extent of actual interest by market participants in a strategic business combination with BankFinancial prior to when critical long-term business decisions and investments would need to be made.
At meetings held January 25, 2024, and February 8, 2024, the board of directors discussed general merger-related matters. On April 4, 2024, the board of directors of BankFinancial unanimously approved engaging KBW as BankFinancial’s financial advisor in connection with its multi-stage process, which process began with evaluating potential transaction structures and identifying potential transaction partners for BankFinancial with KBW’s assistance.
During the second quarter of 2024, KBW, acting as BankFinancial’s financial advisor, contacted four credit unions and one bank (the “Tier 1 institutions”) in accordance with BankFinancial’s directives. The Tier 1 institutions were identified based on the potential of their interest in acquiring BankFinancial NA and the relative strength of their financial capacity to consummate a strategic transaction. None of the Tier 1 credit unions contacted by KBW expressed an interest in a potential transaction, primarily due to the relatively large asset size of BankFinancial when compared to the typical bank acquired by credit unions as well as concerns about the ability to obtain regulatory approval of a large commercial bank acquisition.
On May 21, 2024, KBW received an inquiry from a bank holding company headquartered in the Midwest United States (“Company B”), that indicated that it was interested in submitting a pre-emptive proposal to partner with BankFinancial. Following discussions regarding a confidentiality agreement and the scope of due diligence deemed necessary by Company B, on July 5, 2024, BankFinancial and Company B entered into a confidentiality agreement. The confidentiality agreement included customary standstill provisions applicable to Company B, which provisions ceased to apply to Company B if BankFinancial entered into a definitive business combination agreement with a third party (i.e., the agreements did not contain “don’t ask, don’t waive” provisions). Company B was granted access to a limited amount of due diligence materials, including financial information, to facilitate the submission of a pre-emptive proposal.
At a regular meeting held July 25, 2024, with representatives of KBW in attendance, the BankFinancial board of directors received a process update, which included information on merger and acquisition activity (focusing on the Midwest in particular). In addition to the Tier 1 institutions, the board of directors reviewed four other potential institutions with possible interest in BankFinancial, based in part on publicly available data previously compiled by representatives of KBW with respect to 12 banking institutions and credit unions that could potentially have interest in acquiring BankFinancial but with more limited financial capacity or lower likelihood of interest in a strategic transaction (the “Tier 2 Institutions”). The BankFinancial board of directors and KBW representatives discussed the ongoing conversations with Company B and also discussed the hesitancy of certain institutions to engage in discussions regarding strategic transactions given the economic uncertainty at the time.
In mid-September 2024, Company B indicated that they would not be able to submit a pre-emptive proposal to acquire BankFinancial at that time; however, Company B requested that it be included in any formal process initiated by BankFinancial in the future.
At a regular meeting held on October 31, 2024, with representatives of KBW in attendance, the BankFinancial board of directors undertook a comprehensive discussion regarding strategic matters, including a process update, considerations for initiating a comprehensive outreach process and financial matters relating to BankFinancial and a potential transaction. The BankFinancial board of directors also discussed the timing of the intended process and determined that the process should commence with indications of interest due by mid-December, 2024. The BankFinancial board of directors directed representatives of KBW to contact six bank holding companies in mid-November 2024, including a Midwestern banking institution which representatives of KBW had indicated was believed to have become interested in an entry into the Chicago, Illinois market. A confidential information memorandum that could be provided to potential merger partners was prepared and a virtual data room was established to be utilized by potential merger partners for the purpose of conducting the preliminary due diligence (including the sharing of limited confidential information) necessary to prepare non-binding indications of interest.
Of the six banking institutions contacted by representatives of KBW, five institutions executed a mutual confidentiality agreement (three of which were new institutions to the process). The remaining institution declined to execute the mutual confidentiality agreement because it preferred to focus its resources on opportunities larger than BankFinancial. Each agreement contained mutual non-solicitation provisions and customary standstill provisions that would require such party to refrain from pursuing actions related to the acquisition of control of BankFinancial. These provisions ceased to apply to the potential partner if BankFinancial entered into a definitive business combination agreement with a third party (i.e., the agreements did not contain “don’t ask, don’t waive” provisions). The five parties that executed a confidentiality agreement received the confidential information memorandum and were provided access to the virtual data room to conduct preliminary due diligence. First Financial received the confidential information memorandum on November 21, 2024 and was granted access to the virtual data room on December 3, 2024. In accordance with the instructions included in the confidential information memorandum, interested parties were directed to submit their written indications of interest (“IOI”) by December 18, 2024. The interested parties continued due diligence through December 2024.
On December 18, 2024, Company A, a bank holding company headquartered in the Midwest United States with whom BankFinancial had discussions in 2023, submitted an IOI with an implied value ranging from $12.50 to $13.00 for each share of BankFinancial common stock, including Company A’s willingness to provide up to 20% of the consideration in cash. The IOI did not offer representation on the board of directors for any BankFinancial director and confirmed that Company A would honor each of the employment agreements and change in control agreements entered into with BankFinancial’s employees, subject to due diligence. The IOI also provided for an initial 60-day period for exclusive negotiations between BankFinancial and Company A.
Company B declined to submit an IOI because it was in advanced discussions with another institution of a similar asset size.
On December 18, 2024, Company C, a bank holding company headquartered in the Midwest United States, submitted an IOI with proposed 100% stock consideration with an implied value of $12.75 for each share of BankFinancial common stock. Company C’s IOI did not offer representation on the board of directors for any BankFinancial director, indicated that Company C would honor all of BankFinancial’s existing employment agreements and provided for an initial 60-day period for exclusive negotiations between BankFinancial and Company C.
First Financial also submitted an IOI on December 18, 2024, proposing a 100% stock transaction with total consideration between $14.00 to $15.00, based on the $28.59 price per share of First Financial’s common stock as of the close of business on December 17, 2024. The IOI did not offer representation on the First Financial board of directors for any BankFinancial director but indicated First Financial’s willingness to discuss the establishment of a regional advisory board for certain BankFinancial directors. The IOI further indicated that First Financial would honor all of BankFinancial’s existing employee agreements and change-in-control packages. The IOI provided for an initial 60-day period for exclusive negotiations between BankFinancial and First Financial.
On December 20, 2024, at a special meeting held with representatives of KBW present, the BankFinancial board of directors reviewed a summary of the proposals received and discussed the information necessary to fully evaluate the proposals. The information reviewed included a summary of the outreach process and indications of interest received, the expected financial impact of the proposed transaction to the respective interested parties, a comparison to recent regional and nationwide bank mergers and acquisitions, financial matters relating to BankFinancial, and market and financial information for the respective buyers, including their relative liquidity in terms of daily average trading volumes compared to the number of shares to be received by BankFinancial stockholders. The board of directors also discussed with its outside Maryland corporate legal counsel the directors’ duties in general, as well as in a merger or similar strategic transaction.
Following this review and discussion, the BankFinancial board of directors approved the terms of the First Financial IOI, subject to clarification as to whether the pricing was for a fixed price or based on an exchange ratio.

On December 20, 2024, First Financial was informed that based on the First Financial IOI, BankFinancial would commence merger discussions on an exclusive basis and was asked to respond to BankFinancial’s inquiries about the First Financial IOI and to submit a revised IOI clarifying the exchange ratio.
On December 23, 2024, First Financial submitted a revised IOI, clarifying a proposed fixed stock consideration range of 0.490 to 0.525 shares for each share of BankFinancial common stock. BankFinancial accepted the revised IOI on December 24, 2024.
During late December 2024 and continuing through January 2025, First Financial continued to conduct due diligence, including through face-to-face meetings and conference calls between First Financial management and BankFinancial. On January 14, 2025, members of First Financial management met with members of BankFinancial management in Chicago, Illinois. On January 30, 2025, First Financial’s legal counsel distributed an initial draft of the merger agreement to BankFinancial’s legal counsel.
At a regular meeting held on January 30, 2025, the BankFinancial board of directors reviewed detail on various exchange ratio structures, including collars and walk-away rights, and received an update regarding pricing and due diligence.
In late January and early February 2025, as a result of its due diligence, First Financial expressed concern about the repricing risk for approximately $30 million (6%) of the BankFinancial multi-family residential loan portfolio based on stress testing conducted by First Financial. BankFinancial provided portfolio and loan-level data and analytical support for the multi-family portfolio, including the loans identified by First Financial as having elevated repricing risk. First Financial indicated that it intended to sell the multi-family loan portfolio based on its due diligence findings and for liquidity and portfolio redeployment purposes and the parties discussed a number of strategies for the sale of the multi-family loan portfolio including a forward sale, a single bulk sale following the closing of the proposed transaction or a sale though a securitization prior to the closing. During February and March 2025, BankFinancial, with the assistance of its financial advisors, explored the various loan sale and securitization alternatives and the expected pricing for each scenario.
On March 28, 2025, First Financial submitted a proposed amendment to its December, 2024 IOI specifying an exchange ratio of 0.490 shares of First Financial common stock for each share of BankFinancial common stock, which was within the range of First Financial’s original IOI. Additionally, the revised IOI specified First Financial’s intent to sell the multi-family loan portfolio following the closing of the transaction.
At a special meeting held on April 2, 2025, the BankFinancial board of directors reviewed the financial terms of the revised IOI with representatives of KBW. The board of directors noted the closing price of First Financial’s common stock was $24.82, a decline of 20% from the date of the original IOI that was consistent with a 19% decline in the KRX Regional Bank Index. The board of directors undertook an extensive discussion concerning the implications of announcing a transaction for a price (based on First Financial’s trading price at that time) below BankFinancial’s trading price and received input from outside legal counsel regarding the board of directors’ legal risks and duties in the context of such an announcement. The BankFinancial board of directors also reviewed with KBW representatives and BankFinancial management current earnings estimates and investment analyses from several public sources with respect to the prospects of future improvements in the First Financial stock price. Between April 2, 2025 and April 23, 2025, the parties continued discussions (including BankFinancial’s proposal to increase the proposed exchange ratio), and at a special meeting held on April 25, 2025, the BankFinancial board of directors accepted the proposed amendment to the non-binding IOI from First Financial, subject to confirmatory due diligence by First Financial, reverse due diligence by BankFinancial and the continued negotiation of a merger agreement.
Near the conclusion of confirmatory due diligence in late May, 2025, BankFinancial received a response from the U.S. Government on its pending Contract Disputes Act claim, including a settlement offer, which BankFinancial deemed inadequate based on its belief as to the merits of the claim and the amount of the settlement previously reached in its previous Contract Disputes Act claim. BankFinancial advised First Financial that it intended to file a complaint in the Court of Federal Claims and, accordingly,

BankFinancial would establish a specific reserve associated with the claim reflecting its discounted cash flow valuation of the claim, inclusive of the expected time for litigation and costs related to the litigation process. The parties conducted further negotiations with respect to this new development and on June 6, 2025, the parties discussed reducing the exchange ratio to 0.48 to account for the long-term inherent risks and financial impact associated with the claim. The parties then continued their efforts to complete confirmatory due diligence and reverse due diligence.
On June 19, 2025, First Financial advised BankFinancial that it intended to announce the acquisition of an institution located in northeast Ohio following an opportunity that had arisen during the second quarter of 2025. First Financial further advised BankFinancial that it had specifically discussed its plans with respect to both acquisitions with its regulators and that First Financial’s regulators had provided First Financial with a favorable initial reaction to the proposed acquisitions. At a special meeting held on June 20, 2025, the BankFinancial board of directors reviewed the information provided by First Financial and determined that BankFinancial would incorporate the financial impacts of the acquisition into its reverse due diligence analysis and monitor the market reaction following the formal announcement of the acquisition by First Financial. On June 23, 2025, First Financial announced the Westfield acquisition.
At a special meeting held on June 27, 2025, the board of directors of BankFinancial reviewed with representatives of KBW the financial information disclosed by First Financial with respect to the acquisition and the related market response. The board of directors determined that First Financial’s proposed acquisition of Westfield Bancorp should not impair First Financial’s ability to consummate a transaction with BankFinancial and that the initial market reaction to the acquisition was favorable; however, the board of directors would continue to monitor First Financial’s stock performance while proceeding with final confirmatory due diligence, reverse due diligence and merger agreement negotiations. The board of directors also reviewed updated due diligence information with respect to the proposed securitization of the BankFinancial multi-family loan portfolio, including the possibility of requesting that First Financial consider permitting BankFinancial to pay a special dividend to its stockholders at or prior to the closing of the proposed transaction only if the securitization resulted in a net purchase price for the pool of multifamily loans that was higher than the price that First Financial assumed in its projections. Although BankFinancial’s proposed approach would not impact the exchange ratio or the direct costs of the acquisition to First Financial, the special dividend would permit BankFinancial’s stockholders to receive additional economic value. However, BankFinancial acknowledged that the net proceeds from the securitization might not exceed the price assumed in First Financial’s projections, and that the securitization imposed certain regulatory responsibilities that would be assumed by First Financial until the outstanding balance of the securities were substantially repaid.
On July 1, 2025, BankFinancial’s legal counsel distributed a revised draft of the merger agreement to First Financial’s legal counsel. Throughout July 2025, the parties continued to negotiate the merger agreement, complete due diligence items, reverse due diligence items and disclosure schedules, and prepare amendments to employment agreements and change in control agreements. The amendments to employment and change of control agreements, which were initially proposed by BankFinancial to implement tax-related clarifications, also addressed certain revisions requested by First Financial to ensure continuity of service post-closing by the BankFinancial officers that were parties to such agreements. The parties further discussed the securitization of the multi-family loan portfolio, including the timing and costs. First Financial declined to proceed with the multi-family loan portfolio securitization for various reasons, including that the timing of the securitization process could exceed the anticipated period for regulatory approval of the merger and that it was not comfortable with the residual financial and legal risks and obligations. These matters were discussed by the BankFinancial board of directors at a special meeting held on July 14, 2025.
At a special meeting of the BankFinancial board of directors held on July 22, 2025, the board of directors reviewed with outside counsel the current form of the merger agreement and a comparison to the previous version reviewed by the board of directors and the current versions of the disclosure schedules related to the merger agreement.
At a special meeting of the BankFinancial board of directors held on July 24, 2025, the board of directors undertook a comprehensive review of: (a) information from its Maryland corporate counsel with respect to the duties of directors regarding merger transactions, and compliance with Maryland law concerning specific aspects of the merger agreement; (b) information from outside counsels with respect to the merger agreement and SEC compliance matters and (c) information from management with respect to reverse due diligence. Representatives of KBW also reviewed with the board of directors financial matters relating to the proposed merger transaction. The board of directors directed management and outside counsel to continue their efforts to complete the negotiations (including addressing the modifications to the employment and change of control agreements requested by First Financial to address the timing of the contemplated systems integration) and finalize the transaction documents for the board of directors’ consideration.
The boards of directors of BankFinancial and BankFinancial NA met on August 11, 2025, with representatives of KBW and legal counsel in attendance, to review the final merger agreement and ancillary documents, and to consider the approval of the merger agreement and the transactions contemplated by it. Before the meeting, the boards of directors had been provided with the proposed merger agreement and financial presentation materials prepared by KBW. The boards of directors discussed the pricing and other financial terms of the proposed merger agreement. Legal counsel again discussed the directors’ duties in connection with the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the BankFinancial board of directors an opinion, initially rendered verbally and confirmed in a written opinion dated August 11, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of BankFinancial common stock. The questions posed by the directors were answered by management, representatives of KBW or legal counsel, as appropriate. Legal counsel also discussed the proposed resolutions regarding the proposed merger that the independent members of the boards of directors (all directors except for Mr. Gasior) would be requested to approve, as well as the proposed resolutions regarding the proposed merger that the full boards of directors would be requested to approve. After further discussion, the independent members of the boards of directors voted unanimously to approve the merger agreement with First Financial in substantially the form presented and voted unanimously to approve the executive compensation arrangements for the named executive officers, including Mr. Gasior. Following this vote, and after considering the proposed merger agreement, and ancillary documents, and taking into consideration the matters discussed at the meeting and at prior meetings of the boards of directors, the boards of directors voted unanimously to approve the merger agreement in substantially the form presented, to approve the executive compensation arrangements for the named executive officers, including Mr. Gasior, to recommend that BankFinancial stockholders vote to approve the merger and the other transactions contemplated by the merger agreement, and to authorize management, with the assistance of counsel, to finalize and execute the merger agreement and all related documents.
On August 11, 2025, BankFinancial and First Financial executed the merger agreement and, following the closing of the stock market on the same day, issued a joint press release to publicly announce the execution of the merger agreement.
BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors
After careful consideration, the BankFinancial board of directors, at a special meeting held on August 11, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of BankFinancial and its stockholders, (ii) approved and adopted the merger agreement and (iii) recommended the approval by BankFinancial stockholders of the BankFinancial merger proposal.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that BankFinancial stockholders approve the merger proposal, the BankFinancial board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with BankFinancial management, as well as with BankFinancial’s financial and legal advisors, and considered a number of factors, including the following:
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each of BankFinancial’s and First Financial’s business, operations, financial condition, stock performance, asset quality, earnings, markets and prospects;

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the strategic rationale for the merger;

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the fact that BankFinancial and First Financial have similar strategic outlooks;

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the ability of the stockholders of BankFinancial to have increased liquidity due to, among other things, a larger market capitalization and greater trading volume;

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the fact that BankFinancial and First Financial each have strong management teams with cultural alignment and a complementary geographic footprint with no overlapping markets;

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the fact that BankFinancial’s and First Financial’s respective products, customers and businesses complement each other, bringing together strong community banking franchises that will give the combined bank significant low-cost core deposits and the potential for incremental revenue opportunities from the addition of each company’s unique businesses to further diversify revenue streams;

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the ability of the combined bank to have greater scale and efficiency that may enable it to attract additional customers and employees, increase its retail presence and have the ability to invest and spread increasing costs more effectively in technology, risk and compliance;

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the fact that BankFinancial stockholders will become shareholders of First Financial and will continue to share proportionately in the business successes of the legacy BankFinancial business, including in any potential future change of control transaction involving First Financial;

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its view that the combined company would have a stronger, deeper leadership team with complementary expertise to drive enhanced operational performance, strategic growth and risk management and its view that the combined company would have a strengthened ability to recruit and retain top-tier talent while offering colleagues more opportunities for career development and mobility;

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its knowledge of the current and prospective environment in the financial services industry in general, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on BankFinancial’s and the combined company’s potential growth, development, productivity and strategic options;

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its view with respect to other strategic alternatives potentially available to BankFinancial, including continuing as a stand-alone company, engaging in a strategic combination with another party or a sale to a potential acquirer, and its belief as to the availability of these alternatives and that any such available alternatives would not deliver the financial and operational benefits that could be achieved in the proposed merger with First Financial;

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its view that the cost savings and synergies created by the merger create material value for BankFinancial stockholders and enable reinvestment of additional capital;

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the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share (“EPS”), and the expectation that the tangible book value per share dilution from the merger would be earned back within a reasonable period following closing;

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the merger consideration offered by First Financial, which represented a 5.4% premium over the closing price of BankFinancial common stock on August 8, 2025, and 22.4x of its consensus estimated 2025 EPS;

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the fact that both BankFinancial and First Financial have similar commitments to their respective customers and communities;

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its belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, target markets, client service, credit, risk profiles, community commitment, and its belief that the complementary cultures will facilitate the successful integration of the two companies and implementation of the transaction;

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its review and discussions with BankFinancial’s management concerning BankFinancial’s due diligence examination of the operations, financial condition, credit quality, earnings, risk management and regulatory compliance programs and prospects of First Financial;

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the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

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the expectation that the transaction will be generally tax-free for United States federal income tax purposes to BankFinancial’s stockholders;

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the fact that the exchange ratio would be fixed, with no adjustment in the merger consideration to be received by BankFinancial stockholders as a result of possible increases or decreases in BankFinancial’s stockholders’ equity or the trading price of BankFinancial’s or First Financial’s shares following the announcement of the merger, which the BankFinancial board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the combined company’s potential to increase stockholder value and to create opportunities for enhanced earnings and potential dividends, along with mitigating long-term business and execution risks by diversifying the footprint and revenue sources of the combined company;

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the continuity of First Financial’s dividends and stock value and the fact that BankFinancial stockholders will become entitled to receive First Financial’s ongoing dividends following the completion of the merger;

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the fact that BankFinancial’s stockholders will have an opportunity to vote on the approval of the merger proposal;

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the BankFinancial board of directors’ review with legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

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under the terms of the merger agreement, the ability of the BankFinancial board of directors to submit the merger proposal for consideration to stockholders without recommendation if it determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that making or continuing to make a recommendation of approval of the merger proposal to stockholders would more likely than not result in a violation of its duties under applicable law;

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the opinion, dated August 11, 2025, of KBW to the BankFinancial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of BankFinancial common stock of the exchange ratio in the merger as more fully described below under “— Opinion of BankFinancial’s Financial Advisor” beginning on page 44; and

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its view that the two management teams have many years of integration experience through various acquisitions, which can be leveraged in successfully completing the integration process.

The BankFinancial board of directors also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with First Financial were likely to outweigh these risks. These potential risks include, among others:
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BankFinancial would lose the autonomy associated with being an independent financial institution;

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the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where BankFinancial and First Financial operate businesses;

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the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of BankFinancial’s common stock or First Financial’s common shares, the value of the First Financial common shares to be issued to BankFinancial stockholders upon the completion of the merger could be significantly less than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

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the risk of losing key employees during the pendency of the merger and thereafter;

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the restrictions on the conduct of BankFinancial’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent BankFinancial from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

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the potential effect of the merger on BankFinancial’s overall business, including its relationships with customers, employees, suppliers and regulators;

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the fact that BankFinancial stockholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

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the fact that the merger agreement contains certain restrictions on the ability of BankFinancial to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for BankFinancial to pay First Financial a termination fee of $5.0 million in certain circumstances;

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the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

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certain anticipated merger-related costs, which could also be higher than expected;

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions that may adversely affect the anticipated operations, synergies and financial results of the combined company following the completion of the merger;

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the potential for legal claims challenging the merger;

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the risk that the merger may not be completed despite the combined efforts of BankFinancial and First Financial or that completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals; and

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the other risks described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 17 and 19, respectively.

The foregoing discussion of the information, risks and factors considered by the BankFinancial board of directors is not intended to be exhaustive but includes the material factors and risks considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the BankFinancial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BankFinancial board of directors considered these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.
For the reasons set forth above, the BankFinancial board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of BankFinancial and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the BankFinancial board of directors, you should be aware that certain directors and executive officers of BankFinancial may have interests in the merger that are different from, or in addition to, interests of stockholders of BankFinancial generally and may create potential conflicts of interest. The BankFinancial board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to BankFinancial’s stockholders that they vote in favor of the BankFinancial merger proposal. See “— Interests of Certain BankFinancial Directors and Executive Officers in the Merger” beginning on page 63.
It should be noted that this explanation of the reasoning of the BankFinancial board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.

For the reasons set forth above, the BankFinancial board of directors unanimously recommends that BankFinancial stockholders vote “FOR” the BankFinancial merger proposal and “FOR” the other proposals to be considered at the BankFinancial special meeting.
Opinion of BankFinancial’s Financial Advisor
BankFinancial engaged KBW to render financial advisory and investment banking services to BankFinancial, including an opinion to the BankFinancial board of directors as to the fairness, from a financial point of view, to the common stockholders of BankFinancial of the exchange ratio in the merger. BankFinancial selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the BankFinancial board of directors held on August 11, 2025, at which the BankFinancial board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the BankFinancial board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of BankFinancial common stock. The BankFinancial board of directors approved the merger agreement at such meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in rendering its opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the BankFinancial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of BankFinancial common stock. It did not address the underlying business decision of BankFinancial to engage in the merger or enter into the merger agreement or constitute a recommendation to the BankFinancial board of directors in connection with the merger, and it does not constitute a recommendation to any holder of BankFinancial common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder or shareholder should enter into a voting, stockholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BankFinancial and First Financial and bearing upon the merger, including, among other things:
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a draft of the merger agreement, dated as of August 7, 2025 (the most recent draft then made available to KBW);

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the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of BankFinancial;

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the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 of BankFinancial;

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the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of First Financial;

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the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 of First Financial;

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certain regulatory filings of BankFinancial and First Financial and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025;

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certain other interim reports and other communications of BankFinancial and First Financial to their respective stockholders and shareholders; and

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other financial information concerning the businesses and operations of BankFinancial and First Financial furnished to KBW by BankFinancial and First Financial or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of BankFinancial and First Financial;

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the assets and liabilities of BankFinancial and First Financial;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial and stock market information for BankFinancial and First Financial with similar information for certain other companies, the securities of which were publicly traded;

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financial and operating forecasts and projections of BankFinancial that were prepared by BankFinancial management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the BankFinancial board of directors;

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publicly available consensus “street estimates” of First Financial, as well as assumed long-term First Financial growth rates provided to KBW by First Financial management, all of which information was discussed with KBW by First Financial management and used and relied upon by KBW based on such discussions, at the direction of BankFinancial management and with the consent of the BankFinancial board of directors;

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pro forma balance sheet and capital data of First Financial as of June 30, 2025, as adjusted for the pending acquisition by First Financial of Westfield Bancorp, that was prepared by First Financial management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of BankFinancial management and with the consent of the BankFinancial board of directors; and

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estimates regarding certain pro forma financial effects of the merger on First Financial (including, without limitation, the cost savings expected to result or be derived from the merger) that were prepared by First Financial management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of BankFinancial management and with the consent of the BankFinancial board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of BankFinancial and First Financial regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by BankFinancial, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with BankFinancial.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of BankFinancial as to the reasonableness and achievability of the financial and operating forecasts and projections of BankFinancial referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of BankFinancial, upon First Financial management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Financial, the assumed First Financial long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on First Financial (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information represented, or in the case of the First Financial “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Financial management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of BankFinancial and First Financial that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Financial referred to above, was based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of BankFinancial and First Financial and with the consent of the BankFinancial board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BankFinancial or First Financial since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses, and KBW assumed, without independent verification and with BankFinancial’s consent, that the aggregate allowances for credit losses for each of BankFinancial and First Financial are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BankFinancial or First Financial, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of BankFinancial or First Financial under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of BankFinancial and First Financial of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of BankFinancial and First Financial, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets. Furthermore, KBW did not perform analyses to separately evaluate BankFinancial’s multifamily loan portfolio, and KBW expressed no view with respect to any potential sale or other disposition of such portfolio by First Financial.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of BankFinancial common stock;
•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of BankFinancial, First Financial or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of BankFinancial that BankFinancial relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BankFinancial, First Financial, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of BankFinancial common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transactions (including the bank merger), including, without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to BankFinancial, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion, and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of BankFinancial to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BankFinancial or the BankFinancial board of directors;

•
the fairness of the amount or nature of any compensation to any of BankFinancial’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of BankFinancial common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of BankFinancial (other than the holders of BankFinancial common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities)

or holders of any class of securities of First Financial or any other party to any transaction contemplated by the merger agreement;
•
the actual value of First Financial common shares to be issued in the merger;

•
the prices, trading range or volume at which BankFinancial common stock or First Financial common shares would trade following the public announcement of the merger or the prices, trading range or volume at which First Financial common shares would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to BankFinancial, First Financial, their respective stockholders or shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, BankFinancial and First Financial. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the BankFinancial board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BankFinancial board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the proposed merger was determined through negotiation between BankFinancial and First Financial and the decision of BankFinancial to enter into the merger agreement was solely that of the BankFinancial board of directors.
The following is a summary of the material financial analyses presented by KBW to the BankFinancial board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the BankFinancial board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $11.37 per outstanding share of BankFinancial common stock, or approximately $141.7 million in the aggregate, based on the 0.480x exchange ratio provided for in the merger agreement and the closing price of First Financial common shares on August 8, 2025. In addition to the financial analyses described below, KBW reviewed with the BankFinancial board of directors for informational purposes, among other things, the following implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $11.37 per outstanding share of BankFinancial common stock):
•
72.6x BankFinancial’s EPS for the 12-month period ended June 30, 2025;

•
1.14x BankFinancial’s loan rate mark adjusted tangible book value per share as of June 30, 2025 provided by BankFinancial;

•
24.2x BankFinancial’s estimated calendar year 2025 EPS taken from financial forecasts and projections of BankFinancial provided by BankFinancial management; and

•
22.4x BankFinancial’s estimated calendar year 2025 EPS using draft and unaudited financial results for the six months ended June 30, 2025 of BankFinancial (provided by BankFinancial) and quarterly earnings estimates for the third fiscal quarter ending September 30, 2025 and the fourth fiscal quarter ending December 31, 2025 taken from publicly available consensus “street estimates” of BankFinancial.

BankFinancial Selected Companies Analysis #1 — Selected Regional Banks.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of BankFinancial to 17 selected major exchange-traded banks headquartered in the Midwest region of the United States with total assets between $750 million and $3.0 billion. Mutual holding companies, merger targets and companies with pending or recently completed transactions that were announced to result in expected pro forma assets greater than $3.0 billion were excluded from the selected companies.
The selected companies were as follows (shown in descending order of total assets by column):
First Savings Financial Group, Inc.	Citizens Community Bancorp, Inc.
LCNB Corp.	Landmark Bancorp, Inc.
Waterstone Financial, Inc.	Ohio Valley Banc Corp.
Isabella Bank Corporation	Richmond Mutual Bancorporation, Inc.
CF Bankshares Inc.	SB Financial Group, Inc.
Ames National Corporation	First Capital, Inc.
Finward Bancorp	IF Bancorp, Inc.
Middlefield Banc Corp.	United Bancorp, Inc.
Hawthorn Bancshares, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) or latest 12 months (“LTM”) available or as of the end of such periods and market price information as of August 8, 2025. KBW also used 2025 and 2026 EPS estimates and 2026 dividend estimates taken from publicly available consensus “street estimates” for BankFinancial (except as noted) and the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for eight of the selected companies) and also taken from financial forecasts and projections of BankFinancial provided by BankFinancial management. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Common Equity Tier 1 (“CET1”) Ratio and Total Capital Ratio was also unreported for three of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in BankFinancial’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of BankFinancial and the selected companies:
		Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	0.54%(3)	0.87%	1.01%	0.98%	1.14%
MRQ Core Return on Average Tangible Common Equity(1)	4.9%(3)	9.1%	12.1%	11.7%	13.8%
MRQ Net Interest Margin	3.42%	2.93%	3.26%	3.27%	3.59%
MRQ Fee Income / Revenue Ratio(2)	12.1%	16.2%	17.1%	20.0%	19.6%
MRQ Efficiency Ratio	85.4%	70.6%	66.3%	67.3%	63.4%

(1)
Core income after taxes and before extraordinary items. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gain on sale of securities.

(3)
Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

KBW’s analysis also showed the following concerning the financial condition of BankFinancial and the selected companies:
		Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	10.92%	7.22%	8.35%	8.61%	8.98%
CET1 Ratio	20.7%	10.9%	12.0%	12.4%	13.0%
Total Capital Ratio	24.3%	13.4%	14.0%	14.5%	15.0%
Loans Held for Investment / Deposits	66.2%	84.9%	89.2%	90.4%	98.0%
Loan Loss Reserves / Loans	1.13%	0.99%	1.22%	1.18%	1.41%
Nonperforming Assets / Loans + Other Real Estate Owned (“OREO”)	1.24%	1.01%	0.71%	0.73%	0.43%
MRQ Net Charge-offs / Average Loans	0.21%	0.07%	0.01%	0.03%	(0.00)%
In addition, KBW’s analysis showed the following concerning the market performance of BankFinancial and, to the extent publicly available, the selected companies:
Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(5.4)%	12.2%	14.3%	20.5%	32.6%
One-Year Total Return	(2.3)%	13.9%	18.7%	24.6%	36.6%
Year-to-Date Stock Price Change	(15.0)%	(1.1)%	1.3%	5.1%	8.5%
Price / Tangible Book Value per Share	0.86x	0.99x	1.06x	1.11x	1.26x
Price / Loan Mark Adj. Tangible Book Value Per Share(1)	1.08x	1.11x	1.30x	1.34x	1.52x
Price / LTM EPS	16.7x(2)	9.7x	11.7x	12.6x	12.4x
Price / MRQ Annualized EPS	17.4x(3)	8.2x	9.1x	10.2x	11.4x
Price / 2025 EPS Estimate	21.2x | 23.0x(4)	9.1x	10.7x	11.1x	11.3x
Price / 2026 EPS Estimate	14.1x | 11.7x(5)	8.7x	9.0x	9.5x	11.0x

		Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
Dividend Yield	3.7%	2.4%	2.9%	3.0%	3.5%
LTM Dividend Payout Ratio	62.0%(2)	29.0%	32.8%	36.0%	51.1%
2026 Dividend Payout Ratio Estimate	54.9% | 87.6%(5)	22.7%	25.5%	30.6%	43.1%

(1)
Calculated as price per share divided by loan rate mark adjusted tangible book value. “Loan rate mark adjusted tangible book value” calculated as tangible book value minus after-tax loan fair value rate mark as reported in each company’s most recent filings. BankFinancial’s loan rate mark adjusted tangible book value based on purchase accounting rate mark assumed in the proposed merger with First Financial (provided by First Financial management).

(2)
Presented on a core basis. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the fourth fiscal quarter ended December 31, 2024 related to a U.S. government settlement and after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

(3)
Presented on a core basis. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

(4)
First metric was based on draft and unaudited financial results for the six months ended June 30, 2025 of BankFinancial (provided by BankFinancial) and quarterly earnings estimates for the third fiscal quarter ending September 30, 2025 and the fourth fiscal quarter ending December 31, 2025 taken from publicly available consensus “street estimates” of BankFinancial and second metric was based on financial forecasts and projections of BankFinancial provided by BankFinancial management.

(5)
First metric was based on publicly available consensus “street estimates” of BankFinancial and second metric was based on financial forecasts and projections of BankFinancial provided by BankFinancial management.

No company used as a comparison in the above selected companies analysis is identical to BankFinancial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
BankFinancial Selected Companies Analysis #2 — Selected U.S. Banks.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of BankFinancial to 14 selected major exchange-traded U.S. banks with total assets between $1.0 billion and $2.0 billion and a MRQ Core Return on Average Assets less than 0.75% (based on core income after taxes and before extraordinary items, which excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro). Mutual holding companies, merger targets and companies with pending or recently completed transactions that were announced to result in expected pro forma assets greater than $2.0 billion were excluded from the selected companies.
The selected companies were as follows (shown in descending order of total assets by column):
Riverview Bancorp, Inc.	Provident Financial Holdings, Inc.
ECB Bancorp, Inc.	FB Bancorp, Inc.
Richmond Mutual Bancorporation, Inc.	Broadway Financial Corporation
Pathfinder Bancorp, Inc.	United Security Bancshares
Union Bankshares, Inc.	First US Bancshares, Inc.
AmeriServ Financial, Inc.	SR Bancorp, Inc.
BayFirst Financial Corp.	Auburn National Bancorporation, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months available or as of the end of such periods and market price information as of August 8, 2025. KBW also used 2025 and 2026 EPS estimates and 2026 dividend estimates taken from publicly available consensus “street estimates” for BankFinancial (except as noted) and the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for 12 of the selected companies) and also taken from financial forecasts and projections of BankFinancial provided by BankFinancial management. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Common Equity Tier 1 Ratio and Total Capital Ratio was also unreported for three of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in BankFinancial’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of BankFinancial and the selected companies:
		Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	0.54%(3)	0.22%	0.39%	0.36%	0.62%
MRQ Core Return on Average Tangible Common Equity(1)	4.9%(3)	0.7%	3.6%	3.8%	7.2%
MRQ Net Interest Margin	3.42%	2.87%	3.02%	3.22%	3.50%
MRQ Fee Income / Revenue Ratio(2)	12.1%	6.9%	9.6%	15.4%	24.3%
MRQ Efficiency Ratio	85.4%	81.2%	76.9%	76.3%	68.2%

(1)
Core income after taxes and before extraordinary items. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gain on sale of securities.

(3)
Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

KBW’s analysis also showed the following concerning the financial condition of BankFinancial and the selected companies:
		Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	10.92%	7.78%	8.89%	10.29%	10.63%
CET1 Ratio	20.7%	10.4%	13.0%	14.3%	15.2%
Total Capital Ratio	24.3%	12.6%	14.7%	16.1%	16.3%
Loans Held for Investment / Deposits	66.2%	88.3%	93.9%	95.8%	106.0%
Loan Loss Reserves / Loans	1.13%	0.77%	1.27%	1.14%	1.43%
Nonperforming Assets / Loans + OREO	1.24%	1.36%	0.46%	0.75%	0.11%
MRQ Net Charge-offs / Average Loans	0.21%	0.46%	0.04%	0.38%	0.00%
In addition, KBW’s analysis showed the following concerning the market performance of BankFinancial and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples of three of the selected companies and the impact of the MRQ Annualized EPS multiples for seven of the selected companies, which multiples were considered not meaningful because they were greater than 30.0x or negative):

		Selected Companies
	BankFinancial	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(5.4)%	8.5%	14.9%	18.9%	27.3%
One-Year Total Return	(2.3)%	11.0%	19.1%	22.2%	32.3%
Year-to-Date Stock Price Change	(15.0)%	(10.2)%	(2.5)%	(0.7)%	7.7%
Price / Tangible Book Value per Share	0.86x	0.70x	0.78x	0.87x	1.03x
Price / Loan Mark Adj. Tangible Book Value Per Share(1)	1.08x	0.86x	1.14x	1.34x	1.37x
Price / LTM EPS	16.7x(2)	13.2x	14.1x	15.9x	18.5x
Price / MRQ Annualized EPS	17.4x(3)	13.2x	15.9x	16.5x	18.7x
Price / 2025 EPS Estimate	21.2x | 23.0x(4)	18.6x	21.5x	21.5x	24.4x
Price / 2026 EPS Estimate	14.1x | 11.7x(5)	14.7x	16.7x	16.7x	18.6x
Dividend Yield	3.7%	1.5%	2.7%	2.7%	4.1%
LTM Dividend Payout Ratio	62.0%(2)	21.1%	50.0%	40.9%	62.9%
2026 Dividend Payout Ratio Estimate	54.9% | 87.6%(5)	36.8%	40.2%	40.2%	43.6%

(1)
Calculated as price per share divided by loan rate mark adjusted tangible book value. “Loan rate mark adjusted tangible book value” calculated as tangible book value minus after-tax loan fair value rate mark as reported in each company’s most recent filings. BankFinancial’s loan rate mark adjusted tangible book value based on purchase accounting rate mark assumed in proposed merger with First Financial (provided by First Financial management).

(2)
Presented on a core basis. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the fourth fiscal quarter ended December 31, 2024 related to a U.S. government settlement and after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

(3)
Presented on a core basis. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

(4)
First metric was based on draft and unaudited financial results for the six months ended June 30, 2025 of BankFinancial (provided by BankFinancial) and quarterly earnings estimates for the third fiscal quarter ending September 30, 2025 and the fourth fiscal quarter ending December 31, 2025 taken from publicly available consensus “street estimates” of BankFinancial and second metric was based on financial forecasts and projections of BankFinancial provided by BankFinancial management.

(5)
First metric was based on publicly available consensus “street estimates” of BankFinancial and second metric was based on financial forecasts and projections of BankFinancial provided by BankFinancial management.

No company used as a comparison in the above selected companies analysis is identical to BankFinancial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
First Financial Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Financial to 25 selected major exchange-traded U.S. banks with total assets between $15 billion and $25 billion. Mutual holding companies, merger targets and companies with pending or recently completed transactions that were announced to result in expected pro forma assets greater than $25 billion were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets by column):
Axos Financial, Inc.	First Merchants Corporation
Provident Financial Services, Inc.	Hope Bancorp, Inc.
First Hawaiian, Inc.	TowneBank
Cathay General Bancorp	ServisFirst Bancshares, Inc.
Bank of Hawaii Corporation	Community Financial System, Inc.
Home Bancshares, Inc. (Conway, AR)	Banner Corporation
Customers Bancorp, Inc.	International Bancshares Corporation
WSFS Financial Corporation	Enterprise Financial Services Corp
Independent Bank Corp.	NBT Bancorp Inc.
Merchants Bancorp	Seacoast Banking Corporation of Florida
First Busey Corporation	CVB Financial Corp.
First BanCorp.	Hilltop Holdings Inc.
Trustmark Corporation
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months available or as of the end of such periods and market price information as of August 8, 2025. KBW also used 2025 and 2026 EPS estimates and 2026 dividend estimates taken from publicly available consensus “street estimates” for First Financial and the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for one of the selected companies in the case of 2025 and 2026 EPS estimates and for three of the selected companies in the case of 2026 dividend estimates). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in First Financial’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of First Financial and the selected companies:
		Selected Companies
	First Financial	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.57%	1.08%	1.24%	1.31%	1.36%
MRQ Core Return on Average Tangible Common Equity(1)	20.3%	12.6%	14.0%	14.2%	16.2%
MRQ Net Interest Margin	4.03%	3.25%	3.37%	3.54%	3.86%
MRQ Fee Income / Revenue Ratio(2)	30.0%	12.5%	18.1%	20.6%	25.8%
MRQ Efficiency Ratio	55.1%	60.8%	55.4%	54.5%	46.4%

(1)
Core income after taxes and before extraordinary items. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of First Financial, First Financial (pro forma as of June 30, 2025 for the pending acquisition of Westfield Bancorp), and the selected companies:

			Selected Companies
	First Financial	First Financial Pro Forma(1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.40%	7.29%	8.49%	9.42%	9.54%	10.02%
CET1 Ratio	12.6%	10.6%	11.8%	12.5%	13.5%	14.4%
Total Capital Ratio	15.0%	12.8%	14.3%	14.9%	15.8%	16.1%
Loans Held for Investment / Deposits	82.0%	82.5%	77.6%	85.7%	84.4%	89.9%
Loan Loss Reserves / Loans	1.34%	—	0.99%	1.21%	1.21%	1.36%
Nonperforming Assets / Loans + OREO	0.65%	—	0.86%	0.62%	0.68%	0.37%
MRQ Net Charge-offs / Average Loans	0.21%	—	0.26%	0.09%	0.20%	0.04%

(1)
Pro forma metrics as of June 30, 2025 as adjusted for pending acquisition of Westfield Bancorp based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by First Financial management.

In addition, KBW’s analysis showed the following concerning the market performance of First Financial, First Financial (pro forma as of June 30, 2025 for the pending acquisition of Westfield Bancorp), and, to the extent publicly available, the selected companies:
			Selected Companies
	First Financial	First Financial Pro Forma(1)	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(2.9)%	—	0.5%	6.5%	5.8%	11.9%
One-Year Total Return	0.7%	—	2.7%	9.1%	8.8%	15.3%
Year-to-Date Stock Price Change	(11.9)%	—	(8.7)%	(3.6)%	(1.8)%	3.6%
Price / Tangible Book Value per Share	1.54x	1.66x	1.26x	1.60x	1.56x	1.77x
Price / 2025 EPS Estimate	8.3x	—	10.0x	11.2x	11.1x	11.8x
Price / 2026 EPS Estimate	7.7x	—	8.6x	10.0x	9.8x	11.2x
Dividend Yield	4.2%	—	2.3%	3.1%	3.0%	3.8%
LTM Dividend Payout Ratio	40.0%	—	26.1%	36.9%	38.1%	53.3%
2026 Dividend Payout Ratio Estimate	32.0%	—	28.4%	34.8%	35.1%	40.7%

(1)
Pro forma metrics as of June 30, 2025 as adjusted for pending acquisition of Westfield Bancorp based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by First Financial management.

No company used as a comparison in the above selected companies analysis is identical to First Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 26 selected U.S. bank transactions announced since January 1, 2024 with announced deal values between $75 million and $250 million. Transactions involving credit union acquirors or mutual holding company acquirors were excluded from the selected transactions.

The selected transactions were as follows:
Acquiror	Acquired Company
Colony Bankcorp, Inc.	TC Bancshares, Inc.
Mercantile Bank Corporation	Eastern Michigan Financial Corporation
Bank First Corporation	Centre 1 Bancorp, Inc.
Business First Bancshares, Inc.	Progressive Bancorp, Inc.
Investar Holding Corporation	Wichita Falls Bancshares, Inc.
NB Bancorp, Inc.	Provident Bancorp, Inc.
TowneBank	Old Point Financial Corporation
Equity Bancshares, Inc.	NBC Corp. of Oklahoma
MetroCity Bankshares, Inc.	First IC Corporation
Seacoast Banking Corporation of Florida	Heartland Bancshares, Inc.
Old Second Bancorp, Inc.	Bancorp Financial, Inc.
Cadence Bank	FCB Financial Corp.
Glacier Bancorp, Inc.	Bank of Idaho Holding Company
CNB Financial Corporation	ESSA Bancorp, Inc.
United Community Banks, Inc.	ANB Holdings, Inc.
Mid Penn Bancorp, Inc.	William Penn Bancorporation
TowneBank	Village Bank and Trust Financial Corp.
Camden National Corporation	Northway Financial, Inc.
NBT Bancorp Inc.	Evans Bancorp, Inc.
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
ACNB Corporation	Traditions Bancorp, Inc.
CBC Bancorp	Bay Community Bancorp
Alerus Financial Corporation	HMN Financial, Inc.
Hope Bancorp, Inc.	Territorial Bancorp Inc.
Business First Bancshares, Inc.	Oakwood Bancshares, Inc.
Southern California Bancorp	California BanCorp
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective selected transaction and, as was then publicly available from consensus “street estimates” or the public filings of the transaction parties, the one-year forward EPS estimate for the acquired company at the announcement of the respective selected transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of nine selected transactions involving a private acquired company and where this transaction statistic was not publicly reported, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the 25 selected transactions with a publicly traded acquiror;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•
Price per common share to LTM core EPS of the acquired company (in the case of eight selected transactions involving a private acquired company and where this transaction statistic was not publicly reported, this transaction statistic was calculated as total transaction consideration divided by LTM core net income); and
•
Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as Forward EPS, in the 13 selected transactions in which consensus “street estimates” for the acquired company were available at announcement or in which this transaction multiple was disclosed by the acquiror at announcement.

KBW also reviewed the price per common share paid for the acquired company for the 17 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the merger based on the implied transaction value for the merger of $11.37 per outstanding share of BankFinancial common stock and using historical financial information for BankFinancial as of or for the 12-month period ended June 30, 2025, 2026 EPS estimates for BankFinancial taken from publicly available consensus “street estimates” and also financial forecasts and projections of BankFinancial provided by BankFinancial management, and the closing price of BankFinancial common stock on August 8, 2025.
The results of the analysis are set forth in the following table (excluding the impact of the LTM Core EPS multiples for four of the selected transactions and the impact of the Forward EPS multiples for two of the selected transactions, which multiples were considered not meaningful because they were less than 0.0x or greater than 30.0x):
Selected Transactions
	First Financial / BankFinancial	25th Percentile(1)	Median(1)	Average	75th Percentile
Price / Tangible Book Value per Share	0.91x	1.06x | 1.02x	1.32x | 1.22x	1.30x	1.55x
Pay-to-Trade Ratio	0.55x	0.85x | 0.83x	0.93x | 0.92x	0.89x	0.99x
Core Deposit Premium	(1.3)%	1.0% | 0.7%	3.5% | 2.6%	4.0%	8.5%
Price / LTM Core EPS(2)	17.6x(3)	9.3x | 13.8x	14.1x | 16.3x	14.3x	17.1x
Price / Forward EPS	14.9x | 12.3x(4)	12.6x | 13.8x	14.2x | 14.6x	14.1x	15.9x
One-Day Market Premium	5.4%	14.3% | 14.8%	32.7% | 32.7%	37.2%	54.8%

(1)
Second metric derived from the selected transactions in which the LTM Core Return on Average Assets of the acquired company was less than 1.00%. LTM Core Return on Average Assets was taken from the public filings of the transaction parties at the announcement of the respective selected transaction, or otherwise was based on core income after taxes and before extraordinary items. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Taken from the transaction public filings of the transaction parties at the announcement of the respective selected transaction, or otherwise based on core income after taxes and before extraordinary items. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(3)
Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the fourth fiscal quarter ended December 31, 2024 related to a U.S. government settlement and after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets, and professional expenses.

(4)
First metric was based on publicly available consensus “street estimates” of BankFinancial and second metric was based on financial forecasts and projections of BankFinancial provided by BankFinancial management.

No company or transaction used as a comparison in the above selected transaction analysis is identical to BankFinancial or the proposed transaction. Accordingly, an analysis of these results is not mathematical.

Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of First Financial and BankFinancial to various pro forma balance sheet and income statement items and also the relative market capitalizations of the companies. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data as of or for the three-month and the 12-month periods ended June 30, 2025 for First Financial provided by First Financial management (pro forma for the pending acquisition of Westfield Bancorp as adjusted based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by First Financial management) and for BankFinancial provided by BankFinancial management, (ii) publicly available consensus “street estimates” for First Financial and financial forecasts and projections of BankFinancial provided by BankFinancial management, and (iii) market price information as of August 8, 2025. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Financial shareholders and BankFinancial stockholders in the combined company based on the 0.480x exchange ratio provided for in the merger agreement:
	First Financial % of Total	BankFinancial % of Total
Ownership:
Pro Forma Ownership at 0.480x exchange ratio	94%	6%
Balance Sheet:
Total Assets	93%	7%
Gross Loans Held For Investment	94%	6%
Total Deposits	93%	7%
Tangible Common Equity	90%	10%
Loan Rate Mark Adj. Tang. Common Equity(1)	91%	9%
Income Statement:
Q2 2025 Annualized Core Earnings(2)	97%	3%(3)
LTM Core Earnings(2)	97%	3%(4)
2025 Estimated Earnings	98%	2%
2026 Estimated Earnings	96%	4%
Market Capitalization:
Pre-Deal Market Capitalization	95%	5%

(1)
“Loan Rate Mark Adj. Tang. Common Equity” calculated as tangible common equity minus after-tax loan fair value rate mark. First Financial’s loan rate mark based on the as-reported value in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 of First Financial. BankFinancial’s loan rate mark based on purchase accounting rate mark assumed in proposed merger with First Financial (provided by First Financial management).

(2)
Core income after taxes and before extraordinary items. Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(3)
Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the second fiscal quarter ended June 30, 2025 related to an U.S. government settlement, a write-down of foreclosed assets and professional expenses.

(4)
Excluded gain on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro. Also excluded after-tax charges in the fourth fiscal quarter ended December 31, 2024 related to a U.S. government settlement and after-tax charges in the second fiscal quarter ended June 30, 2025 related to an additional U.S. government settlement, a write-down of foreclosed assets and professional expenses.

Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Financial and BankFinancial. Using (i) closing balance sheet estimates assumed as of December 31, 2025 for First Financial (pro forma for the pending acquisition of Westfield Bancorp as adjusted based on publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by First Financial management) and for BankFinancial provided by First Financial management, (ii) publicly available 2026 EPS consensus “street estimates” for First Financial and BankFinancial and an assumed long-term EPS growth rate for First Financial and BankFinancial provided by First Financial management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and the restructuring charge assumed with respect thereto and assumptions relating to the sale by First Financial of BankFinancial’s multifamily loan portfolio) provided by First Financial management, KBW analyzed the potential financial impact of the merger on certain projected financial results of First Financial. This analysis indicated the merger could be marginally accretive to First Financial’s estimated 2026 EPS and estimated 2027 EPS and could be roughly neutral to First Financial’s estimated tangible book value per share at closing assumed as of December 31, 2025. For all of the above analysis, the actual results achieved by First Financial following the merger may vary from the projected results, and the variations may be material.
BankFinancial Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of BankFinancial to estimate a range for the implied equity value of BankFinancial. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of BankFinancial provided by BankFinancial management, and KBW assumed discount rates ranging from 11.5% to 15.5%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that BankFinancial could generate over the period from December 31, 2025 through December 31, 2030 as a standalone company, and (ii) the present value of BankFinancial’s implied terminal value at the end of such period. KBW assumed that BankFinancial would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on estimated 2031 earnings multiples and the other based on December 31, 2030 tangible book value per share multiples. Using implied terminal values for BankFinancial calculated by applying a terminal multiple range of 9.0x to 11.0x to BankFinancial’s estimated 2031 earnings, this dividend discount model analysis resulted in a range of implied values per share of BankFinancial common stock of $10.61 to $13.27. Using implied terminal values for BankFinancial calculated by applying a terminal multiple range of 0.80x to 1.20x to BankFinancial’s December 31, 2030 estimated tangible book value per share, this dividend discount model analysis resulted in a range of implied values per share of BankFinancial common stock of $9.65 to $13.29.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of BankFinancial.
First Financial Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of First Financial (pro forma for the pending acquisition of Westfield Bancorp) to estimate a range for the implied equity value of First Financial. In this analysis, KBW used publicly available consensus “street estimates” of First Financial and assumed long-term growth rates for First Financial provided by First Financial management as well as publicly disclosed purchase accounting and other transaction adjustments and supplemental transaction adjustments provided by First Financial management relating to the pending acquisition of Westfield Bancorp, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that First Financial could generate over the period from December 31, 2025 through December 31, 2030 as a standalone company, and (ii) the present value of First Financial’s implied terminal value at the end of such period. KBW assumed that First Financial would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of First Financial, KBW applied a range of 10.0x to 12.0x First Financial’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of implied values per share of First Financial common shares of $25.55 to $34.46.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of First Financial or the pro forma combined company.
Miscellaneous.   KBW acted as financial advisor to BankFinancial in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and each of BankFinancial and First Financial), may from time to time purchase securities from, and sell securities to, BankFinancial and First Financial. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BankFinancial or First Financial for its and their own respective accounts and for the accounts of its and their respective customers and clients. A commercial bank affiliate of KBW is also a lender to First Financial under an existing loan arrangement.
Pursuant to the KBW engagement agreement, BankFinancial agreed to pay KBW a cash fee currently estimated to be approximately $1.8 million in the aggregate, $250,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. BankFinancial also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to BankFinancial. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to First Financial. KBW may in the future provide investment banking and financial advisory services to BankFinancial or First Financial and receive compensation for such services. In addition, KBW is currently acting as financial advisor to Ohio Farmers Insurance Company in connection with the pending acquisition by First Financial of Westfield Bancorp.
Certain Unaudited Prospective Financial Information
First Financial and BankFinancial do not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, in the case of First Financial, from time to time, estimated ranges of certain financial measures for the current year and certain future years in their respective earnings conference calls, investor conference presentations and other investor materials.
However, in connection with the merger, First Financial and BankFinancial senior management prepared or approved for use certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”) with respect to First Financial and BankFinancial on a standalone basis and without giving effect to the merger, which was provided to and used by BankFinancial’s financial advisor, KBW for the purpose of performing financial analysis in connection with its opinion, as described in this proxy statement/prospectus under the heading “The Merger — Opinion of BankFinancial’s Financial Advisor” beginning on page 44, and the board of directors of BankFinancial in connection with its evaluation of the merger. A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing BankFinancial stockholders access to certain nonpublic information made available to BankFinancial and its board of directors and financial advisor.
The prospective financial information was prepared in good faith and on a reasonable basis based on the best information available to the preparers at the time of its preparation. However, there can be no assurance that the forecasts or projections will be realized, and actual results may vary materially from those shown in the prospective financial information. Neither First Financial nor BankFinancial endorses the prospective financial information as necessarily predictive of actual future results.
The prospective financial information reflects numerous estimates and assumptions made by First Financial and BankFinancial senior management, as applicable, at the time such prospective financial information was prepared or approved for KBW to use. The prospective financial information represents First Financial’s and its senior management’s evaluation of First Financial’s expected future financial performance on a standalone basis and BankFinancial’s and its senior management’s evaluation of BankFinancial’s expected future financial performance on a standalone basis, without reference to the merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which First Financial and BankFinancial operate and the risks and uncertainties described under “Risk Factors” beginning on page 19 of this proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 of this proxy statement/prospectus and in the reports that First Financial and BankFinancial file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of First Financial and BankFinancial and will be beyond the control of First Financial following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of First Financial or BankFinancial could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that BankFinancial or its board of directors considered, or now consider, this prospective financial information to be material information to any BankFinancial stockholders, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.
This information should not be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on First Financial or BankFinancial of the merger, and does not attempt to predict or suggest actual future results of the combined company following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on First Financial or BankFinancial of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither First Financial nor BankFinancial nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of First Financial or BankFinancial compared to the information contained in the prospective financial information. Neither First Financial, BankFinancial nor, after the completion of the merger, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any BankFinancial stockholder to vote in favor of the merger proposal, the compensation proposal or the adjournment proposal.
The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure use or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, the published guidelines of the SEC regarding forward-looking statements or GAAP.
Subject to the above, the prospective financial information included in this section has been provided by First Financial’s management and BankFinancial’s management as described in this section. Neither Crowe LLP (the independent registered public accounting firm of First Financial) nor RSM US LLP (the independent registered public accounting firm of BankFinancial) nor any other independent registered public accounting firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, neither Crowe LLP nor RSM US LLP express an opinion or any other form of assurance with respect thereto or to its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The reports by Crowe LLP and RSM US LLP incorporated by reference into this proxy statement/prospectus relate to First Financial’s and BankFinancial’s previously issued financial statements, respectively. They do not extend to the prospective financial information and should not be read to do so.
In light of the foregoing, and taking into account that the special meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, BankFinancial stockholders are strongly cautioned not to place unwarranted reliance on such information, and all BankFinancial stockholders are urged to review First Financial’s and BankFinancial’s respective most recent SEC filings for descriptions of First Financial’s and BankFinancial’s respective reported financial results. See “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.
Certain Unaudited Prospective Financial Information of BankFinancial
For purposes of certain financial analyses performed in connection with KBW’s opinion, BankFinancial provided KBW with certain estimated unaudited prospective financial information for BankFinancial for the years ending December 31, 2025 through 2029, as well as estimated annual growth rates to be used to extrapolate BankFinancial’s financial results. The following table presents BankFinancial’s estimated unaudited prospective net income and assets for the years ending December 31, 2025 through 2029, as provided to KBW by BankFinancial and used by KBW in performing financial analyses in connection with its opinion delivered to the BankFinancial board of directors.

	For the year ending December 31, 2025	For the year ending December 31, 2026	For the year ending December 31, 2027	For the year ending December 31, 2028	For the year ending December 31, 2029
Net Income (in millions)	$5.9	$11.5	$12.8	$14.5	$15.0
Total Assets at Year End (in billions)	$1.4	$1.4	$1.4	$1.5	$1.5
For purposes of the dividend discount model analysis of BankFinancial performed in connection with KBW’s opinion, BankFinancial senior management provided KBW with estimated annual growth rates of 2.5% in 2030 and thereafter for BankFinancial’s net income and 2.0% in 2030 and thereafter for BankFinancial’s total assets.
Certain Unaudited Prospective Financial Information of First Financial
The following table presents consensus “street” estimates for First Financial’s EPS and net income for the years ending December 31, 2025 and 2026 and total assets as of December 31, 2025 that were discussed with KBW by First Financial senior management and used by KBW at the direction of BankFinancial management in performing financial analyses in connection with its opinion delivered to the BankFinancial board of directors.
	For the year ending December 31, 2025	For the year ending December 31, 2026
EPS	$2.85	$3.08
Net Income (in millions)	$271.7	$303.4
Total Assets at Year End (in billions)	$21.2	—
In addition, for purposes of the dividend discount model analysis of First Financial performed in connection with KBW’s opinion delivered to the BankFinancial board of directors, First Financial senior management provided KBW with estimated annual growth rates of 5.0% in 2027 and thereafter for First Financial’s net income and 3.0% in 2026 and thereafter for First Financial’s total assets.
See above in this section for further information regarding the uncertainties underlying the prospective financial information, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 17 and 19, respectively.
Interests of Certain BankFinancial Directors and Executive Officers in the Merger
In considering the recommendation of BankFinancial’s board of directors that you vote “FOR” the merger proposal, you should be aware that aside from their interests as BankFinancial’s stockholders, BankFinancial’s directors and executive officers have interests in the merger that are different from, or in addition to, those of BankFinancial’s stockholders generally. References to the executive officers of BankFinancial are to Messrs. Gasior, Adams, Cloutier and Manos and Ms. Slagle. Members of BankFinancial’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that BankFinancial stockholders vote in favor of the merger proposal. For more information, see “— Background of the Merger” beginning on page 35 and “— BankFinancial’s Reasons for the Merger; Recommendation of BankFinancial’s Board of Directors” beginning on page 40. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “— Quantification of Potential Payments and Benefits to BankFinancial’s Named Executive Officers in Connection with the Merger” beginning on page 65.
Employment Agreements with Executive Officers
BankFinancial and BankFinancial NA previously entered into employment agreements with Messrs. Gasior and Cloutier and BankFinancial NA previously entered into employment agreements with Messrs. Adams and Manos and Ms. Slagle. Pursuant to the merger agreement, First Financial has agreed to honor in accordance with their terms all benefits payable under these agreements, unless otherwise amended. The employment agreements provide that if the executive is involuntarily terminated other than “for cause” (including an “adverse constructive termination”), or voluntarily resigns for “good reason” (as each such term is defined therein), the executive will be entitled to: (i) a prorated incentive compensation payment equal to the annual average of any cash incentive compensation and bonus that the executive received during the immediately preceding two fiscal years, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of the executive’s employment, (ii) an accrued plan contribution equal to the matching 401(k) plan contribution that the executive is entitled to receive for the current year, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of executive’s employment, (iii)(x) in the case of Messrs. Gasior, Cloutier and Manos only, a cash severance payment equal to three times the executive’s average annual cash compensation (base salary, cash incentive compensation, and other compensation) based on the most recent three taxable years, (y) in the case of Mr. Adams only, a cash severance payment equal to the base salary the executive would have received for the greater of 18 months or from the date of termination through the end of his employment period, whichever period is longer, (z) in the case of Ms. Slagle only, a cash severance payment equal to the base salary the executive would have received for 24 months, and (iv) each executive is entitled to certain continued health insurance benefits. In the event Mr. Manos and Ms. Slagle experience an involuntary termination of employment for a reason other than for cause or a voluntary termination for good reason following the Merger and during the term of the employment agreements, and assuming the Merger occurs on December 1, 2025, and the executives are terminated on October 1, 2026, Mr. Manos and Ms. Slagle would be entitled to an estimated cash severance payment in the amount of $1,015,799 and $567,123, respectively, and for an estimate of the amount that would be payable to Messrs. Gasior, Adams and Cloutier under their employment agreements, see “— Quantification of Potential Payments and Benefits to BankFinancial’s Named Executive Officers in Connection with the Merger” below.
Amendment to Employment Agreements with Executive Officers
In connection with the signing of the merger agreement, Messrs. Gasior and Cloutier each entered into an amendment to their employment agreements with BankFinancial and BankFinancial NA that provide: (i) for Mr. Gasior only, upon the closing of the transaction contemplated by the merger agreement, his employment will be terminated without cause and he will be entitled to a severance payment as provided under the employment agreements, as described above, except he will also receive a cash payment in lieu of continued health insurance; (ii) for Mr. Cloutier only, subject to his continued employment through September 30, 2026, on the first payroll date following September 30, 2026, he will be entitled to a severance payment as provided under the employment agreements, as described above (except he will receive a cash payment in lieu of continued health insurance), provided he has not been paid a severance payment earlier than September 30, 2026, (iii) for Messrs. Gasior and Cloutier, that severance payments will be reduced, if necessary, to avoid an excess parachute payment under Section 280G of the Code, and (iv) for Messrs. Gasior and Cloutier, a two year non-competition restriction. Messrs. Adams, Manos and Ms. Slagle have each been offered an amendment to their employment agreement with BankFinancial NA which, as of the date of this document, is expected to be similar to the amendment to Mr. Cloutier’s employment agreement with BankFinancial NA, except the amendment would not provide for a non-competition restriction.
Anticipated Settlement Agreements with Executive Officers
It is anticipated that Messrs. Gasior and Cloutier will enter into settlement agreements with First Financial and First Financial Bank. The settlement agreements will: (i) quantify the amount of the severance payment, (ii) provide a release of claims in favor of First Financial and First Financial Bank, (iii) contain a one-year non-solicitation restriction, (iv) for Mr. Cloutier only, contain a two-year non-competition restriction, and (v) contain confidentiality restrictions. In addition, if Messrs. Adams, Manos and Ms. Slagle enter into an amendment to their respective employment agreements, it is anticipated that Messrs. Adams and Manos and Ms. Slagle will each enter into a settlement agreement with First Financial and First Financial Bank which, as of the date of this document, is expected to be similar to the settlement agreement entered into with Mr. Gasior.

Directors’ and Officers’ Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, each present and former director, officer and employee of BankFinancial or any of its subsidiaries is entitled to continued indemnification and insurance coverage through First Financial for acts or omissions occurring at or prior to the effective time. The obligation to indemnify includes the obligation to advance expenses incurred in connection with the defense of any actions. For additional information, see “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance” beginning on page 78.
Quantification of Potential Payments and Benefits to BankFinancial’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of BankFinancial that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, such term is used to describe the merger-related compensation payable to BankFinancial’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of BankFinancial’s stockholders, as described below in this section.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of BankFinancial’s named executive officers would receive, using the following assumptions:
•
the effective time will occur on December 1, 2025 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•
Mr. Gasior will experience a qualifying termination of employment on December 1, 2025 and Messrs. Cloutier and Adams will experience a qualifying termination of employment on October 1, 2026; and

•
the named executive officer’s annual base salary remains unchanged from those in effect as of the date of this proxy statement/prospectus.

The calculations in the table do not include any amounts that will be paid as compensation for services provided to the surviving corporation following the closing. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment.
Certain of the named executive officers’ rights to severance compensation are subject to restrictive covenants, including with respect to non-competition and non-solicitation of BankFinancial’s employees and customers following such executive’s termination date. Restrictive covenants to which Messrs. Gasior and Cloutier are subject are as described in the sections entitled “— Interests of Certain BankFinancial Directors and Executive Officers in the Merger — Employment Agreements with Executive Officers” beginning on page 63.
Golden Parachute Compensation
Name	Cash(1) ($)	Total ($)
F. Morgan Gasior	1,785,807	1,785,807
Paul A. Cloutier	1,283,559	1,283,559
Gregg T. Adams	453,252	453,252

(1)
Cash.   The cash payments above are calculated in accordance with each executive’s employment agreement and all payments are “double-trigger.” The cash severance calculation consists of the following items:

Name	3-Year Average Annual Compensation ($)	Salary Continuation ($)	2-Year Average Bonus ($)	COBRA Cash Payment ($)	Total ($)
Gasior	1,673,239	—	48,017	64,551	1,785,807
Cloutier	1,153,522	—	42,929	87,108	1,283,559
Adams	—	427,282	25,971	—	453,252
For a description of the terms of the named executive officer’s employment agreements, as amended, see the sections entitled “— Employment Agreements with Executive Officers” beginning on page 63.
Accounting Treatment
First Financial and BankFinancial prepare their respective financial statements in accordance with GAAP. The Merger will be accounted for as an acquisition of BankFinancial by First Financial under the acquisition method of accounting, and First Financial will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger, First Financial and BankFinancial need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, First Financial and BankFinancial have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities.
The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders, waivers and approvals from the Federal Reserve Board in connection with the merger and the bank merger, as applicable, the ODFI in connection with the bank merger, and the Office of the Comptroller of the Currency (“OCC”) in connection with the bank merger, and such other approvals as may be set forth in the merger agreement. In addition, filings will be required with the SEC in connection with this Form S-4 registration statement, and with the Ohio Secretary of State and the Maryland State Department of Assessments and Taxation for the certificate of merger and articles of merger, respectively.
Under the terms of the merger agreement, First Financial and BankFinancial will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on First Financial and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by BankFinancial stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of First Financial following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
Prior approval of the Federal Reserve Board will be required under the Bank Merger Act to merge BankFinancial NA with and into First Financial Bank. In evaluating an application filed under the Bank Merger Act, the Federal Reserve generally considers: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the banks party to the bank merger, (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (iv) the banks’ effectiveness in combating money laundering activities, and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. First Financial Bank submitted an application to the Federal Reserve pursuant to the Bank Merger Act on September 19, 2025.
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), unless the Federal Reserve Board waives that requirement. First Financial intends to request such a waiver. If such a waiver is not granted, then the Federal Reserve Board will take into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
ODFI
Prior approval of the ODFI will be required in connection with the bank merger. The ODFI will review the application to determine whether the transactions comply with Ohio law. The criteria considered by the ODFI are generally similar to those considered by the Federal Reserve Board, including financial and managerial resources, competitive effects, and the convenience and needs of the community to be served. First Financial Bank submitted an application to the ODFI in accordance with Ohio law on September 19, 2025.
Illinois Department of Financial and Professional Regulation (“IDFPR”)
First Financial must provide the IDFPR with a notice of First Financial Bank’s intention to establish branches in Illinois within 30 days after approval of the bank merger by the Federal Reserve Board. First Financial also provided the IDFPR with a courtesy copy of the bank merger application submitted to the Federal Reserve Board on September 19, 2025.
OCC
BankFinancial NA must provide the OCC with a Notice of Intent to Merge or Consolidate Out and a copy of the bank merger application submitted to the Federal Reserve Board in order to obtain the OCC’s approval of the exit of BankFinancial NA from OCC supervision, both of which were provided to the OCC on September 19, 2025.
Department of Justice
In addition to the Federal Reserve Board and the ODFI, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Stock Exchange Listings
First Financial common shares are listed for trading on the Nasdaq Global Select Market under the symbol “FFBC.” BankFinancial common stock is also listed on the Nasdaq Global Select Market under the symbol “BFIN.”
Under the terms of the merger agreement, First Financial will cause the First Financial common shares to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance. The merger agreement provides that neither First Financial nor BankFinancial will be required to complete the merger if such shares are not authorized for listing on Nasdaq, subject to notice of issuance. Following the merger, First Financial common shares will continue to be traded on Nasdaq.
No Appraisal or Dissenters’ Rights in the Merger
Under the MGCL, and pursuant to the BankFinancial charter, BankFinancial stockholders are not entitled to appraisal rights in the merger with respect to their shares of BankFinancial common stock.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about First Financial or BankFinancial. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings First Financial and BankFinancial make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about First Financial and BankFinancial contained in this proxy statement/prospectus or in the public reports of First Financial or BankFinancial filed with the SEC may supplement, update or modify the factual disclosures about First Financial and BankFinancial contained in the merger agreement. The merger agreement contains representations and warranties by BankFinancial, on the one hand, and by First Financial, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by First Financial and BankFinancial were qualified and subject to important limitations agreed to by First Financial and BankFinancial in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that First Financial and BankFinancial each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about First Financial and BankFinancial at the time they were made or otherwise.
Structure of the Merger
Each of First Financial’s and BankFinancial’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the merger of BankFinancial with First Financial, with First Financial continuing as the surviving corporation in the merger. Following the completion of the merger, BankFinancial NA, a wholly owned subsidiary of BankFinancial, and First Financial Bank, a wholly owned subsidiary of First Financial, will merge, with First Financial Bank as the surviving bank in the bank merger.
Prior to the consummation of the merger, First Financial and BankFinancial may, by mutual agreement, change the method or structure of effecting the combination of First Financial and BankFinancial if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change may (i) alter or change the exchange ratio or the number of First Financial common shares received by BankFinancial stockholders in exchange for each share of BankFinancial common stock; (ii) adversely affect the tax treatment of holders of shares of BankFinancial common stock or holders of First Financial common shares pursuant to the merger agreement; (iii) adversely affect the tax treatment of BankFinancial or First Financial pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
Each share of BankFinancial common stock issued and outstanding immediately prior to the effective time, except for shares of BankFinancial common stock owned by BankFinancial or First Financial (in each case, other than shares of BankFinancial common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by BankFinancial or First Financial in respect of debts previously contracted), will be converted into the right to receive 0.480 of a First Financial common share (the “exchange ratio”).
If the outstanding shares of BankFinancial common stock or First Financial common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give holders of First Financial common shares and holders of shares of BankFinancial common stock the same economic effect as contemplated by the merger agreement prior to such event.
Fractional Shares
First Financial will not issue any fractional First Financial common shares in the merger. Instead, a former holder of BankFinancial common stock who otherwise would have received a fraction of a First Financial common shares will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of First Financial common shares on Nasdaq as reported by the Wall Street Journal for the consecutive period of five full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of BankFinancial common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of First Financial common shares which such holder would otherwise be entitled to receive.
Governing Documents
At the effective time, the First Financial articles and the First Financial regulations in effect immediately prior to the effective time will be the articles of incorporation and regulations of First Financial as the surviving corporation of the merger, until the same may be amended and changed as provided therein or by law.
Closing and Effective Time of the Merger
The merger will become effective at such date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Ohio and the articles of merger to be filed with the State Department of Assessments and Taxation of Maryland, respectively, on the closing date. The closing will occur remotely by electronic exchange of documents at 9:00 a.m., Eastern Time, on the first business day of the month immediately following the month during which the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by First Financial and BankFinancial. If, however, all such conditions are satisfied or waived within the last five business days of a calendar month, the closing will occur on the first business day of the succeeding calendar month.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time, but in no event later than five business days thereafter, First Financial and BankFinancial will cause the exchange agent to mail to each holder of record of shares (which shall be deemed to include certificates or book-entry account statements) of BankFinancial common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old shares in exchange for new shares (which, for purposes of this proxy statement/prospectus, shall be deemed to include evidence in book-entry form or, at First Financial’s option, certificates) representing the number of whole First Financial common shares and any cash in lieu of fractional shares, which the shares of BankFinancial common stock represented by such old shares shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “— Dividends and Distributions” below.
If an old certificate for BankFinancial common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by First Financial or the exchange agent, the posting of a bond in an amount as First Financial or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no further transfers on the stock transfer books of shares of BankFinancial of BankFinancial common stock that were issued and outstanding immediately prior to the effective time.
Withholding
First Financial will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or other distributions or any other consideration payable under the merger agreement to any holder of BankFinancial common stock or BankFinancial equity awards the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to First Financial common shares will be paid to the holder of any unsurrendered old shares of BankFinancial common stock until the holder surrenders such old share in accordance with the merger agreement. After the surrender of an old share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole First Financial common shares, which the shares of BankFinancial common stock represented by such old share have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by BankFinancial to First Financial and by First Financial to BankFinancial relating to a number of matters, including the following:
•
corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

•
reports to regulatory authorities;

•
financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•
broker’s fees payable in connection with the merger;

•
the absence of certain changes or events;

•
legal proceedings;

•
tax matters;

•
employee matters and employee benefit matters;

•
compliance with applicable laws;

•
certain material contracts;

•
agreements with regulatory agencies;

•
risk management instruments;

•
environmental matters;

•
investment securities;

•
real property;

•
intellectual property;

•
related party transactions;

•
inapplicability of takeover statutes;

•
absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

•
an opinion of each party’s financial advisor;

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•
loan portfolio matters;

•
insurance matters; and

•
information security.

The merger agreement contains additional representations and warranties made by BankFinancial with respect to subordinated indebtedness.
The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by First Financial and BankFinancial, respectively, and (ii) qualified by the reports of First Financial or BankFinancial, as applicable, filed with the SEC during the period from January 1, 2024 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the “Risk Factors” section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
In addition, certain representations and warranties of First Financial and BankFinancial are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Financial and BankFinancial or First Financial as the surviving corporation in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
•
changes, after the date of the merger agreement, in U.S. GAAP principles or applicable regulatory accounting requirements;

•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event;

•
public disclosure of the execution of the merger agreement or public disclosure of the implementation or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly permitted or required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (however, the foregoing will not apply for purposes of any representations and warranties intended to address the announcement, pendency, implementation or consummation of the transactions contemplated by the merger agreement);

•
a decline in the trading price of a party’s common stock or common shares or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

•
the expenses incurred by First Financial and BankFinancial in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Consummation of the Merger
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) BankFinancial will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course in all material respects, and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (ii) each of First Financial and BankFinancial will, and will cause its subsidiaries to, take no action intended to, or that would reasonably be expected to, result in the conditions to the merger not being satisfied in a timely manner, or materially adversely affect, delay or impair its ability to perform its obligations, covenants, and agreements, including, without limitation, the ability of either BankFinancial or First Financial to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to consummate the transactions contemplated by the merger agreement, in each case, except as may be required by applicable law.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, BankFinancial will not permit any of its subsidiaries to, without the prior written consent of the other party to the merger agreement (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
adjust, split, combine or reclassify any capital stock;

•
other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months, and (ii) deposits, certificates of deposits, or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of BankFinancial or any of its wholly owned subsidiaries to BankFinancial or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except quarterly dividends paid by BankFinancial in the ordinary course and consistent with past practices and dividends paid by any BankFinancial subsidiary to BankFinancial or to any BankFinancial subsidiary;

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of BankFinancial or any of its subsidiaries;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of BankFinancial or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of BankFinancial or its subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material equity investment in or acquisition of (whether by purchase of stock or other equity securities, contributions to capital, property transfers, merger or consolidation, or formation of a venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of BankFinancial;

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terminate, materially amend, or waive any material provision of certain material contracts of BankFinancial, other than renewals of such contracts in the ordinary course of business consistent with past practice, make any change in any instrument or agreement governing the terms of any of its securities, or enter into certain material contracts;

•
except as required under applicable law or the terms of certain BankFinancial benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any BankFinancial benefit plan, or any arrangement that would be a BankFinancial benefit plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such BankFinancial benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted under the merger agreement) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any BankFinancial benefit plan, (vi) terminate any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment to the departed employee), or significantly change the responsibilities assigned to any such employee;
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settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $200,000 and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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except as previously publicly announced, amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

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materially restructure or materially change the composition of its investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases or sales, or the manner in which the portfolio is classified or reported;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

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enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

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enter into any new credit or new lending relationships greater than $500,000 that would require an exception to BankFinancial’s and its subsidiaries’ formal loan policy as in effect as of the date of the merger agreement or that are not in compliance with the provisions of such loan policy;

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other than incident to a loan restructuring, extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person (any of the foregoing with respect to a person being referred to as a “borrowing affiliate”) if such person or such borrowing affiliate is the obligor under any indebtedness to BankFinancial or any of its subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness BankFinancial or any of its subsidiaries has established loss reserves or any part of which has been charged-off by BankFinancial or any of its subsidiaries;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Furthermore, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, First Financial will not, and will not permit any of its subsidiaries to, without the prior written consent of BankFinancial (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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amend the First Financial articles or the First Financial regulations in a manner that would materially and adversely affect the holders of the BankFinancial common stock, or adversely affect the holders of the BankFinancial common stock relative to other holders of the First Financial common shares;

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adjust, split, combine or reclassify any capital shares of First Financial or make, declare or pay any extraordinary dividend on any capital shares of First Financial;

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incur any indebtedness for borrowed money (other than indebtedness of First Financial or any of its wholly owned subsidiaries to First Financial or any of its subsidiaries) that would reasonably be expected to prevent First Financial or its subsidiaries from assuming BankFinancial’s or its subsidiaries’ outstanding indebtedness;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of the First Financial board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
First Financial and BankFinancial have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 45 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.
Each of First Financial and BankFinancial has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will BankFinancial or First Financial, or any of their respective subsidiaries, be required, and neither BankFinancial or First Financial, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on First Financial and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.
First Financial and BankFinancial have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.
To the extent permitted by applicable law, First Financial and BankFinancial have also agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Matters
The merger agreement provides that First Financial will provide to each BankFinancial continuing employee who remains employed with First Financial or its subsidiaries, during the period commencing on the effective time and ending on the first anniversary of the effective time, (i) annual base salary or wages, as applicable, and incentive compensation that are no less favorable than the base salary or wages and incentive compensation in effect for each such continuing employee immediately prior to the effective time, (ii) all employee statutory entitlements, and (iii) employee benefits (other than severance) and other compensation that are substantially comparable in the aggregate to those provided to similarly situated employees of First Financial and its subsidiaries. For any BankFinancial benefit plan terminated for which there is a comparable First Financial benefit plan of general applicability, First Financial will take all commercially reasonable action so that continuing employees will be entitled to participate in such First Financial benefit plan to the same extent as similarly-situated employees of First Financial (it being understood that inclusion of the employees of BankFinancial in the First Financial benefit plans may occur at different times with respect to different plans). First Financial will cause each First Financial benefit plan in which continuing employees are eligible to participate to take into account for purposes of eligibility and vesting under the First Financial benefit plans (but not for purposes of benefit accrual) the service of such employees with BankFinancial or BankFinancial NA to the same extent as such service was credited for such purpose by BankFinancial or BankFinancial NA, except that such service will not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Following the closing date, First Financial will comply with the terms of any individual agreement providing for severance, termination and other benefits to a continuing employee as set forth on the confidential disclosure schedule. Each continuing employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances will be eligible to receive severance benefits as agreed among the parties, subject to the employee’s execution (and non-revocation) of a release of claims.
The merger agreement also provides that, with respect to any employee benefit plans of First Financial or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), First Financial and its subsidiaries will (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under analogous BankFinancial benefit plans, (ii) recognize all service of such employees with BankFinancial and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous BankFinancial benefit plan prior to the effective time, and (iii) recognize all service of such employees with BankFinancial and its subsidiaries for purposes of paid time off, vacation, or other approved leave, except that First Financial will not cause any coverage of a continuing employee or such continuing employee’s dependents to terminate under any BankFinancial benefit plan that is a group health plan prior to the time such continuing employees or such continuing employee’s dependents, as applicable, have been offered participation in the group health plans common to all employees of First Financial and their dependents, except in the case of a termination of employment. The merger agreement provides that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of any defined benefit pension plan or (c) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. The merger agreement also provides that BankFinancial will provide the information reasonably necessary for First Financial to recognize annual co-payments, coinsurance, deductibles and out-of-pocket expenses in connection with the new plans no later than 15 days prior to the effective time.
With respect to any 401(k) plan sponsored or maintained by BankFinancial and its subsidiaries (a “BankFinancial 401(k) plan”), including, without limitation, any plan that offers a company stock fund as an investment option, BankFinancial will cause any such company stock fund(s) to be “frozen” to any new investments as of ten business days prior to the effective time. Prior to the freezing of any such company stock fund, BankFinancial will provide BankFinancial 401(k) plan participants with any and all notices required by law with respect to such change in investment availability. Upon and after the date of the freezing of such company stock fund(s), no participant may direct that any portion of such participant’s individual account balance under any BankFinancial 401(k) plan that is not currently invested in a company stock fund be transferred to or invested in any company stock fund. BankFinancial will cause any BankFinancial 401(k) plan to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. In accordance with such termination, (i) BankFinancial will provide First Financial with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by First Financial) not later than two business days immediately preceding the effective time, and (ii) any continuing employees will be eligible to participate, effective as of the effective time, or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by First Financial or one of its subsidiaries. First Financial and BankFinancial will take any and all actions as may be required, including amendments to the BankFinancial 401(k) plan and/or a 401(k) plan sponsored or maintained by First Financial or one of its subsidiaries (a “First Financial 401(k) plan”), to permit the continuing employees to make rollover contributions to the First Financial 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the BankFinancial 401(k) plan in the form of cash, notes (in the case of loans) or a combination thereof. At least ten business days prior to the closing date, BankFinancial will require all continuing employees to submit all outstanding expense reimbursement requests. At or before the effective time, BankFinancial will pay to all continuing employees (i) all outstanding expense reimbursement requests, and (ii) all accrued but unused paid time off credited to any continuing employee in excess of the paid time off permitted to be carried over into a new calendar year under BankFinancial’s policies and procedures applicable to such continuing employee. First Financial agrees to assume and honor, in accordance with their terms, all amounts under BankFinancial benefit plans in connection with or arising in whole or in part from the transactions contemplated by the merger agreement and the methodology set forth on the confidential disclosure schedules. BankFinancial agrees that the transactions contemplated by the merger agreement will constitute a “change in control,” “change of control” or other similar concept under any BankFinancial benefit plan. The parties also agree to additional matters set forth on the confidential disclosure schedules.
Nothing in the merger agreement will confer upon any employee, officer, director or consultant of First Financial or BankFinancial or any of their subsidiaries or affiliates any right to continue in the employ or service of the surviving corporation, BankFinancial, First Financial or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving corporation, BankFinancial, First Financial or any subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any continuing employee), officer, director or consultant of the surviving entity, BankFinancial or First Financial or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any BankFinancial benefit plan, First Financial benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the surviving corporation or any of its subsidiaries or affiliates to amend, modify or terminate any particular BankFinancial benefit plan, First Financial benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of BankFinancial, First Financial or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, First Financial, as the surviving corporation in the merger, will indemnify and hold harmless all present and former directors, officers or employees of BankFinancial and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of BankFinancial or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement or expenses as of the date of the merger agreement by BankFinancial pursuant to the BankFinancial charter, the BankFinancial bylaws, the governing or organizational documents of any BankFinancial subsidiary or any indemnification agreements in existence as of the date of the merger agreement that have been disclosed to First Financial or the MGCL; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires First Financial, as the surviving corporation in the merger, to maintain for a period of six years after consummation of the merger BankFinancial’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, First Financial is not required to spend annually more than 250% of the current annual premium paid as of the date of the merger agreement by BankFinancial for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then First Financial will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, BankFinancial, in consultation with, but only upon the consent of First Financial, may (and at the request of First Financial, BankFinancial will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under BankFinancial’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Restructuring Efforts
The merger agreement provides that if BankFinancial fails to obtain the required vote of BankFinancial stockholders to approve the BankFinancial merger proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement, including by merging BankFinancial into a newly created wholly owned subsidiary of First Financial (provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio or the amount or kind of the consideration to be issued to holders of the capital stock of BankFinancial as provided for in the merger agreement, in a manner adverse to such party or its stockholders) and/or resubmit the merger and the other transactions contemplated by the merger agreement (or as restructured) to BankFinancial’s stockholders for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the First Financial common shares to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, assumption by First Financial and First Financial Bank of BankFinancial’s and BankFinancial NA’s indebtedness, BankFinancial coordinating with First Financial regarding the declaration and payment of any dividends in respect of BankFinancial common stock, the parties cooperating with each other and using their reasonable best efforts to provide First Financial with access to personnel, data, information and records as First Financial determines are reasonably necessary in connection with evaluating any potential sale or other disposition of certain multifamily loans, public announcements with respect to the transactions contemplated by the merger agreement, exemption from Section 16(b) insider trading liability and that both parties will use its reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Meetings; Recommendation of First Financial’s and BankFinancial’s Boards of Directors
BankFinancial has agreed to call a meeting of its stockholders for the purpose of voting upon the approval of the merger and the other transactions contemplated by the merger agreement (the “requisite BankFinancial vote”) and to use reasonable best efforts to cause the meeting to be held as soon as reasonably practicable after the Form S-4 is declared effective.
BankFinancial and its board of directors have agreed to use its reasonable best efforts to obtain from BankFinancial stockholders the requisite BankFinancial vote, including by communicating to BankFinancial stockholders its recommendation that BankFinancial stockholders approve the merger and the other transactions contemplated by the merger agreement (the “BankFinancial board recommendation”). BankFinancial has agreed that BankFinancial and its board of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to First Financial the BankFinancial board recommendation, (ii) fail to make the BankFinancial board recommendation, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “— Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the BankFinancial board recommendation, in each case within ten business days (or such fewer number of days as remain prior to the BankFinancial stockholders meeting) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
However, subject to certain termination rights described in “— Termination of the Merger Agreement” below, if the BankFinancial board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of the duties of BankFinancial’s directors under applicable law to make or continue to make the BankFinancial board recommendation, then, prior to the receipt of the requisite BankFinancial vote, the BankFinancial board of directors may submit the approval of the merger and the other transactions contemplated by the merger agreement to its stockholders without recommendation and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law, provided that (i) it gives First Financial at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by First Financial and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of the duties of BankFinancial’s directors under applicable law to make or continue to make BankFinancial board recommendation. Any material amendment to any acquisition proposal will require a new notice period.
BankFinancial must adjourn or postpone the BankFinancial stockholders meeting if there are insufficient shares of BankFinancial common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, has not received proxies representing a sufficient number of shares necessary to obtain the requisite BankFinancial vote, and subject to the terms and conditions of the merger agreement, BankFinancial will continue to use reasonable best efforts to solicit proxies from its stockholders. Notwithstanding anything to the contrary in the merger agreement, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, BankFinancial is required to convene a meeting of its stockholders and to submit the BankFinancial merger proposal to a vote of the BankFinancial stockholders.
Agreement Not to Solicit Other Offers
BankFinancial has agreed that it will, and will cause each of its subsidiaries and its and their officers, directors, employees, agents, advisors and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than First Financial with respect to any acquisition proposal.
BankFinancial has agreed that it will not, and will cause each of its subsidiaries and its and their officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, with respect to BankFinancial, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of BankFinancial and its subsidiaries or 25% or more of any class of equity or voting securities of BankFinancial or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of BankFinancial or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BankFinancial, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BankFinancial.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite BankFinancial vote, BankFinancial receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the BankFinancial board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation the duties of BankFinancial’s directors under applicable law; provided that, prior to furnishing any confidential or nonpublic information, BankFinancial enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between First Financial and BankFinancial, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with BankFinancial.
BankFinancial has also agreed to (i) promptly (and, in any event, within 24 hours) advise First Financial following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the general substance thereof, and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Conditions to Complete the Merger
First Financial’s and BankFinancial’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
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approval of the merger by BankFinancial stockholders;

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the authorization for listing on Nasdaq, subject to official notice of issuance, of the First Financial common shares to be issued in the merger;

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receipt of all required regulatory approvals with waiting periods expired and no materially burdensome condition See “The Merger — Regulatory Approvals” beginning on page 66 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

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receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither BankFinancial nor First Financial can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite BankFinancial vote, in the following circumstances:
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by mutual written consent of First Financial and BankFinancial;

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by either BankFinancial or First Financial if any governmental entity that must grant a requisite regulatory approval for the merger or the bank merger has denied such approval and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either BankFinancial or First Financial if the merger has not been completed on or before the date that is the 12-month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided that if, at such time, the only remaining conditions to closing related to the effectiveness of the registration statement or the receipt of regulatory approvals, then the termination date will automatically be extended for ten days;

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by either BankFinancial or First Financial (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of BankFinancial, in the case of a termination by First Financial, or First Financial, in the case of a termination by BankFinancial, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

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by First Financial prior to such time as the requisite BankFinancial vote is obtained, if (i) BankFinancial or the BankFinancial board of directors has made a recommendation change or (ii) BankFinancial or the BankFinancial board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the BankFinancial board recommendation.

Neither First Financial nor BankFinancial is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of First Financial common shares or BankFinancial common stock.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcement, payment of fees and expenses, and the termination fee described below, and (ii) neither BankFinancial nor First Financial will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.
Termination Fee
BankFinancial will pay First Financial a termination fee equal to $5.0 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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in the event that the merger agreement is terminated by First Financial pursuant to the last bullet set forth under “— Termination of the Merger Agreement” above. In such case, the termination fee must be paid to First Financial within two business days of the date of termination.

•
in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the BankFinancial board of directors or BankFinancial’s senior management or has been made directly to the BankFinancial stockholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the BankFinancial stockholders meeting) an acquisition proposal with respect to BankFinancial, and (i) (a) thereafter the merger agreement is terminated by either First Financial or BankFinancial because the merger has not been completed prior to the termination date, and BankFinancial has not obtained the requisite BankFinancial vote but all other conditions to BankFinancial’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by First Financial based on a willful breach of the merger agreement by BankFinancial that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is 12 months after the date of such termination, BankFinancial enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above); provided that, for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to First Financial on the earlier of the date BankFinancial enters into such definitive agreement and the date of consummation of such transaction.

The termination fee and any amounts payable by BankFinancial in connection therewith, constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, will be the sole monetary remedy of First Financial in the event of a termination of the merger agreement under specified circumstances.
Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by First Financial and BankFinancial.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite BankFinancial vote, except that after the approval of the merger and the other transactions contemplated by the merger agreement by the BankFinancial stockholders, there may not be, without further approval of the BankFinancial stockholders any amendment to the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite BankFinancial vote, there may not be, without further approval of the BankFinancial stockholders any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.
Specific Performance
First Financial and BankFinancial will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of BankFinancial common stock that exchange their shares of BankFinancial common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, and administrative authorities, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those BankFinancial stockholders that hold their shares of BankFinancial common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the United States federal income tax laws, including if they are:
•
a financial institution;

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a tax-exempt organization or governmental organization;

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a pass-through entity (or an investor in a pass-through entity);

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an insurance company;

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a mutual fund;

•
a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects to apply a mark-to-market method of tax accounting;

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a holder of BankFinancial common stock that received BankFinancial common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder, including former residents of the United States;

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a person that has a functional currency other than the U.S. dollar;

•
a real estate investment trust;

•
a regulated investment company;

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a holder of BankFinancial common stock that holds BankFinancial common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

•
a holder that immediately before the merger directly, indirectly, or constructively owned at least 5% of all BankFinancial common stock (by vote or value);

•
a holder of BankFinancial common stock that holds BankFinancial common stock as part of an investment, retirement plan, individual retirement account, or other tax-deferred accounts; or

•
a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of BankFinancial or First Financial. You should consult with your tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BankFinancial common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the

United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds BankFinancial common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding BankFinancial common stock should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to First Financial’s obligation to complete the merger that First Financial receive an opinion from Squire Patton Boggs (US) LLP, as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BankFinancial’s obligation to complete the merger that BankFinancial receive an opinion from Luse Gorman, PC, as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of First Financial and BankFinancial, are, as of the effective time, true and complete without qualification and that the representation letters of First Financial and BankFinancial are executed by appropriate and authorized officers of First Financial and BankFinancial. Neither of the opinions described above will be binding on the IRS. First Financial and BankFinancial have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of BankFinancial common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a), the material U.S. federal income tax consequences of the merger to U.S. BankFinancial stockholders are set forth in the remainder of this discussion:
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no gain or loss will be recognized by BankFinancial or First Financial as a result of the merger;

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a holder who receives solely First Financial common shares (or receives First Financial common shares and cash solely in lieu of a fractional share) in exchange for shares of BankFinancial common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional First Financial common share;

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the aggregate tax basis of the First Financial common shares received in the merger (including any fractional First Financial common shares deemed received and sold for cash as described below) will be equal to the holder’s aggregate tax basis in the BankFinancial common stock for which it is exchanged;

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the holding period of First Financial common shares received in the merger (including any fractional shares deemed received and sold for cash as described below) will include the holder’s holding period of the BankFinancial common stock for which it is exchanged.

If holders acquired different blocks of BankFinancial common stock at different times and at different prices, a holder’s tax basis and holding period in First Financial common shares may be determined with reference to each block of BankFinancial common stock. You should consult your own tax advisor regarding the manner in which the consideration should be allocated among different blocks of shares of BankFinancial common stock surrendered and the determination of the tax bases and holding periods of the First Financial common shares received.
Cash Instead of a Fractional Share
A holder of BankFinancial common stock who receives cash in lieu of a fractional First Financial common share will be treated as having received the fractional First Financial common share pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional First Financial common share. This gain or loss generally will be capital gain or loss, provided that such shares were held as capital assets to the holder, and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional shares (including the holding period of BankFinancial common stock surrendered therefor) is greater than one year. Long-term capital gains of certain non-corporate holders, including individuals, generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In certain circumstances, if a holder of BankFinancial common stock also actually or constructively owns First Financial common shares (other than First Financial common shares received pursuant to the transaction) at the time of the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of First Financial’s undistributed earnings and profits. To the extent, if any, that the recognized gain is treated as dividend income, noncorporate U.S. holders generally would be taxed on such amounts at the preferential rates applicable to long-term capital gain. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, you should consult your tax advisors regarding the potential application of the foregoing rules to your particular circumstances.
Backup Withholding
Payments of cash to a non-corporate holder of BankFinancial common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A holder of BankFinancial common stock generally will not be subject to backup withholding, however, if the holder:
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furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

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provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.
This summary of certain material United States federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF FIRST FINANCIAL CAPITAL SHARES
As a result of the merger, BankFinancial stockholders who receive First Financial common shares in the merger will become First Financial shareholders. Your rights as First Financial shareholders will be governed by Ohio law, the First Financial articles and the First Financial regulations. The following description of the material terms of First Financial’s capital shares, including the common shares to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. You are urged to read the applicable provisions of Ohio law, the First Financial articles and the First Financial regulations and federal law governing bank holding companies carefully and in their entirety. For further information, see “Where You Can Find More Information.”
General
As of the date of this proxy statement/prospectus, First Financial’s authorized capital shares consists of 160,000,000 First Financial common shares and 10,000,000 First Financial preferred shares. As of the date of this proxy statement/prospectus, there were [        ] First Financial common shares issued and outstanding, [        ] First Financial common shares held by First Financial in treasury, and no First Financial preferred shares issued or outstanding. All outstanding First Financial capital shares are duly authorized, fully paid, validly issued and non-assessable.
Common Shares
Holders of First Financial common shares are entitled to:
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cast one vote for each common share held of record on all matters submitted to a vote of shareholders;

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receive dividends when, as and if declared by First Financial board of directors from funds legally available therefor, subject to the rights of holders of First Financial preferred shares, if any; and

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share ratably in First Financial’s net assets legally available to First Financial shareholders in the event of First Financial’s liquidation, dissolution or winding up, after provision for the distribution of any preferential amounts to the holders of First Financial preferred shares, if any.

Holders of First Financial common shares have no preemptive, subscription, preference, redemption, conversion, exchange or cumulative voting rights. The rights, preferences and privileges of the holders of First Financial common shares are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of any First Financial preferred shares that First Financial may designate and issue in the future.
Subject to compliance with applicable federal and state securities laws, First Financial common shares may be transferred without any restrictions or limitations. The transfer agent and registrar for First Financial common shares is Computershare Shareholder Services.
First Financial common shares are listed on the Nasdaq Global Select Market under the symbol “FFBC”. First Financial common shares are, and any First Financial common shares registered under this proxy statement/prospectus will be, when issued, fully paid and nonassessable.
For more information regarding the rights of First Financial shareholders, please see the description captioned “Comparison of the Rights of First Financial Shareholders and BankFinancial Stockholders,” beginning on page 92.
Preferred Shares
The First Financial articles authorize the First Financial board of directors to issue, without any further vote or action by First Financial’s shareholders, subject to certain limitations prescribed by law and the rules and regulations of any stock exchange on which First Financial’s securities may be listed, up to an aggregate of 10,000,000 preferred shares in one or more series.
Subject to the limitations described in the next paragraph, the First Financial board of directors is also authorized to determine and fix the powers, designations, preferences and relative, participating, optional, conversion and other special rights of each series of preferred shares issued from time to time, and the qualifications, limitations and restrictions thereof, including the designation and authorized number of each series, dividend rights, voting rights, conversion rights, redemption and exchange rights, sinking fund requirements and liquidation rights. The First Financial board of directors may increase or decrease the number of shares of any series of preferred shares before or after the issue of that series, but not below the number of shares of such series then outstanding. If the number of preferred shares of any series is so decreased, the shares constituting such decrease will resume the status of authorized but unissued shares. Under Ohio law, the authority of a board to establish the par value of preferred shares is not settled even if such authority is provided in the corporation’s articles. Consequently, First Financial’s preferred shares will be issued without par value unless the First Financial board of directors determines to issue preferred shares with par value after having been advised by counsel that it has the authority to do so.
The First Financial articles provide that the voting rights of each preferred share are limited to no more than one vote per share when voting as a class with the common shares, and the preferred shares will not vote as a separate class or series except as required by Ohio law. The First Financial board of directors has represented that it will not issue, without prior shareholder approval, any series of preferred shares for any defensive or anti-takeover purpose, for the purpose of implementing a shareholder rights plan, or with features specifically intended to make any attempted acquisition of First Financial more difficult or costly.
The First Financial board of directors will fix the powers, designations, preferences and relative, participating, optional, conversion and other special rights of each series of preferred shares that it may offer or issue, and the qualifications, limitations and restrictions of such series, in a certificate of amendment to the First Financial articles relating to that series.
The First Financial board of directors may authorize the issuance of First Financial preferred shares with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of First Financial common shares. The issuance of First Financial preferred shares could have the effect of decreasing the market price of First Financial common shares, restricting First Financial’s ability to repurchase outstanding First Financial common shares, decreasing the amount of earnings and assets available for distribution to holders of First Financial common shares and creating restrictions upon the payment and amount of dividends and other distributions to holders of First Financial common shares. The issuance of First Financial preferred shares also could have the effect of delaying, deterring or preventing a change in control of us without further action by First Financial’s shareholders. When and if First Financial issues First Financial preferred shares, such preferred shares will be fully paid and nonassessable.
Exclusive Forum
The First Financial regulations provide that, unless First Financial consents in writing to the selection of an alternative forum, the Court of Common Pleas of Hamilton County, Ohio or, if that court does not have jurisdiction, the United States District Court for the Southern District of Ohio, Western Division sitting in Cincinnati, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of First Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of First Financial arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code, the First Financial articles or regulations, or (iii) any action asserting a claim against First Financial or any director or officer or other employee of First Financial governed by the internal affairs doctrine.
The foregoing choice of forum provision may limit a First Financial shareholder’s ability to bring a claim in a judicial forum that the shareholder finds favorable for disputes with First Financial or its directors and officers or other employees, which may discourage such lawsuits against First Financial and its directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the First Financial’s articles to be inapplicable or unenforceable in an action, First Financial may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect First Financial’s business and financial condition. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Anti-Takeover Effects of Certain Provisions of the First Financial Articles, the First Financial Regulations and Ohio Law
The First Financial articles and the First Financial regulations contain certain provisions that make it more difficult to acquire control of First Financial by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of First Financial to negotiate with the First Financial board of directors. First Financial believes that, as a general rule, the interests of First Financial’s shareholders would be best served if any change in control results from negotiations with the First Financial board of directors. The following provisions of the First Financial articles and Ohio law might have the effect of delaying, deterring or preventing a change in control of First Financial and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving First Financial and certain persons described below.
Authorized but unissued First Financial common and preferred shares under the First Financial articles could (within the limits imposed by applicable law and Nasdaq rules) be issued in one or more transactions that could make a change of control of First Financial more difficult, and therefore more unlikely. The First Financial articles do not provide for any cumulative voting rights for First Financial common or preferred shares.
The First Financial regulations provide that a special meeting of First Financial shareholders may be called only by the Chair of the Board, by the First Financial’s Chief Executive Officer, by First Financial’s President or Vice President authorized to exercise the authority of First Financial’s Chief Executive Officer in the case of the Chief Executive Officer’s absence, death or disability, by resolution of the First Financial’s board of directors or by the holders of not less than one-half of the outstanding voting power of First Financial. The First Financial regulations also establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to shareholder nominations of candidates for election as directors. Such provisions may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to First Financial’s shareholders and First Financial. In addition, the First Financial regulations enable the First Financial board of directors to increase the size of the First Financial board of directors between annual meetings and fill the vacancies created by the increase by a majority of the First Financial directors in office at any time, as well as to amend the First Financial regulations without shareholder approval.
The Ohio General Corporation Law (the “OGCL”) provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the First Financial articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the First Financial articles, relatively difficult, and a vote of the holders of in excess of one-third of the outstanding First Financial common shares would be sufficient to prevent implementation of any of the corporate actions mentioned above.
Section 1701.831 of the OGCL is a “control share acquisition” statute. The control share acquisition statute basically provides that any person acquiring shares of an “issuing public corporation” (which definition First Financial meets) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1∕3%; (ii) 33 1∕3% but not more than 50%; and (iii) more than 50%.
The purpose of the control share acquisition statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the control share acquisition statute grant to First Financial’s shareholders the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person’s purchase in the same manner and with the same proxy information that would be available to them if a proposed merger of First Financial were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the purchase is approved.
The control share acquisition statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the control share acquisition statute could render approval of any control share acquisition difficult because it must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power, excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince First Financial’s shareholders of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.
Chapter 1704 of the OGCL is a “merger moratorium” statute. The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” (which definition First Financial meets) may not engage in a “Chapter 1704 transaction” for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s board of directors prior to such transaction. A person who acquires such voting power is an “interested shareholder,” and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three-year moratorium, Chapter 1704 of the OGCL prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. One significant effect of Chapter 1704 of the OGCL is to encourage a person to negotiate with a corporation’s board of directors prior to becoming an interested shareholder.
Ohio also has enacted Section 1707.043 of the OGCL, which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.
In addition, Section 1701.59 of the OGCL provides that, in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider, in addition to the interests of the corporation’s shareholders, any of the interests of the corporation’s employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.
The overall effect of the foregoing may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

COMPARISON OF THE RIGHTS OF FIRST FINANCIAL SHAREHOLDERS AND BANKFINANCIAL STOCKHOLDERS
If the merger is completed, BankFinancial stockholders will receive First Financial common shares in the merger, and they will cease to be BankFinancial stockholders. BankFinancial is organized under the laws of the State of Maryland. First Financial is organized under the laws of the State of Ohio. The following is a summary of certain material differences between (i) the current rights of BankFinancial stockholders under the BankFinancial charter, the BankFinancial bylaws and Maryland law and (ii) the current rights of First Financial shareholders under the First Financial articles, the First Financial regulations and Ohio law.
First Financial and BankFinancial believe that this summary describes the material differences between the rights of First Financial shareholders as of the date of this proxy statement/prospectus and the rights of BankFinancial stockholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to BankFinancial’s and First Financial’s governing documents, which you are urged to read carefully and in their entirety. The following summary is not a complete statement of the rights of stockholders and shareholders of the two companies or a complete description of the specific provisions referred to below. Copies of BankFinancial’s and First Financial’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 119.
	BankFinancial	First Financial
Authorized Capital Stock	BankFinancial is authorized to issue (i) 100,000,000 shares of common stock, par value $0.01 per share; and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share.	First Financial is authorized to issue (i) 160,000,000 common shares, without par value; and (ii) 10,000,000 preferred shares, with or without par value as determined by the First Financial board of directors.
Outstanding Shares	As of [ ] [ ], 2025, BankFinancial had [12,460,678] shares of common stock issued and outstanding and no shares of preferred stock outstanding.	As of [ ] [ ], 2025, First Financial had [95,760,617] common shares issued and outstanding, [8,521,177] common shares held by First Financial in treasury, and no preferred shares outstanding.
Dividends and Other Distributions	Subject to any rights of holders of BankFinancial preferred stock, BankFinancial may pay dividends and other distributions on the BankFinancial common stock if, as and when authorized by the BankFinancial board of directors.	Subject to any rights of holders of First Financial preferred shares, the holders of First Financial common shares are entitled to receive dividends, if and when declared payable from time to time by First Financial’s board of directors, from any funds legally available therefor.
	However, the FRB expects BankFinancial, as a bank holding company, to serve as a source of strength to its subsidiary banks, which may require BankFinancial to retain capital for further investments in its subsidiary banks, rather than for dividends for its stockholders.	However, the FRB expects First Financial, as a bank holding company, to serve as a source of strength to its subsidiary banks, which may require First Financial to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders.
Voting Limitations	Pursuant to the BankFinancial charter, no record holder of any outstanding shares of BankFinancial common stock that are beneficially owned, directly or	First Financial’s articles and regulations do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.

	BankFinancial	First Financial

indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of BankFinancial common stock (a “BankFinancial Holder in Excess”) will be entitled or permitted to any vote in respect of the shares held in excess of 10% of the then-outstanding shares of BankFinancial common stock (the “BankFinancial Limit”).
The number of votes which may be cast by any record holder in respect of BankFinancial common stock beneficially owned by a BankFinancial Holder in Excess will be a number equal to the number of votes which would be entitled to be cast by a record holder of a number of shares equal to the BankFinancial Limit, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are owned of record by such record holder and of which the BankFinancial Holder in Excess is the beneficial owner and the denominator of which is the total number of shares of BankFinancial common stock beneficially owned by such BankFinancial Holder in Excess.

Number of Directors; Classification
The BankFinancial board of directors currently consists of seven members.
The BankFinancial charter provides that the number of directors may be increased, decreased or otherwise altered exclusively by the BankFinancial board of directors pursuant to the BankFinancial bylaws but the number of directors may never be less than the minimum number required by the MGCL. The BankFinancial bylaws provide that the BankFinancial board of directors may alter the number of directors at any time by establishing, increasing or decreasing the number of directors pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), provided that the number of directors will never be less than the

First Financial’s board of directors currently consists of ten members.
Provided the number of directors is never less than nine nor more than twenty-five, First Financial’s regulations provide that the number may be increased or decreased by resolution of the board of directors by vote of two-thirds of the whole authorized number of directors, or by resolution of the shareholders at a meeting of shareholders for electing directors by vote of two-thirds of the outstanding voting power.

	BankFinancial	First Financial
minimum number of directors required by the MGCL. “Whole Board” means the total number of directors that BankFinancial would have if there were no vacancies on the BankFinancial board of directors at the time any such resolution is presented to the BankFinancial board of directors for adoption.

The BankFinancial board of directors is currently divided into three classes with each director’s term of office expiring at the third succeeding annual meeting of stockholders after such director’s election.
However, at the 2026 annual meeting of BankFinancial stockholders, each of the successors to the directors whose terms expire at the 2026 annual meeting of BankFinancial stockholders will be elected to serve until the 2027 annual meeting of BankFinancial stockholders and until their respective successors are duly elected and qualify.
At the 2027 annual meeting of BankFinancial stockholders, each of the successors to the directors whose terms expire at the 2027 annual meeting of BankFinancial stockholders will be elected to serve until the 2028 annual meeting of BankFinancial stockholders and until their respective successors are duly elected and qualify.
Beginning with the 2028 annual meeting of BankFinancial stockholders, all directors will be elected to serve until the next annual meeting of BankFinancial stockholders and until their respective successors are duly elected and qualify.
First Financial’s board of directors consists of a single class of directors and each director is elected for a one-year term.
Election of Directors; Vacancies	Subject to the limitations described under “— Voting Limitations” above and any other provisions of the BankFinancial charter that provide for a greater or lesser number of votes per share or limit or deny voting rights, each outstanding share of BankFinancial stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders.	Each First Financial shareholder is entitled to one vote for each common share held by such shareholder.

	BankFinancial	First Financial
	A majority of the total votes cast for and against a nominee for director (after giving due effect to the limitations described under “— Voting Limitations” above) at a meeting of BankFinancial stockholders duly called and at which a quorum is present will be required to elect such nominee for director. However, directors will be elected by a plurality of the votes cast at a meeting of BankFinancial stockholders for which the BankFinancial board of directors determines that the number of nominees for director exceeds the number of directors to be elected as of the record date for such meeting of BankFinancial stockholders. Each share may be voted (after giving due effect to the limitations described under “— Voting Limitations” above) for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.	Director nominees who receive the greatest number of shareholder votes are automatically elected to the board, but First Financial has adopted a policy requiring nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender written resignation to the Corporate Governance and Nominating Committee for consideration.
	BankFinancial stockholders are not permitted to cumulate their votes in the election of directors.	First Financial’s shareholders are not permitted to cumulate their votes in the election of directors.
	Pursuant to a provision in the BankFinancial charter, BankFinancial has elected that, except as may be provided by the BankFinancial board of directors in setting the terms of any class or series of stock, any and all vacancies on the BankFinancial board of directors, however arising, may be filled only by the BankFinancial board of directors pursuant to a resolution approved by a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which such vacancy occurred.	The First Financial directors are elected at a meeting of shareholders, except that a majority of the directors in office at any time, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any director’s office that is created by an increase in the number of directors or by a vacancy. However, in any period between annual meetings of shareholders, the directors cannot increase the number of directors by more than three.
Removal of Directors	Subject to the rights of the holders of any series of BankFinancial preferred stock, a director may be removed from office for cause (as defined below) if the removal of such director for cause is approved by at least two-thirds of all votes entitled to be cast by BankFinancial stockholders entitled to vote generally in the election of directors	A First Financial director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

	BankFinancial	First Financial

(after giving due effect to the limitations described under “— Voting Limitations” above).
Subject to the rights of holders of any series of BankFinancial preferred stock, a director may be removed from office with or without cause if (i) the removal of such director is recommended by the BankFinancial board of directors pursuant to a resolution approved by at least two-thirds of the total number (rounded up to the nearest whole number) of directors that BankFinancial would have if there were no vacancies on the BankFinancial board of directors at the time such resolution is presented to the BankFinancial board of directors for adoption and if the director whose removal is sought were not counted in such total number and (ii) the removal of such director is approved by the vote of a majority of all the votes entitled to be cast by BankFinancial stockholders entitled to vote generally in the election of directors (after giving due effect to the limitations described under “— Voting Limitations” above).
“Cause” means, with respect to any particular director, (x) the conviction of a felony or (y) a final judgment of a court of competent jurisdiction holding that, in the performance of his or her duties to BankFinancial, such director acted in bad faith, engaged in active and deliberate dishonesty or engaged in willful misconduct and such bad faith, active and deliberate dishonesty or willful misconduct caused material financial or other harm to BankFinancial.

Call of Special Meeting of Directors	The BankFinancial bylaws provide that a special meeting of the BankFinancial board of directors may be called by the chairman of the board, the chief executive officer or one-third of the directors then in office (rounded up to the nearest whole number).	First Financial’s regulations provide that a meeting of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, or by any seven directors upon giving two-days’ notice, unless the board of directors has fixed a regular time and place for board meetings.

	BankFinancial	First Financial
Duties of Directors	Pursuant to the MGCL, a director of BankFinancial must act (i) in good faith, (ii) in a manner reasonably believed to be in the best interests of BankFinancial and (iii) with the care of an ordinarily prudent person in a like position under similar circumstances. The MGCL provides that an act of a director of BankFinancial will be presumed to be in accordance with the foregoing standard. The MGCL further provides that an act of a director of BankFinancial relating to or affecting an acquisition or potential acquisition of control of BankFinancial or any other transaction or potential transaction involving BankFinancial may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.	Pursuant to the OGCL, a director of First Financial must perform their duties (i) in good faith, (ii) in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director shall not be found to have violated these duties unless it is proved by clear and convincing evidence.
	The MGCL provides that the charter of a Maryland corporation may include a provision allowing the board of directors, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition of control on stockholders, employees, suppliers, customers and creditors of the corporation and communities in which offices or other establishments of the corporation are located. The BankFinancial charter provides that the BankFinancial board of directors, in considering any potential acquisition of control of BankFinancial, may, but is not obligated to, give due consideration to all relevant factors, including, without limitation, the effect of the potential acquisition of control on stockholders, employees, suppliers, customers and creditors of BankFinancial and any of its subsidiaries and communities in which offices or other establishments of BankFinancial or any of its subsidiaries are located.	First Financial’s articles and regulations do not alter such duties.
Limitation on Director and Officer Liability	Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit	First Financial’s articles provide that each person who is or was a director, officer, employee, or agent of the corporation will be indemnified by First Financial to the full extent permitted by the OGCL against any liability, cost, or expense incurred in such capacity, or

	BankFinancial	First Financial
	or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The BankFinancial charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.	arising out of such status. First Financial may, but is not obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost, or expense.
Indemnification	Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the BankFinancial charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to
First Financial’s regulations provide that First Financial shall, to the full extent permitted by law, indemnify all persons whom it may indemnify.
Ohio law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, because the person is or was a director or officer, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding if (1) the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action and no such indemnification may be made if either (1) the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation, unless and only to the extent that the court in which the proceeding was brought determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as the court deems proper, or (2) the only liability asserted

BankFinancial	First Financial

expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
The BankFinancial charter provides that BankFinancial (i) must indemnify its current and former directors (including any director who was or is also an officer of BankFinancial), whether serving BankFinancial or at its request serving any other entity, including, without limitation, any subsidiary or other affiliate of BankFinancial, to the fullest extent required or permitted by the MGCL (but, in the case of any amendment to the MGCL, only to the extent that such amendment permits BankFinancial to provide broader indemnification rights than such law permitted BankFinancial to provide prior to such amendment), including the advancement of expenses under procedures permitted or required by applicable law and to the fullest extent permitted by applicable law, (ii) must indemnify (including the advancement of expenses under procedures permitted or required by applicable law) its current and former officers to the fullest extent, consistent with applicable law, as may be required in a contract approved by the BankFinancial board of directors pursuant to a resolution approved by a majority of directors then in office, or as may be required by the BankFinancial bylaws and (iii) may, to the extent not required pursuant to clause (ii) above, indemnify (including the advancement of expenses under procedures permitted or required by applicable law) current and former officers and other employees and agents of BankFinancial as may be authorized by the BankFinancial board against a director in a proceeding relates to the director’s approval of an unlawful dividend, distribution, redemption or loan. Ohio law further provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify the director or officer against expenses actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding. In addition, a corporation is permitted to pay expenses (including attorneys’ fees) as they are incurred by a director or officer as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The indemnification provisions of Ohio law summarized above are not exclusive of, and are in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors.
Ohio law grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

	BankFinancial	First Financial
of directors in the specific case and permitted by applicable law or the BankFinancial bylaws. However, except with respect to proceedings to enforce rights to indemnification or in a contract approved by the BankFinancial board of directors pursuant to a resolution approved by a majority of directors then in office, BankFinancial may not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the BankFinancial board of directors pursuant to a resolution approved by a majority of the directors then in office.
Annual Meetings of Stockholders	An annual meeting of BankFinancial stockholders for the election of directors and the transaction of any business within the powers of BankFinancial will be held on the date and at the time and place set by the BankFinancial board of directors.	The annual meting of shareholders of First Financial shall be held on the fourth Tuesday in May of each year or on such other date as may be fixed from time to time by the directors, at such time as the directors may determine.
Call of Special Meetings of Stockholders
Subject to the rights of the holders of any class or series of BankFinancial preferred stock, special meetings of BankFinancial stockholders may be called by the chief executive officer, the president or the BankFinancial board of directors pursuant to a resolution approved by a majority of the Whole Board.
Subject to the satisfaction of certain procedural requirements set forth in the BankFinancial bylaws, special meetings of BankFinancial stockholders must be called by the secretary to act on any matter that may properly be considered at a meeting of BankFinancial stockholders upon the written request of BankFinancial stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting.
First Financial’s regulations provide that special meetings of shareholders may be called by the Chairman of the Board, by the Chief Executive Officer, by the President or Vice President authorized to exercise the authority of the Chief Executive Officer in the case of the Chief Executive Officer’s absence, death, or disability, by resolution of the directors or by the holders of not less than one-half of the outstanding voting power of First Financial.
Notice of Meetings of Stockholders	Not less than ten nor more than 90 days before each meeting of BankFinancial stockholders, the secretary must give to each stockholder entitled to vote at such meeting or entitled to notice thereof, notice in writing or by electronic	Written notice of such a meeting stating the time, place, if any, and purposes of the meeting, and the means, if any, by which shareholders can be present and vote at the meeting shall be given at least ten days before the date of the meeting

	BankFinancial	First Financial
	transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any law, the purpose for which the meeting is called, by (i) mail, (ii) delivery to such stockholder personally, (iii) leaving it at the stockholder’s usual place of business or (iv) transmission to such stockholder by electronic transmission to any address or number at which such stockholder receives electronic transmissions.	(a) to every shareholder of record entitled to notice and (b) by or at the direction of the Chief Executive Officer or the Secretary.
Quorum of Stockholders
The BankFinancial bylaws provide that, at any meeting of BankFinancial stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter (after giving due effect to the limitations described under “— Voting Limitations” above) constitutes a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by the BankFinancial charter.
Where a separate vote by a class or classes is required, a majority of the shares of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.
First Financial’s regulations provide that the holders of record of a majority of shares entitled to vote at each meeting of shareholders, present in person or by proxy, shall constitute a quorum.
Advance Notice Regarding Stockholder Proposals (other than Nomination of Candidates for Election to the Board of Directors)	The BankFinancial bylaws provide that, for any business to be properly brought before an annual meeting by a stockholder, the stockholder (i) must be a stockholder of record both at the time of giving of notice by the stockholder as provided in the BankFinancial bylaws and at the time of the meeting, (ii) must be entitled to vote at the meeting and (iii) must have complied with the requirements of the BankFinancial bylaws. Only such business brought before the meeting pursuant to BankFinancial’s notice of meeting may be conducted at a special meeting of BankFinancial stockholders.	First Financial’s regulations do not contain a similar advance notice provision regarding stockholder proposals.

BankFinancial	First Financial

To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive office of BankFinancial not earlier than the 150th day nor later than 5:00 p.m., Chicago, Illinois Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Chicago, Illinois Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
The stockholder’s notice must set forth: (i) a description of the business that the stockholder proposes to bring before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any BankFinancial Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and the BankFinancial Stockholder Associated Person therefrom, (ii) as to the stockholder giving the notice and any BankFinancial Stockholder Associated Person, the class, series and number of all shares of stock of BankFinancial that are owned by such stockholder and by such BankFinancial Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such BankFinancial Stockholder Associated Person; (iii) as to the stockholder giving the notice and any BankFinancial Stockholder Associated Person covered by clause (i) or (ii) above,

BankFinancial	First Financial

the name and address of such stockholder, as they appear on the BankFinancial stock ledger and current name and address, if different, and of such BankFinancial Stockholder Associated Person; and (iv) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business on the date of such stockholder’s notice.
Upon written request by the secretary or the BankFinancial board of directors or any committee thereof, any stockholder proposing business at a meeting of stockholders must provide, within five business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the BankFinancial board of directors or any committee thereof or any authorized officer of BankFinancial, to demonstrate the accuracy of any information submitted by the stockholder pursuant to the BankFinancial bylaws.
If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with the BankFinancial bylaws.
A “BankFinancial Stockholder Associated Person” of any BankFinancial stockholder means (i) any person (A) controlling, directly or indirectly, (B) “acting in concert” (as defined in 12 C.F.R. § 225.41(b)(2) or 12 C.F.R. § 5.50(d)(2)) with, (C) who is a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) with, or (D) who is a “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any solicitation of proxies with, such stockholder or (ii) any beneficial owner of shares of stock of BankFinancial owned of record or beneficially by such stockholder.

	BankFinancial	First Financial
Advance Notice Regarding Stockholders Nomination of Candidates for Election to the Board of Directors
The BankFinancial bylaws provide that, for nominations of individuals for election to the BankFinancial board of directors to be properly brought before an annual or special meeting by a stockholder, the stockholder (i) must be a stockholder of record both at the time of giving of notice by the stockholder as provided in the BankFinancial bylaws and at the time of the meeting, (ii) must be entitled to vote at the meeting and (iii) must have complied with the requirements of the BankFinancial bylaws. For a special meeting of stockholders, the BankFinancial board of directors must have also determined that directors will be elected at such special meeting.
To be timely, a stockholder’s notice for an annual meeting must be delivered to the secretary at the principal executive office of BankFinancial not earlier than the 150th day nor later than 5:00 p.m., Chicago, Illinois Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Chicago, Illinois Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In addition, if the BankFinancial board of directors increases or decreases the maximum or minimum number of directors in accordance with the BankFinancial bylaws and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting, a stockholder’s notice required will also be

First Financial’s regulations provide that nomination for election of directors may be made by any shareholder by delivering written notice to the Secretary of First Financial not later than (i) for an annual meeting of shareholders, 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) for a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.
The notice must set forth the name and address of the shareholder and each nominee; the age and principal occupation or employment of each nominee; the number of shares of equity securities beneficially owned by each nominee; a representation that the shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee; such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the First Financial board of directors; and the consent of each nominee to serve as a director of the First Financial if elected.
First Financial may also require any proposed nominee to furnish other information reasonably required by First Financial to determine the proposed nominee’s eligibility to serve as a director.

BankFinancial	First Financial

considered timely, but only with respect to nominees for such newly created directorships for which the term of office will expire at the next annual meeting, if it is delivered to the secretary at the principal executive office of BankFinancial not later than 5:00 p.m., Chicago, Illinois Time, on the tenth day following the day on which such public announcement is first made by BankFinancial. To be timely, a stockholder’s notice for a special meeting must be delivered to the secretary at the principal executive office of BankFinancial not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Chicago, Illinois Time on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the BankFinancial board of directors to be elected at such meeting.
The stockholder’s notice must set forth: (i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of BankFinancial that are beneficially owned by such individual, (C) the date such shares were acquired and the investment intent of such acquisition and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to the stockholder giving the notice and any BankFinancial Stockholder Associated Person, the

	BankFinancial	First Financial

class, series and number of all shares of stock of BankFinancial that are owned by such stockholder and by such BankFinancial Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such BankFinancial Stockholder Associated Person; (iii) as to the stockholder giving the notice and any BankFinancial Stockholder Associated Person covered by clause (ii) above, the name and address of such stockholder, as they appear on the BankFinancial stock ledger and current name and address, if different, and of such BankFinancial Stockholder Associated Person; and (iv) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice.
Upon written request by the secretary or the BankFinancial board of directors or any committee thereof, any stockholder proposing a nominee for election as a director at a meeting of stockholders must provide, within five business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the BankFinancial board of directors or any committee thereof or any authorized officer of BankFinancial, to demonstrate the accuracy of any information submitted by the stockholder pursuant to the BankFinancial bylaws. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with the BankFinancial bylaws.

Stockholder Action by Written Consent	Any action required or permitted to be taken at a meeting of BankFinancial stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by	Under the OGCL, unless a corporation’s articles or regulations prohibit action by shareholders without a meeting, shareholders may act without a meeting on any action required or permitted to

	BankFinancial	First Financial
electronic transmission by each stockholder entitled to vote on the matter and filed in paper or electronic form with the records of the meetings of BankFinancial stockholders.
be taken at a shareholder meeting, provided that all shareholders entitled to notice of the meeting sign a writing authorizing the action, and the shareholders file the writing with the records of the corporation.
First Financial’s articles and regulations do not alter such shareholders’ right.

Stockholder Inspection Rights
Under the MGCL, any BankFinancial stockholder may inspect and copy during usual business hours any of the following corporate documents: (i) the BankFinancial bylaws; (ii) minutes of the proceedings of BankFinancial stockholders; (iii) annual statements of affairs; and (iv) voting trust agreements deposited at BankFinancial’s principal office. Any BankFinancial stockholder may also request a statement showing all stock and securities issued during a specified period of not more than 12 months before the date of the request.
In addition, one or more persons who together are and for at least six months have been stockholders of record of at least 5% of the outstanding stock of any class may (i) inspect and copy during usual business hours the BankFinancial books of account and stock ledger, (ii) present to any officer or resident agent of BankFinancial a written request for a statement of BankFinancial’s affairs and (iii) if BankFinancial does not maintain the original or a duplicate stock ledger at its principal office, present to any officer or resident agent of BankFinancial a written request for a list of stockholders.
Under the OGCL, First Financial shareholders, upon written demand stating the specific purpose thereof, shall have the right to examine at any reasonable time and for any reasonable and proper purpose, the articles of the corporation, the regulations, the books and records of account, minutes, and records of shareholders aforesaid, and voting trust agreements, if any, on file with First Financial, and to make copies or extracts thereof.
Stockholder Appraisal Rights	The MGCL provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of a transaction in connection with which the stockholder would otherwise have the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if, among other exceptions, the charter of the corporation provides that the holders of stock are not entitled to exercise the rights of an objecting stockholder under the MGCL.	The OGCL provides that shareholders of a domestic corporation that is also the surviving corporation in a merger who are entitled to vote on the adoption of the merger are entitled to relief as dissenting shareholders, unless the shares of the corporation are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders, and the consideration to be received by the shareholders consists of shares or shares

	BankFinancial	First Financial
and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.
The BankFinancial charter provides that BankFinancial stockholders are not entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless the BankFinancial board of directors, pursuant to a resolution approved by a majority of the directors then in office, determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights.
The OGCL also entitles the following to relief as dissenting shareholders: (i) shareholders of a domestic corporation that is being merged into a surviving or new entity, (ii) shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation, (iii) in the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who are entitled to vote on such transaction, but only as to the shares so entitling them to vote, (iv) shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged, and (v) shareholders of a domestic corporation into a domestic or foreign entity.
First Financial’s articles and regulations do not alter such shareholders’ rights.

Appointment and Removal of Officers	The BankFinancial bylaws provide that the officers of BankFinancial will be elected annually by the BankFinancial board of directors (except that the chief executive officer may from time to time appoint one or more senior vice presidents, vice presidents, assistant vice presidents, assistant secretaries or assistant treasurers, in each case subject to the ratification of such appointments by the BankFinancial board of directors no less frequently than annually) and that each officer will hold office until his or her successor is elected and qualifies or until his or her death or his or her resignation or removal as provided in the BankFinancial bylaws.
First Financial’s regulations provide that all officers of First Financial shall be chosen by the board of directors by a majority vote and shall hold office at the pleasure of the First Financial board of directors.
Any officer may be removed by the board of directors at any time with or without cause by a majority vote.

	BankFinancial	First Financial
The BankFinancial bylaws provide that any officer may be removed, with or without cause, by the BankFinancial board of directors if in its judgment the best interests of BankFinancial will be served thereby.
The BankFinancial bylaws further provide that the BankFinancial board of directors may authorize any officer to remove subordinate officers.
Amendment to Charter and Bylaws	The amendment or repeal of any provision of the BankFinancial charter must be approved by at least two-thirds of all votes entitled to be cast by BankFinancial stockholders entitled to vote on the matter (after giving due effect to the limitations described under “— Voting Limitations” above), except that: (i) the BankFinancial board of directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number) and without action by BankFinancial stockholders, may amend the BankFinancial charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that BankFinancial has authority to issue; (ii) no stockholder approval will be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL; and (iii) the proposed amendment or repeal of any provision of the BankFinancial charter need only be approved by the vote of a majority of all the votes entitled to be cast by BankFinancial stockholders entitled to vote on the matter (after giving due effect to the limitations described under “— Voting Limitations” above) if the amendment or repeal of such provision is approved by the BankFinancial board of directors pursuant to a resolution approved by at least two-thirds of the Whole Board (rounded up to the nearest whole number).
Under the First Financial articles, First Financial reserves the right to amend, alter, change or repeal any provision contained in its articles in the manner prescribed by the laws of Ohio, and all rights and powers conferred therein upon shareholders and directors are granted subject to this reservation.
The First Financial regulations provide that the regulations may be amended only (a) by the vote of the holders of two-thirds of the outstanding voting power of First Financial voting as a single class at a meeting of shareholders called for such purpose, unless such amendment is recommended by the vote of two-thirds of the whole authorized number of directors, in which case the regulations may be amended by the affirmative vote of the holders of a majority of the outstanding voting power voting as a single class at a meeting of shareholders called for such purpose or (b) by the affirmative vote of two-thirds of the whole authorized number of directors to the extent permitted by Ohio law.

	BankFinancial	First Financial

No proposed amendment or repeal of any provision of the BankFinancial charter will be submitted to a stockholder vote unless the BankFinancial board of directors has (i) approved the proposed amendment or repeal, (ii) determined that it is advisable and (iii) directed that it be submitted for consideration at either an annual or special meeting of BankFinancial stockholders pursuant to a resolution approved by the BankFinancial board of directors. The BankFinancial board of directors is vested with the power to adopt, amend, alter or repeal any provision of the BankFinancial bylaws.
Pursuant to a proposal that is submitted to BankFinancial stockholders for approval at a duly called annual or special meeting of stockholders in accordance with the BankFinancial bylaws and is otherwise in compliance with applicable law, BankFinancial stockholders may amend, alter or repeal any provision of the BankFinancial bylaws and adopt new provisions of the BankFinancial bylaws, provided that any such amendment, alteration, repeal or adoption is approved by the affirmative vote of BankFinancial stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Extraordinary Transactions	A proposed consolidation, merger, share exchange, dissolution or sale of all or substantially all of the assets of BankFinancial must be approved by at least two-thirds of all the votes entitled to be cast by BankFinancial stockholders entitled to vote on the matter (after giving due effect to the limitations described under “— Voting Limitations” above), except that: (i) no stockholder approval will be required if the approval of stockholders is not required for the transaction by the MGCL or other applicable law; and (ii) the transaction need only be approved by the vote of a majority of all the votes entitled to be cast by BankFinancial stockholders entitled to vote on the matter (after giving due effect to the limitations described under
Under the OGCL, the vote required to adopt an agreement of merger or consolidation at a meeting of the shareholders of a domestic constituent corporation is the affirmative vote of the holders of shares of that corporation entitling them to exercise at least two-thirds of the voting power of the corporation on such proposal, except in the case of mergers of a subsidiary into a parent corporation, which does not require shareholder approval.
The First Financial articles and regulations do not alter the approval required for extraordinary transactions.

	BankFinancial	First Financial

“— Voting Limitations” above) if the transaction is approved by the BankFinancial board of directors pursuant to a resolution approved by at least two-thirds of the Whole Board (rounded up to the nearest whole number).
A conversion of BankFinancial into another entity must be declared advisable by the BankFinancial board of directors and approved by the affirmative vote of BankFinancial stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Stockholders
Under the MGCL, certain “business combinations” (including a merger, consolidation or statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.
Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates.
The super-majority vote requirements do not apply, however, to business

Under the OGCL, First Financial shall not engage in a merger, consolidation, combination, or majority share acquisition involving an interested shareholder or a person, partnership, corporation, or other entity that is, or after the merger, consolidation, combination, or majority share acquisition would be, an affiliate or associate of an interested shareholder, for three years after an interested shareholder’s share acquisition date, unless (i) it is an exempt transaction according to the statute or (ii) prior to the interested shareholder’s share acquisition date First Financial’s directors approved the transaction or the purchase of the interested shareholder’s shares.
After three years, First Financial may engage in such a transaction if it is a certain type of business combination specified by the statute, there is compliance with the provisions of the applicable business combination statute, and at least one of the following is satisfied: (i) the transaction is approved, at a meeting held for that purpose, by the affirmative vote of the holders of shares of First Financial entitling them to exercise at least two-thirds of the voting power of the issuing public corporation in the election of directors; and (ii) the transaction meets both of the following conditions: (a) it results in the receipt per share by the holders of all outstanding

	BankFinancial	First Financial

combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements.
The BankFinancial charter provides that BankFinancial elects to be governed by the provisions of the Maryland Business Combination Act as in effect on the date the original BankFinancial charter was accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) and that BankFinancial elects not to be governed by any amendment to the Maryland Business Combination Act after such date unless the BankFinancial board of directors, pursuant to a resolution approved by a majority of the directors then in office, determines that such amendment will apply.
The BankFinancial charter further provides that, in the event that the Maryland Business Combination Act is repealed or, in the sole discretion of the BankFinancial board of directors, amended or substantially altered to the detriment of BankFinancial, BankFinancial will continue to be governed by the provisions of the Maryland Business Combination Act in effect on the date the original BankFinancial charter was accepted for record by the SDAT, together with any amendments to the Maryland Business Combination Act that the BankFinancial board of directors has determined will apply to BankFinancial.
shares of First Financial not beneficially owned by the interested shareholder of an amount of cash that, when added to the fair market value as of the consummation date of the transaction of noncash consideration, aggregates at least the higher of the following: (I) a figure determined in accordance with the statute; or (II) the preferential amount per share, if any, to which holders of shares of that class or series of shares are entitled upon voluntary or involuntary dissolution of First Financial, plus the aggregate amount per share of dividends declared or due that those holders are entitled to receive before payment of dividends on another class or series of shares, unless the aggregate amount per share of those dividends is included in the preferential amount; and (b) the form of consideration to be received by holders of each particular class or series of outstanding shares of First Financial in the transaction, apart from any portion that is interest, is in cash or, if the interested shareholder previously purchased shares of that class or series, is in the same form the interested shareholder previously paid to acquire the largest number of shares of that class or series, but in no event shall the fair market value of the consideration received by a holder of a share of a particular class or series of outstanding shares in the transaction be less than the current fair market value of a share of the issuing public corporation of the same class or series.
Control Share Acquisitions
Under the MGCL, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter.
Shares owned by the acquiror, by officers or by employees who are directors of the

Under the OGCL, any control share acquisition of an issuing public corporation shall be made only with the prior authorization of the shareholders of such corporation.
Any person who proposes to make a control share acquisition shall deliver an acquiring person statement to the issuing public corporation at the issuing public

	BankFinancial	First Financial

corporation are excluded from shares entitled to vote on the matter.
Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.
A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
The Maryland Control Share Acquisition Act does not apply, however, to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
The BankFinancial bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisition by any person of shares of stock of BankFinancial.

corporation’s principal executive offices.
Within ten days after receipt of an acquiring person statement, the directors of the issuing public corporation shall call a special meeting of shareholders of the issuing public corporation for the purpose of voting on the proposed control share acquisition.
The acquiring person may make the proposed control share acquisition if both of the following occur: (i) the shareholders of the issuing public corporation who hold shares as of the record date of such corporation entitling them to vote in the election of directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of such corporation in the election of directors represented at the meeting in person or by proxy, and a majority of the portion of the voting power excluding the voting power of interested shares represented at the meeting in person or by proxy; and (ii) the acquisition is consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition.
The First Financial articles and regulations does not alter the statute.

Anti-Takeover and Related Provisions	Under the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed	See “Description of First Financial Capital Shares — Anti-Takeover Effects of Certain Provisions of the First Financial Articles, the First Financial Regulations and Ohio Law.”

BankFinancial	First Financial

only by vote of the directors; (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
BankFinancial has elected that, except as may be provided by the BankFinancial board of directors in setting the terms of any class or series of stock, any and all vacancies on the BankFinancial board of directors, however arising, may be filled only by the BankFinancial board of directors pursuant to a resolution approved by a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which such vacancy occurred.
Through unrelated provisions in its charter and bylaws, BankFinancial already (i) has a classified board (although beginning at the 2026 annual meeting of stockholders, directors will be elected to serve only until the next annual meeting of stockholders and until their respective successors are duly elected and qualify, with the BankFinancial board of directors fully declassified by the 2028 annual meeting of stockholders), (ii) requires a two-thirds vote for the removal of a director unless the removal of such director is recommended by the BankFinancial board of directors pursuant to a resolution approved by at least two-thirds of the total number (rounded up to the nearest whole number) of directors that BankFinancial would have if there were no vacancies on the BankFinancial board of directors at the time such resolution is presented to the BankFinancial board of directors for adoption and if the director whose removal is sought were not counted in

	BankFinancial	First Financial
such total number, (iii) vests in the BankFinancial board of directors the exclusive power to fix the number of directorships and (iv) requires the written request of BankFinancial stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.
Exclusive Forum for Certain Litigation	The BankFinancial bylaws provide that, unless BankFinancial consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BankFinancial, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of BankFinancial to BankFinancial or its stockholders, (iii) any action asserting a claim against BankFinancial or any director or officer or other employee of BankFinancial arising pursuant to any provision of the MGCL, the BankFinancial charter or the BankFinancial bylaws or (iv) any action asserting a claim against BankFinancial or any director or officer or other employee of BankFinancial that is governed by the internal affairs doctrine.	See “Description of First Financial Capital Shares — Exclusive Forum.”

LEGAL MATTERS
The validity of First Financial common shares to be issued in connection with the merger will be passed upon for First Financial by Squire Patton Boggs (US) LLP, New York, New York.
Squire Patton Boggs (US) LLP, New York, New York counsel for First Financial, and Luse Gorman, PC, Washington, D.C., counsel for BankFinancial, will provide at the effective time opinions regarding certain federal income tax consequences of the merger for First Financial and BankFinancial, respectively.
EXPERTS
First Financial.   The consolidated financial statements incorporated in this proxy statement/prospectus by reference to First Financial’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
BankFinancial.   The consolidated financial statements of BankFinancial as of December 31, 2024 and 2023 and for the years then ended incorporated in this proxy statement/prospectus by reference from the BankFinancial Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS
Advance Notice of Business to be Conducted at an Annual Meeting
The BankFinancial bylaws provide an advance notice procedure for certain business, or nominations to the BankFinancial board of directors, to be brought before an annual meeting of stockholders. In order for a BankFinancial stockholder to properly bring business before an annual meeting, or to propose a nominee for election to the BankFinancial board of directors, the stockholder must give written notice to the Secretary of BankFinancial not earlier than the 150th day nor later than 5:00 P.M., Chicago, Illinois Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 P.M., Chicago, Illinois Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must include:
•
As to each individual whom the stockholder proposes to nominate for election or re-election as a director,

•
the name, age, business address and residence address of such individual;

•
the class, series and number of any shares of stock of BankFinancial that are beneficially owned by such individual;

•
the date such shares were acquired and the investment intent of such acquisition; and

•
all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•
As to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any “Stockholder Associated Person” (as defined in the BankFinancial bylaws), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom;

•
As to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of BankFinancial which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

•
As to the stockholder giving the notice and any Stockholder Associated Person described above, the name and address of such stockholder, as they appear on BankFinancial’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and

•
To the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director or the proposal of other business on the date of such stockholder’s notice.

In addition, BankFinancial stockholders who intend to solicit proxies in support of director nominees other than BankFinancial’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act. Nothing in this proxy statement/prospectus shall be deemed to require BankFinancial to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.
Advance written notice for certain business, or nominations to the BankFinancial board of directors, to be brought before the annual meeting of stockholders to be held in 2026 (the “2026 Annual Meeting”)

must be given to BankFinancial no earlier than January 17, 2026 and no later than 5:00 P.M., Chicago, Illinois Time, on February 16, 2026. If notice is received before January 17, 2026 or after 5:00 P.M., Chicago, Illinois Time, on February 16, 2026, it will not be considered timely, and BankFinancial will not be required to present the matter at the next annual meeting of stockholders.
Stockholder Proposals
In order to be eligible for inclusion in the proxy materials for the 2026 Annual Meeting, any stockholder proposal to take action at such meeting must be received at BankFinancial’s executive office, 60 North Frontage Road, Burr Ridge, Illinois 60527, no later than 5:00 P.M., Chicago, Illinois Time, on February 16, 2026. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act and the BankFinancial bylaws.
Notice of a Solicitation of Proxies in Support of Director Nominees Other Than BankFinancial’s Nominees
In order to solicit proxies in support of director nominees other than BankFinancial’s nominees for the 2026 Annual Meeting, a person must provide notice postmarked or transmitted electronically to BankFinancial’s executive office, 60 North Frontage Road, Burr Ridge, Illinois 60527, or BFIN@bankfinancial.com, no later than May 22, 2026. Any such notice and solicitation shall be subject to the requirements of the proxy rules adopted under the Exchange Act.
BankFinancial will not hold the 2026 Annual Meeting if the merger is completed prior to the date that BankFinancial is required under applicable law to hold the 2026 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION
First Financial and BankFinancial file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both First Financial and BankFinancial, which can be accessed at http://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Independent by accessing First Financial’s website at www.bankatfirst.com under the heading “Investor Relations” and then under the tab “Investor Relations site”, followed by the tab “Financial Reporting” or BankFinancial’s website at https://www.bankfinancial.com/ under the heading “Investor Relations” and then under the tab “SEC Filings”. The web addresses of the SEC, First Financial and BankFinancial are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
First Financial has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to First Financial’s securities to be issued in the merger. This document constitutes the prospectus of First Financial filed as part of such registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows First Financial and BankFinancial to incorporate by reference into this proxy statement/prospectus documents filed with the SEC by First Financial and BankFinancial. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that First Financial and BankFinancial file with the SEC will update and supersede that information. First Financial and BankFinancial incorporate by reference the documents listed below and all documents filed by First Financial and BankFinancial under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering of First Financial common shares is terminated:
First Financial filings (SEC File No. 001-34762)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 20, 2025
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2025, filed on May 9, 2025; fiscal quarter ended June 30, 2025, filed on August 7, 2025
Current Reports on Form 8-K	Filed on March 28, 2025, May 29, 2025, June 23, 2025, and August 11, 2025
Definitive Proxy Statement on Schedule 14A	Filed on April 17, 2025
Registration Statement on Form 8-A	Filed on filed on May 2, 1994, as amended on January 5, 2004
BankFinancial filings (SEC File No. 000-51331)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on March 24, 2025, as amended on April 30, 2025
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2025, filed on April 25, 2025; fiscal quarter ended June 30, 2025, filed on August 6, 2025
Current Reports on Form 8-K	Filed on January 31, 2025, February 3, 2025, April 25, 2025, April 25, 2025 (second report), July 2, 2025, July 16, 2025, July 25, 2025, July 25, 2025 (second report), August 4, 2025, August 6, 2025, August 11, 2025, and August 14, 2025
Definitive Proxy Statement on Schedule 14A	Filed on June 16, 2025

We also incorporate by reference into this proxy statement/prospectus (i) the description of First Financial common shares contained in Exhibit 4.19 to First Financial’s Annual Report on Form 10-K, filed on February 21, 2020, and any other amendment or report filed for the purposes of updating such description and (ii) the description of BankFinancial common stock contained in Exhibit 4.2 to the BankFinancial’s Annual Report on Form 10-K, originally filed on March 5, 2020, and any other amendment or report filed for the purposes of updating such description. Notwithstanding the foregoing, First Financial and BankFinancial are not incorporating by reference any information furnished (but not filed), except as otherwise specified therein.
You may request a copy of the documents incorporated by reference into this proxy statement/prospectus (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for documents should be directed to:
First Financial Bancorp. 255 East Fifth Street, Suite 900 Cincinnati, Ohio 45202 Attention: Investor Relations Telephone: (877) 322-9530	BankFinancial Corporation 60 North Frontage Road Burr Ridge, Illinois 60527 Attention: Investor Relations Telephone: (800) 894-6900
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that BankFinancial stockholders requesting documents must do so by [         ] [  ], 2025, in order to receive them before the special meeting.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in First Financial’s and BankFinancial’s affairs since the date of this proxy statement/prospectus. First Financial provided the information contained in this proxy statement/prospectus with respect to First Financial and BankFinancial provided the information contained in this proxy statement/prospectus with respect to BankFinancial.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
FIRST FINANCIAL BANCORP.
and
BANKFINANCIAL CORPORATION

Dated as of August 11, 2025

A-i

A-ii

A-iii

9.13 Severability	A-49
9.14 Confidential Supervisory Information	A-49
9.15 Delivery by Electronic Transmission	A-49
9.16 No Other Representations or Warranties	A-50
Exhibit A — Form of Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS
Page
Acquisition Proposal	55
affiliate	66
Agreement	1
Bank Merger	4
Bank Merger Act	10
Bank Merger Agreement	4
Bank Merger Certificates	11
BHC Act	7
Borrower	26
business day	66
Buyer 401(k) Plan	51
Buyer Articles	3
Buyer Bank	4
Buyer Benefit Plans	35
Buyer Bylaws	3
Buyer Common Stock	2
Buyer Disclosure Schedule	28
Buyer Equity Awards	29
Buyer Options	29
Buyer Preferred Stock	29
Buyer Qualified Plans	35
Buyer Regulatory Agreement	39
Buyer Reports	32
Buyer Restricted Stock Awards	29
Buyer Stock Plans	29
Buyer Subsidiary	28
Certificate of Merger	2
Chosen Courts	66
Closing	1
Closing Conditions Satisfaction Date	2
Closing Date	2
Code	1
Confidentiality Agreement	48
Continuation Period	50
Continuing Employees	50
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	22
ERISA	15
ERISA Affiliate	16
Exchange Act	13

A-v

Page
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	2
FDIC	8
Federal Reserve Board	10
GAAP	7
GLBA	19
Governmental Entity	11
Intellectual Property	24
IRS	14
KBW	13
knowledge	65, 66
Liens	9
Loans	26
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	46
Merger	1
Merger Consideration	2
MGCL	1
Multiemployer Plan	17
Multiple Employer Plan	17
New Plans	51
New Shares	4
OCC	10
ODFI	10
Ohio Secretary	2
Old Share	2
ORC	1
person	66
Personal Data	19
Premium Cap	53
Proxy Statement	11
Recommendation Change	48
Regulatory Agencies	11
Representatives	55
Requisite Seller Vote	10
Requisite Regulatory Approvals	46
S-4	11
Sarbanes-Oxley Act	12
SEC	11
Securities Act	12
Seller	1
Seller 401(k) Plan	51

A-vi

Page
Seller Articles	8
Seller Bank	4
Seller Benefit Plans	15
Seller Board Recommendation	48
Seller Bylaws	8
Seller Common Stock	2
Seller Contract	21
Seller Disclosure Schedule	7
Seller Indemnified Parties	53
Seller IT Systems	20
Seller Meeting	48
Seller Preferred Stock	9
Seller Qualified Plans	16, 35
Seller Regulatory Agreement	22
Seller Reports	12
Seller Section 16 Individuals	57
Seller Security Breach	20
Seller Subsidiary	8
Significant Subsidiaries	8
SRO	11
Subsidiary	8
Surviving Corporation	1
Takeover Statutes	25
Tax	15
Tax Return	15
Taxes	15
Termination Date	61
Termination Fee	63

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 11, 2025 (this “Agreement”), by and between First Financial Bancorp., an Ohio corporation (“Buyer”), and BankFinancial Corporation, a Maryland corporation (“Seller”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Buyer and Seller have determined that it is in the best interests of their respective companies and their shareholders and stockholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer and Seller have approved the Merger and this Agreement;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Ohio Revised Code (the “ORC”) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 9:00 a.m. Eastern Time, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs (the date the last of the conditions set forth in Article VII hereof have been so satisfied or waived, the “Closing Conditions Satisfaction Date”), unless another date, time or place is agreed to in writing by the parties. Notwithstanding the foregoing, in the event the Closing Conditions Satisfaction Date is less than five (5) business days prior to the first business day of the month immediately following the month in which the Closing Conditions Satisfaction Date occurs, then Closing shall take place on the first business day of the month that is the second month following the month in which the Closing Conditions Satisfaction Date occurs. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3   Effective Time.   The Merger shall become effective as set forth in the Certificate of Merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the articles of merger to be filed with the State Department of Assessments and Taxation of the State of Maryland, respectively, on the Closing Date (together, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the ORC and the MGCL.

1.5   Conversion of Seller Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:
(a)   Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Seller (the “Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Seller Common Stock owned by Seller or Buyer (in each case other than shares of Seller Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Seller or Buyer in respect of debts previously contracted), shall be converted into the right to receive 0.480 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, no par value per share, of Buyer (the “Buyer Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Buyer Common Stock, including the shares issued to former holders of Seller Common Stock, shall be the common stock of the Surviving Corporation.
(b)   All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Share,” it being understood that any reference herein to an “Old Share” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Seller Common Stock) previously representing any such shares of Seller Common Stock shall thereafter represent only the right to receive (i) a New Share representing the number of whole shares of Buyer Common Stock which such shares of Seller Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (other than as contemplated in this Agreement), an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Buyer and the holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Seller or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Seller Common Stock that are owned by Seller or Buyer (in each case other than shares of Seller Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Seller or Buyer in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Buyer Common Stock or other consideration shall be delivered in exchange therefor.
1.6   Buyer Stock.   At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.7   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the Amended and Restated Articles of Incorporation of Buyer (as amended, the “Buyer Articles”) shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.8   Bylaws of Surviving Corporation.   At the Effective Time, the Amended and Restated Regulations of Buyer (the “Buyer Regulations”) shall be the Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9   Directors and Officers of the Surviving Corporation.   At the Effective Time:
(a)   The directors of the Surviving Corporation shall be the directors of Buyer immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

(b)   The executive officers of the Surviving Corporation shall be the executive officers of Buyer immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.
1.10   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
1.11   Bank Merger.   Buyer and Seller intend that, following the Merger, BankFinancial, National Association, a national banking association and a wholly-owned Subsidiary of Seller (“Seller Bank”), will merge (the “Bank Merger”) with and into First Financial Bank, an Ohio state-chartered bank and a wholly-owned Subsidiary of Buyer (“Buyer Bank”), pursuant to an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. As soon as practicable after the date of this Agreement, or on such later date as Buyer and Seller may mutually agree, Buyer and Seller shall each cause the Board of Directors of Buyer Bank and Seller Bank, respectively, to approve the Bank Merger and the Bank Merger Agreement. Buyer and Seller shall then cause Buyer Bank and Seller Bank, respectively, to enter into the Bank Merger Agreement, and each of Buyer and Seller shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Buyer Bank and Seller Bank, respectively, and Buyer and Seller shall, and shall cause Buyer Bank and Seller Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”). The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, as determined by Buyer.
ARTICLE II
EXCHANGE OF SHARES
2.1   Buyer to Make Merger Consideration Available.   At or prior to the business day immediately preceding the Effective Time, Buyer shall deposit, or shall cause to be deposited, with an exchange agent designated by Buyer and mutually acceptable to Seller (the “Exchange Agent”), for the benefit of the holders of Old Shares, for exchange in accordance with this Article II, (a) evidence of shares in book-entry form or, at Buyer’s option, certificates (collectively, referred to herein as “New Shares”), representing the shares of Buyer Common Stock to be issued to holders of Seller Common Stock, and (b) cash in lieu of any fractional shares (such cash and New Shares for shares of Buyer Common Stock, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Buyer and Seller shall cause the Exchange Agent to mail to each holder of record of one or more Old Shares representing shares of Seller Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Shares shall pass, only upon proper delivery of the Old Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Shares in exchange for New Shares representing the number of whole shares of Buyer Common Stock and any cash in lieu of fractional shares, which the shares of Seller Common Stock represented by such Old Share or Old Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or other distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Share or Old Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Share or Old Shares shall be entitled to receive in exchange therefor, as applicable, (i) New Shares representing that number of whole shares of Buyer Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Share or Old Shares surrendered pursuant to the provisions of this Article II and (B) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Share or Old Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or other distributions payable to holders of Old Shares. Until surrendered as contemplated by this Section 2.2, each Old Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or other distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Share until the holder thereof shall surrender such Old Share in accordance with this Article II. After the surrender of an Old Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive.
(c)   If any New Share representing shares of Buyer Common Stock is to be issued in a name other than that in which the Old Share or Old Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Share or Old Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Share representing shares of Buyer Common Stock in any name other than that of the registered holder of the Old Share or Old Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Shares representing shares of Buyer Common Stock as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Shares or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Old Shares, no dividend or other distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of Seller Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Buyer Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of Seller Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Seller Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Buyer Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and other distributions on the Buyer Common Stock deliverable in respect of each former share of Seller Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Buyer Common Stock, any dividends or other distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.
(h)   In the event any Old Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the applicable certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except (a) as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Seller Reports filed by Seller after January 1, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), and assuming each party’s compliance with its obligations set forth in Section 1.11, Seller hereby represents and warrants to Buyer as follows:
3.1   Corporate Organization.
(a)   Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. As used in this Agreement, “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure, implementation or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency, implementation or consummation of the transactions contemplated hereby), (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Seller or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act. True and complete copies of the charter of Seller (as amended, the “Seller Articles”) and the Amended and Restated Bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.
(b)   Each Significant Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or other distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or other distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Seller (a “Seller Subsidiary”) that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund as permitted by law and applicable regulations, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Significant Subsidiaries of Seller as of the date hereof.
3.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Seller consists of 100,000,000 shares of Seller Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Seller Preferred Stock”). As of June 30, 2025, there are (i) 12,460,678 shares of Seller Common Stock outstanding, which includes 854,398 shares of Seller Common Stock held by the Seller 401(k) Plan (as defined below), and (ii) zero shares of Seller Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Seller issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Seller may vote. No trust preferred or subordinated debt securities of Seller are issued or outstanding. As of the date of this Agreement there are no outstanding subscriptions, options, stock units, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Seller, or contracts, commitments, understandings or arrangements by which Seller may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Seller, or that otherwise obligate Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Seller is a party or is bound with respect to the voting or transfer of Seller Common Stock or other equity interests of Seller.
(b)   Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Seller Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3   Authority; No Violation.
(a)   Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its stockholders and has directed that the Merger and the other transactions contemplated by this Agreement be submitted to Seller’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on the Merger and the other transactions contemplated by this Agreement (the “Requisite Seller Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as Seller Bank’s sole stockholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, including the Bank Merger, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of Seller Significant Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of Seller Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of Seller Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Merger, Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with the Ohio Department of Commerce, Division of Financial Institutions (the “ODFI”) and Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger and the Bank Merger, as applicable, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Seller’s stockholders to be held in connection with the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the Merger and the other transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with and/or acceptance for record of the Certificates of Merger by the Ohio Secretary pursuant to the ORC and the State Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL, respectively, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Seller of this Agreement or (ii) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5   Reports.
(a)   Seller and each of Seller Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state banking regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC (v) the OCC or the ODFI, as applicable, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Seller and Seller Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, investigation into the business or operations of Seller or any of Seller Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Seller or any of Seller Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Seller or any of Seller Subsidiaries since January 1, 2023; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Seller to the SEC since December 31, 2022 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Seller Reports”) is publicly available. No such Seller Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Seller Reports.
3.6   Financial Statements.
(a)   The financial statements of Seller and Seller Subsidiaries included (or incorporated by reference) in the Seller Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller and Seller Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Seller and Seller Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and Seller Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of Seller has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of, or in connection with, any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not, either individually or in the aggregate, be material to Seller and Seller Subsidiaries, taken as a whole, neither Seller nor any of Seller Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Seller included in its Annual and Quarterly Reports on Form 10-K and Form 10-Q for the fiscal year and quarter ended December 31, 2024 and March 31, 2025, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Seller and Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or Seller Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, including by third-party service providers, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller. Seller (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Seller, including Seller Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. To the knowledge of Seller, there is no reason to believe that Seller’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2023, (i) neither Seller nor any of Seller Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of Seller Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of Seller Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of Seller Subsidiaries, whether or not employed by Seller or any of Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or, to the knowledge of Seller, to any director or officer of Seller.
3.7   Broker’s Fees.   With the exception of the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by Seller of KBW related to the Merger and the other transactions contemplated hereby.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.
(b)   Except in connection with the transactions contemplated by this Agreement, since December 31, 2024 through the date hereof, Seller and Seller Significant Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9   Legal Proceedings.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller, neither Seller nor any of Seller Significant Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of Seller Significant Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of Seller Subsidiaries or the assets of Seller or any of Seller Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Seller and Seller Subsidiaries, taken as a whole.

3.10   Taxes and Tax Returns.
(a)   Each of Seller and Seller Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Seller nor any of Seller Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Seller and Seller Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Seller and Seller Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Seller nor any of Seller Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and Seller Subsidiaries for all years to and including 2021 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Seller nor any of Seller Subsidiaries has received written notice of assessment or a written proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Seller and Seller Subsidiaries or the assets of Seller and Seller Subsidiaries. There are no private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Seller nor any of Seller Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and Seller Subsidiaries). Neither Seller nor any of Seller Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (ii) has any liability for the Taxes of any person (other than Seller or any of Seller Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of Seller Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of Seller Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Tax Liens upon any property or assets of Seller or any of Seller Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No material claim has ever been made by any Governmental Entity in a jurisdiction where Seller or any of Seller Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.
(b)   As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)   As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employee Benefit Plans.
(a)   Section 3.11(a) of the Seller Disclosure Schedule lists all material Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Seller or any of Seller Subsidiaries for the benefit of any current or former employee, officer or director of Seller or any of Seller Subsidiaries.
(b)   Seller has heretofore made available to Buyer true and complete copies (as applicable) of (i) each material Seller Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Seller Benefit Plan, (B) the three (3) most recent annual reports (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination or opinion letter, if any, relating to such Seller Benefit Plan, (D) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable), (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Seller Benefit Plan (F) the testing results for each Seller Benefit Plan’s three (3) most recently completed years, (G) all IRS Forms 1094-C (with IRS Forms 1095-C attached) and IRS confirmations of filings for the 2019 through the current calendar years, (H) any submission under any voluntary compliance program during the last six (6) years, (I) current COBRA forms, and (J) the three (3) most recent safe harbor notices for any Seller Benefit Plan that is a Code Section 401(k) plan.
(c)   Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(d)   Section 3.11(d) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Seller Qualified Plan and the related trust, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Seller Qualified Plan or the related trust.
(e)   Neither Seller, any of Seller Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(f)   None of Seller, any of Seller Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller, any of Seller Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.
(g)   Neither Seller nor any of Seller Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.
(h)   All contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Seller and Seller Subsidiaries.
(i)   There are no pending or, to the knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Seller’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Seller and Seller Subsidiaries.
(j)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of Seller or any of Seller Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of Seller or any of Seller Subsidiaries, (iii) accelerate the timing of or cause Seller or any of Seller Subsidiaries to transfer or set aside any assets to fund any material benefits under any Seller Benefit Plan, or (iv) result in any limitation on the right of Seller or any of Seller Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust.
(k)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of Seller Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Section 3.11 of the Seller Disclosure Schedule contains Seller’s true and correct Code Section 280G calculations.
(l)   Neither Seller nor any of Seller Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(m)   No Seller Benefit Plan is maintained outside the jurisdiction of the United States or covers any Seller employee who resides or works outside of the United States.
(n)   Neither the Seller 401(k) Plan, nor any fiduciary, trustee or administrator thereof, has engaged in a breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to result in any material liability to the Seller.
3.12   Employees
(a)   There are no pending or, to the knowledge of Seller, threatened labor grievances or unfair labor practice claims or charges against Seller or any of Seller Subsidiaries, or any strikes or other labor disputes against Seller or any of Seller Subsidiaries. Neither Seller nor any of Seller Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of Seller Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller and Seller Subsidiaries.
(b)   Seller and Seller Subsidiaries are in compliance in all material respects with, and since December 31, 2022 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(c)   (i) To the knowledge of Seller, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2022 against any employee of Seller, (ii) since December 31, 2022, neither Seller nor any of Seller Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Seller, and (iii) there are no proceedings currently pending or, to the knowledge of Seller, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Seller.
3.13   Compliance with Applicable Law.   Seller and each of Seller Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, and, to the knowledge of Seller, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Seller and each of Seller Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seller or any of Seller Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information or similar term under applicable law (“Personal Data”), the Gramm-Leach-Bliley Act (together with all rules promulgated thereunder, the “GLBA”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any final regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Seller’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller, none of Seller, or any of Seller Subsidiaries or, to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of Seller Subsidiaries has, directly or indirectly, (a) used any funds of Seller or any of Seller Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of Seller Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Seller or any of Seller Subsidiaries, (e) made any fraudulent entry on the books or records of Seller or any of Seller Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of Seller Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of Seller Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Seller maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) breach of security leading to the accidental or unlawful destruction, loss, alteration, unavailability, unauthorized disclosure or processing of, or access to, Personal Data transmitted, stored or otherwise processed, (ii) the unauthorized acquisition or processing of Personal Data that materially compromises the security, confidentiality, or integrity of Personal Data, (iii) ransomware, malware, or unauthorized access to Seller IT Systems or (iv) any incident defined as a personal data breach, security breach, security incident, data breach or similar term in applicable laws (clauses (i) through (iv), a “Seller

Security Breach”). “Seller IT Systems” means all information management equipment and systems necessary to or used in or to support the business of Seller and Seller Subsidiaries, including all software, all databases and data systems and all computer hardware and other information and communications technology systems. To the knowledge of Seller, Seller has not experienced any Seller Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller. To the knowledge of Seller, there are no data security or other technological vulnerabilities with respect to Seller’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller. No claims or actions have been asserted, or to the knowledge of Seller, threatened, against Seller or any of Seller Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, Seller and Seller Subsidiaries have properly administered all accounts for which any of them acts as a fiduciary, including accounts for which any of them serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of their governing documents and applicable state, federal and foreign law. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, none of Seller, any of Seller Subsidiaries, or to Seller’s knowledge, any of its or Seller Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.14   Certain Contracts.
(a)   Except as filed with or incorporated into any Seller Report filed prior to the date hereof, neither Seller nor any of Seller Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Seller Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct or any line of business by Seller or any of Seller Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Seller Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller; (v) (A) that relates to the incurrence of indebtedness by Seller or any of Seller Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Seller or any of Seller Subsidiaries of, or any similar commitment by Seller or any of Seller Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $2,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Seller or any of Seller Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or Seller Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $250,000 per annum or $50,000 with respect to any individual payment other than any such contracts which are terminable by Seller or any of Seller Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Seller or Seller Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Seller or any of Seller Subsidiaries; (ix) that is a lease of real property to which Seller or any of Seller Subsidiaries is a party; (x) that is a joint venture, partnership or similar contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other person; (xi) in which Seller or any of Seller Subsidiaries grants or is granted a license or similar under any material Intellectual Property, excluding, in each case, (A) contracts providing rights for generally commercially available off-the-shelf software licensed or provided on non-discriminatory terms and (B) non-exclusive contracts entered into with customers or suppliers in the ordinary course of business; (xii) that is a material consulting agreement, to which Seller or any of Seller Subsidiaries is a party with payments in excess of $100,000; or (xiii) that relates to the acquisition or disposition of any person, business or asset and under which Seller or Seller Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any Seller Benefit Plan), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Contract.” Seller has made available to Buyer true, correct and complete copies of each Seller Contract in effect as of the date hereof.
(b)   In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, (i) each Seller Contract is valid and binding on Seller or one of Seller Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of Seller Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each Seller Contract, (iii) to the knowledge of Seller, each third-party counterparty to each Seller Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such Seller Contract, (iv) Seller does not have knowledge of, and has not received notice of, any violation of any Seller Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Seller or any of Seller Subsidiaries, or to the knowledge of Seller, any other party thereto, of or under any such Seller Contract and (vi) no third-party counterparty to any Seller Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Seller Contract.
3.15   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Seller nor any of Seller Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), nor has Seller or any of Seller Subsidiaries been advised in writing since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.
3.16   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of Seller Subsidiaries or for the account of a customer of Seller or one of Seller Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of Seller Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Seller and each of Seller Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.17   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, Seller and Seller Subsidiaries are in compliance, and have complied since January 1, 2023, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement applicable to Seller and Seller Subsidiaries relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no pending legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Seller, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of Seller Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.
3.18   Investment Securities.
(a)   Each of Seller and Seller Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Seller Reports or to the extent such securities are pledged in the ordinary course of business to secure obligations of Seller or Seller Subsidiaries. Such securities are valued on the books of Seller in accordance with GAAP in all material respects.
(b)   Seller and Seller Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses, and Seller and Seller Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Seller has made available to Buyer the material terms of such policies, practices and procedures.
3.19   Real Property.   (a)    Section 3.19 of the Seller Disclosure Schedule sets forth an accurate description of the real property to which Seller has good, valid and indefeasible title (“Owned Real Property”), or a valid and subsisting leasehold interest, subleasehold interest, or license to (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”).
(b)   The Real Property listed in Section 3.19 of the Seller Disclosure Schedule comprises all of Seller’s real property interests used in the conduct of the business and operations of Seller as currently conducted and, to the knowledge of Seller, there are no facts or circumstances that would prevent the Real Property from being occupied or otherwise used by the Surviving Corporation after the Closing in the same manner as prior to the Closing, subject to the terms of any leases, as applicable.
(c)   All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) and all Owned Real Property is held under deeds (“Real Property Deeds” and, together with Real Property Leases, “Real Property Instruments”), that are valid instruments enforceable in accordance with their respective terms, free and clear of all Liens, except (i) statutory Liens arising or incurred in the ordinary course of business and securing payments which are not yet due and payable, (ii) Liens for real property or similar or customary Taxes not yet due and payable, and (iii) easements or other rights that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair or interfere with business operations at such properties.
(d)   There are no leases, subleases, licenses, concessions or other contractual obligations entered into by Seller granting to any person other than a Seller Subsidiary the right of use or occupancy of all or any portion of the Owned Real Property.
(e)   Seller or a Seller Subsidiary is in sole possession of the Leased Real Property and has not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any person all or any portion of its respective interest in any of the Real Property Leases or the right to use or occupy such Leased Real Property. Seller has paid all rent and other expenses due and payable under each such Real Property Lease.

(f)   Seller has made available to Buyer accurate and complete copies of all Real Property Instruments and any guarantees, amendments, extensions, renewals or other agreements with respect thereto.
(g)   No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Owned Real Property or any portion or interest therein. Neither Seller nor any Seller Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Leased Real Property.
(h)   To Seller’s knowledge, neither the condition, nor the use of the Owned Real Property or the Leased Real Property, by Seller or Seller’s Subsidiaries, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable law relating to the use or operation of the Real Property.
3.20   Intellectual Property.   Seller and each of Seller Subsidiaries owns (free and clear of any material Liens), or is licensed or authorized to use, all material Intellectual Property used in, held for use in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, (a) (i) to the knowledge of Seller, the conduct of their businesses by Seller and Seller Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in material compliance with any applicable license pursuant to which Seller or any Seller Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Seller, no person has asserted in writing since January 1, 2023 to Seller that Seller or any of Seller Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Seller, infringing on, misappropriating or otherwise violating, any right of Seller or any of Seller Subsidiaries with respect to any Intellectual Property owned by Seller or Seller Subsidiaries that is necessary for the conduct of its business as currently conducted, (c) neither Seller nor any Seller Subsidiary has, since January 1, 2023, received any written notice of any pending claim with respect to any Intellectual Property owned by Seller or any Seller Subsidiary, and (d) Seller and Seller Subsidiaries have taken commercially reasonable actions to maintain and protect all Intellectual Property owned by Seller and Seller Subsidiaries that is necessary for the conduct of its business as currently conducted. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential or proprietary know-how or information; copyrights and rights in works of authorship (including software), and all registrations, applications for registration, renewals, common law rights and moral rights associated with the foregoing; rights in data and databases; all other intellectual property or proprietary rights anywhere in the world.
3.21   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of Seller Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of Seller Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type required to be reported in any Seller Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (taking into account all relevant instructions and guidance for reporting under Item 404 of Regulation S-K) that have not been so reported on a timely basis.
3.22   State Takeover Laws.   The Board of Directors of Seller has approved this Agreement, the Merger and the other transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”). In accordance with Section 3-202 of the MGCL and the Seller Articles, no appraisal or dissenters’ rights will be available to the holders of Seller Common Stock in connection with the Merger.

3.23   Reorganization.   Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24   Opinion.   Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Seller Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25   Seller Information.   The information relating to Seller and Seller Subsidiaries provided by Seller or its representatives to be contained in the Proxy Statement and the S-4, and the information relating to Seller and Seller Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of Buyer Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Proxy Statement and the portions of the S-4 that contain information provided by Seller relating to Seller and any of Seller Subsidiaries will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.
3.26   Loan Portfolio.
(a)   As of the date hereof, neither Seller nor any of Seller Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each a “Borrower”) in which Seller or any Subsidiary of Seller is a creditor which as of June 30, 2025, had an outstanding balance plus unfunded commitments, if any, of $250,000 or more and under the terms of which the Borrower was, as of June 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Seller Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Seller and Seller Subsidiaries that, as of June 30, 2025, had an outstanding balance of $500,000 or more and (A) were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans”, “Watch” or words of similar import, (B) were the subject of any notice to Seller or any of Seller Subsidiaries from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Loan, (C) with respect to which Seller has knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Loan or by any obligor of such Loan and (D) represent an extension of credit to an executive officer or director of Seller or Seller Subsidiaries or an entity controlled by an executive officer or director of Seller or Seller Subsidiaries, in each case together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the Borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Seller or any of Seller Subsidiaries that, as of June 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, each Loan of Seller and Seller Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and Seller Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) to the knowledge of Seller, none of the Loans of Seller or Seller Subsidiaries is subject to any material offset or claim of offset and the aggregate loan balances in excess of Seller’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, each outstanding Loan of Seller or any of Seller Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and Seller Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of Seller or Seller Subsidiaries or an entity controlled by an executive officer or director of Seller or Seller Subsidiaries during the three (3) years immediately preceding the date hereof.
(e)   Seller’s allowance for loan and lease losses reflected in the financial statements of Seller (including footnotes thereto) was determined on the basis of Seller’s continuing review and evaluation of the portfolio of the Loans of Seller and Seller Subsidiaries under the requirements of GAAP and applicable law, was established in a manner consistent with Seller’s internal policies, and, in the reasonable judgment of Seller, was adequate in all material respects under the requirements of GAAP and all applicable law to provide for possible or specific losses, net of recoveries relating to the Loans previously charged-off, on the Loans of Seller and Seller Subsidiaries.
3.27   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, Seller and Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and Seller Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and Seller Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, since January 1, 2023, no third party has gained unauthorized access to any Seller IT System controlled by and material to the operation of the business of Seller and Seller Subsidiaries.
3.29   Subordinated Indebtedness.   Seller has performed, or has caused the applicable Seller Subsidiary to perform, all of the obligations required to be performed by Seller and Seller Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.16 of the Seller Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except (a) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the “Buyer Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Buyer Reports filed by Buyer after January 1, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), and assuming each party’s compliance with its obligations set forth in Section 1.11, Buyer hereby represents and warrants to Seller as follows:
4.1   Corporate Organization.
(a)   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. True and complete copies of the Buyer Articles and Buyer Regulations, as in effect as of the date of this Agreement, have previously been made available by Buyer to Seller.
(b)   Each Significant Subsidiary of Buyer (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Buyer, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Buyer (a “Buyer Subsidiary”) to pay dividends or other distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or other distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Buyer that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Significant Subsidiaries of Buyer as of the date hereof.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Buyer consists of 160,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, with or without par value (the “Buyer Preferred Stock”). As of June 30, 2025, there are (i) 95,760,617 shares of Buyer Common Stock outstanding, which number includes 1,026,515 shares of Buyer Common Stock granted in respect of outstanding Buyer Common Stock subject to vesting, repurchase or other lapse restriction (“Buyer Restricted Stock Awards”), (ii) 8,521,177 shares of Buyer Common Stock held in treasury, (iii) zero shares of Buyer Common Stock reserved for issuance upon the exercise of options to purchase shares of Buyer Common Stock (the “Buyer Options” and together with Buyer Restricted Stock Awards, “Buyer Equity Awards”), (iv) 1,065,893shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer Stock Plans, and (v) zero shares of Buyer Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since June 30, 2025, resulting from the exercise, vesting or settlement of any Buyer Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Buyer issued, reserved for issuance or outstanding. As used herein, the “Buyer Stock Plans” means the Buyer 1999 Stock Incentive Plan, Buyer Key Executive Short Term Incentive Plan, MainSource Financial Group, Inc. 2007 Stock Incentive Plan and Buyer 2020 Stock Plan. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote. No trust preferred or subordinated debt securities of Buyer are issued or outstanding. Other than Buyer Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Buyer, or contracts, commitments, understandings or arrangements by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer, or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Buyer is a party or is bound with respect to the voting or transfer of Buyer Common Stock or other equity interests of Buyer.
(b)   Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Buyer and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Buyer Bank and Buyer as Buyer Bank’s sole shareholder, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Buyer Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, including the Bank Merger, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Buyer Articles or the Buyer Regulations, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, any of Buyer Significant Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of Buyer Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of Buyer Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Merger, the Bank Merger Act with respect to the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with the ODFI and OCC in connection with the Merger and the

Bank Merger, as applicable, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with and/or acceptance for record of the Certificates of Merger by the Ohio Secretary pursuant to the ORC and the State Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL, respectively, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5   Reports.
(a)   Buyer and each of Buyer Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and Buyer Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of Buyer Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of Buyer Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of Buyer Subsidiaries since January 1, 2023; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Buyer to the SEC since December 31, 2022 pursuant to the Securities Act or the Exchange Act (the “Buyer Reports”) is publicly available. No such Buyer Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports.
4.6   Financial Statements.
(a)   The financial statements of Buyer and Buyer Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and Buyer Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and Buyer Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and Buyer Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of, or in connection with, any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not, either individually or in the aggregate, be material to Buyer and Buyer Subsidiaries, taken as a whole, neither Buyer nor any of Buyer Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual and Quarterly Reports on Form 10-K and Form 10-Q for the fiscal year and quarter ended December 31, 2024 and March 31, 2025, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Buyer and Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or Buyer Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including Buyer Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the knowledge of Buyer, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2023, (i) neither Buyer nor any of Buyer Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of Buyer Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of Buyer Subsidiaries, whether or not employed by Buyer or any of Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or, to the knowledge of Buyer, to any director or officer of Buyer.

4.7   Broker’s Fees.   With the exception of the engagement of Morgan Stanley & Co. LLC, neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
(b)   Except in connection with the transactions contemplated by this Agreement, since December 31, 2024 through the date hereof, Buyer and Buyer Significant Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal Proceedings.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, neither Buyer nor any of Buyer Significant Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of Buyer Significant Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of Buyer Subsidiaries or the assets of Buyer or any of Buyer Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Buyer and Buyer Subsidiaries, taken as a whole.
4.10   Taxes and Tax Returns.   Each of Buyer and Buyer Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Buyer nor any of Buyer Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Buyer and Buyer Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Buyer and Buyer Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Buyer nor any of Buyer Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Buyer and Buyer Subsidiaries for all years to and including 2019 have been examined by the Internal Revenue Service or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Buyer nor any of Buyer Subsidiaries has received written notice of assessment or a written proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Buyer and Buyer Subsidiaries or the assets of Buyer and Buyer Subsidiaries. There are no private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Buyer nor any of Buyer Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and Buyer Subsidiaries). Neither Buyer nor any of Buyer Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or (b) has any liability for the Taxes of any person (other than Buyer or any of Buyer Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Buyer nor any of Buyer Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Buyer nor any of Buyer Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Buyer been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Tax Liens upon any property or assets of Buyer or any of Buyer Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No material claim has ever been made by any Governmental Entity in a jurisdiction where Buyer or any of Buyer Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.
4.11   Employee Benefit Plans.
(a)   For purposes of this Agreement, “Buyer Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Buyer or any of Buyer Subsidiaries for the benefit of any current or former employee, officer or director of Buyer or any of Buyer Subsidiaries.
(b)   Each Buyer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(c)   The IRS has issued a favorable determination letter with respect to each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Buyer Qualified Plans”) and the related trust, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, and, to the knowledge of Buyer, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Buyer Qualified Plan or the related trust.
(d)   Neither Buyer, any of Buyer Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(e)   None of Buyer, any of Buyer Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Buyer, any of Buyer Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.
(f)   Neither Buyer nor any of Buyer Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.
(g)   All contributions required to be made to any Buyer Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Buyer Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Buyer, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Buyer and Buyer Subsidiaries.
(h)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Buyer’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Buyer Benefit Plans, any fiduciaries thereof with respect to their duties to the Buyer Benefit Plans or the assets of any of the trusts under any of the Buyer Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Buyer and Buyer Subsidiaries.

(i)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of Buyer or any of Buyer Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of Buyer or any of Buyer Subsidiaries, (iii) accelerate the timing of or cause Buyer or any of Buyer Subsidiaries to transfer or set aside any assets to fund any material benefits under any Buyer Benefit Plan, or (iv) result in any limitation on the right of Buyer or any of Buyer Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Buyer Benefit Plan or related trust.
(j)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Buyer or any of Buyer Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k)   Neither Buyer nor any of Buyer Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(l)   No Buyer Benefit Plan is maintained outside the jurisdiction of the United States or covers any Buyer employee who resides or works outside of the United States.
4.12   Employees
(a)   There are no pending or, to the knowledge of Buyer, threatened material labor grievances or material unfair labor practice claims or charges against Buyer or any of Buyer Subsidiaries, or any strikes or other material labor disputes against Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Buyer or any of Buyer Subsidiaries and, to the knowledge of Buyer, there are no organizing efforts by any union or other group seeking to represent any employees of Buyer and Buyer Subsidiaries.
(b)   Buyer and Buyer Subsidiaries are in compliance in all material respects with, and since December 31, 2022 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)   (i) To the knowledge of Buyer, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2022 against any employee of Buyer at the level of executive officer and above, (ii) since December 31, 2022, neither Buyer nor any of Buyer Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Buyer at the level of executive officer and above, and (iii) there are no proceedings currently pending or, to the knowledge of Buyer, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Buyer at the level of executive officer and above.
4.13   Compliance with Applicable Law.   Buyer and each of Buyer Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Buyer and each of Buyer Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of Buyer Subsidiaries, including all laws relating to Personal Data, the GLBA, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any final regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Buyer’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, none of Buyer, or any of Buyer Subsidiaries, or, to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of Buyer Subsidiaries has, directly or indirectly, (a) used any funds of Buyer or any of Buyer Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Buyer or any of Buyer Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Buyer or any of Buyer Subsidiaries, (e) made any fraudulent entry on the books or records of Buyer or any of Buyer Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Buyer or any of Buyer Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of Buyer Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
4.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Buyer nor any of Buyer Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of Buyer Subsidiaries been advised in writing since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.
4.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of Buyer Subsidiaries or for the account of a customer of Buyer or one of Buyer Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of Buyer Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Buyer and each of Buyer Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Buyer’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16   Investment Securities and Commodities.
(a)   Each of Buyer and Buyer Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Seller Reports or to the extent such securities and commodities are pledged in the ordinary course of business to secure obligations of Buyer or Buyer Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.
(b)   Buyer and Buyer Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of such businesses, and Buyer and Buyer Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Buyer has made available to Seller the material terms of such policies, practices and procedures.
4.17   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Buyer or any of Buyer Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Buyer or any of Buyer Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Buyer Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Buyer) on the other hand, of the type required to be reported in any Buyer Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (taking into account all relevant instructions and guidance for reporting under Item 404 of Regulation S-K) that have not been so reported on a timely basis.
4.18   State Takeover Laws.   The Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.
4.19   Reorganization.   Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.20   Buyer Information.   The information that is provided by Buyer relating to Buyer and Buyer Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Buyer and Buyer Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seller or any of Seller Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Proxy Statement and S-4 (except for such portions thereof that relate to Seller or any of Seller Subsidiaries) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.
4.21   Loan Portfolio.
(a)   Set forth in Section 4.21(a) of the Buyer Disclosure Schedule is a true, correct and complete list of all of the Buyer Loans that, as of June 30, 2025, had an outstanding balance of $9,000,000 or more and were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans”, “Watch” or words of similar import. The term “Buyer Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) of Buyer and any Buyer Subsidiary.

(b)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, each Loan of Buyer and Buyer Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and Buyer Subsidiaries as secured Buyer Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) to the knowledge of Buyer, none of the Loans of Buyer or Buyer Subsidiaries is subject to any material offset or claim of offset and the aggregate loan balances in excess of Buyer’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(c)   Buyer’s allowance for loan and lease losses reflected in the financial statements of Buyer (including footnotes thereto) was determined on the basis of Buyer’s continuing review and evaluation of the portfolio of the Loans of Buyer and Buyer Subsidiaries under the requirements of GAAP and applicable law, was established in a manner consistent with Buyer’s internal policies, and, in the reasonable judgment of Buyer, was adequate in all material respects under the requirements of GAAP and all applicable law to provide for possible or specific losses, net of recoveries relating to the Buyer Loans previously charged-off, on the Loans of Buyer and Buyer Subsidiaries.
4.22   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, to the knowledge of Buyer, since January 1, 2023, no third party has gained unauthorized access to any Buyer information systems controlled by and material to the operation of the business of Buyer and Buyer Subsidiaries.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule or the Buyer Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause Seller Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, take no action intended to, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in, in the case of Seller, Section 7.1 or Section 7.2, and in the case of Buyer, Section 7.1 or Section 7.3, not being satisfied in a timely manner, or materially adversely affect, delay or impair its ability to perform its obligations, covenants, and agreements, including, without limitation, the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, under this Agreement or to consummate the transactions contemplated hereby, in each case, except as may be required by applicable law.
5.2   Seller Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of Seller Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, certificates of deposit or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Seller or any of Seller Subsidiaries to Seller or any of Seller Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except quarterly dividends paid by Seller in the ordinary course and consistent with past practices and as contemplated in Section 6.19 and dividends paid by any of the Subsidiaries of Seller to Seller or any Seller Subsidiaries;
(iii)   grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Seller or any of Seller Subsidiaries; or
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Seller or any of Seller Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Seller or any of Seller Subsidiaries, except pursuant to the exercise of stock options or stock appreciation rights or the vesting or settlement of equity compensation awards in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material equity investment in or acquisition of (whether by purchase of stock or other equity securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Seller;
(e)   terminate, materially amend, or waive any material provision of any Seller Contract, other than renewals in the ordinary course of business consistent with past practice, make any change in any instrument or agreement governing the terms of any of its securities or enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;
(f)   except as required under applicable law, or the terms of any Seller Benefit Plan existing as of the date hereof or Section 6.6 of this Agreement, (i) enter into, establish, adopt, amend or terminate any Seller Benefit Plan, or any arrangement that would be a Seller Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Seller Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan, as the case may be, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g)   settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $200,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or Seller Subsidiaries or the Surviving Corporation;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   except as previously publicly announced, amend the Seller Articles, the Seller Bylaws or comparable governing documents of its Significant Subsidiaries;
(j)   materially restructure or materially change the composition of its investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases or sales, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)   enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m)   enter into any new credit or new lending relationships greater than $500,000 that would require an exception to Seller’s and Seller Subsidiaries’ formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy;
(n)   other than incident to a loan restructuring, extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person (any of the foregoing with respect to a person being referred to as a “Borrowing Affiliate”) if such person or such Borrowing Affiliate is the obligor under any indebtedness to Seller or any of Seller Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Seller or any of Seller Subsidiaries has established loss reserves or any part of which has been charged-off by Seller or any of Seller Subsidiaries;
(o)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(p)   merge or consolidate itself or any of Seller Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of Seller Subsidiaries;
(q)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, waive or extend any statute of limitations with respect to material Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(r)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   Buyer Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Buyer Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Buyer shall not, and shall not permit any of Buyer Subsidiaries to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend the Buyer Articles or Buyer Regulations in a manner that would materially and adversely affect the holders of the Seller Common Stock, or adversely affect the holders of the Seller Common Stock relative to other holders of the Buyer Common Stock;
(b)   adjust, split, combine or reclassify any capital stock of Buyer or make, declare or pay any extraordinary dividend on any capital stock of Buyer;
(c)   incur any indebtedness for borrowed money (other than indebtedness of Buyer or any of Buyer Subsidiaries to Buyer or any of Buyer Subsidiaries) that would reasonably be expected to prevent Buyer or Buyer Subsidiaries from assuming Seller’s or Buyer Subsidiaries’ outstanding indebtedness;
(d)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(e)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Seller and Buyer shall promptly prepare, and Buyer shall file with the SEC, the S-4, in which the Proxy Statement will be included as a prospectus. The parties shall cooperate with each other and use reasonable best efforts to make such filing within forty-five (45) days of the date of this Agreement. Each of Buyer and Seller shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Seller shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer and Seller, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board and the OCC and (ii) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(c)   Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer and Seller or any of their respective Subsidiaries, and neither Buyer and Seller nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)   To the extent permitted by applicable law, Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law, Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to certain mutually agreed-upon Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, personnel, information technology systems, and records as are reasonably necessary to verify the representations and warranties of the other, and to prepare for the Merger and the other matters contemplated by this Agreement, and each shall cooperate with the other party in preparing to execute after the Effective Time, the conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Buyer or Seller, as the case may be, is not permitted to disclose under applicable law). Notwithstanding the foregoing, neither Buyer and Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary or similar duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any access to Personal Data granted pursuant to this Section shall be subject to such additional limitations as Buyer or Seller may reasonably require to prevent disclosure or use of any such Personal Data other than in compliance with applicable privacy laws. Without limiting the generality of the foregoing, none of Buyer, Seller, nor any of their respective Representatives shall disclose to any third party any Personal Data unless the individual(s) to whom that Personal Data pertains has consented to that disclosure.
(b)   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, Seller shall within ten (10) business days of each Measuring Date deliver a consolidated balance sheet and income statement of Seller and a certificate setting forth the Adjusted Tangible Stockholders’ Equity as of such Measuring Date. “Adjusted Tangible Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Seller for the quarter ended March 31, 2025 calculated in accordance with GAAP, plus all earnings of Seller during the period from March 31, 2025 to the applicable Measuring Date. “Measuring Date” shall mean the last day of the month for each month between the date of this Agreement and the Effective Time.
(c)   Each of Buyer and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) or Section 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of November 12, 2024, between Buyer and Seller (the “Confidentiality Agreement”).
(d)   No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3   Stockholder Approval.
(a)   Seller shall call, give notice of, convene and hold a meeting of its stockholders (the “Seller Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite Seller Vote required in connection with the Merger and the other transactions contemplated by this Agreement and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the other transactions contemplated by a merger agreement. The Seller Meeting may be held virtually, subject to applicable law and the organizational documents of Seller.
(b)   Subject to Section 6.3(c), Seller and its Board of Directors shall use its reasonable best efforts to obtain from the stockholders of Seller the Requisite Seller Vote, including by communicating to the Seller stockholders the recommendation of Seller’s Board of Directors (and including such recommendation in the Proxy Statement) that the stockholders of Seller approve the Merger and the other transactions contemplated by this Agreement (the “Seller Board Recommendation”). Seller and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Buyer the Seller Board Recommendation, (ii) fail to make the Seller Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Seller Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Seller Meeting, as applicable) after an Acquisition Proposal is made public or any request by Buyer to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of the duties of the directors of Seller under applicable law to make or continue to make the Seller Board Recommendation, the Board of Directors of Seller may, prior to the receipt of the Requisite Seller Vote, submit the Merger and the other transactions contemplated by this Agreement to its stockholders, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement, the Merger and other transactions contemplated by this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Seller may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Seller may not take any actions under this sentence unless it (i) gives Buyer at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Buyer and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of the duties of the directors of Seller under applicable law to make or continue to make the Seller Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).
(d)   Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote, and subject to the terms and conditions of this Agreement, Seller shall continue to use reasonable best efforts to solicit proxies from its stockholders in order to obtain the Requisite Seller Vote. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Seller Meeting shall be convened and the Merger and the other transactions contemplated by this Agreement shall be submitted to the stockholders of Seller at the Seller Meeting, and nothing contained herein shall be deemed to relieve Seller of such obligation.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Buyer or Seller or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.
6.5   Stock Exchange Listing.
(a)   Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
(b)   Prior to the Closing Date, Seller shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Seller Common Stock from NASDAQ and the deregistration of Seller Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.6   Employee Matters.
(a)   Buyer, as the Surviving Corporation, shall provide the employees of Seller and Seller Subsidiaries as of the Effective Time who remain employed with Buyer or Buyer Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), with the following: (i) annual base salary or wages, as applicable, and incentive compensation that are no less favorable than the annual base salary or wages and incentive compensation in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) all employee statutory entitlements; and (iii) all employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.6(a)) and other compensation that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and Buyer Subsidiaries. For any Seller Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Buyer shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of Seller in the Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall cause each Buyer Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the Buyer Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Seller or Seller Bank to the same extent as such service was credited for such purpose by Seller or Seller Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Following the Closing Date, Buyer shall comply with the terms of any individual agreement providing for severance, termination and other benefits to a Continuing Employee set forth on Section 6.6(a) of the Seller Disclosure Schedule. The provisions in the prior sentence shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Continuing Employee and his or her heirs and Representatives. Each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated during the Continuation Period, under severance qualifying circumstances shall be provided severance benefits as set forth in Section 6.6(a) of the Seller Disclosure Schedule.
(b)   With respect to any employee benefit plans of Buyer or Buyer Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Buyer, as the Surviving Corporation, and its Subsidiaries shall (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) recognize all service of such employees with Seller and Seller Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time and (iii) recognize all service of such employees with Seller and Seller Subsidiaries for purposes of paid time off, vacation or other approved leave; provided, however, that Buyer shall not cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any Seller Benefit Plan which is a group health plan prior to the time such Continuing Employees or such Continuing Employee’s dependents, as applicable, have been offered participation in the group health plans common to all employees of Buyer and their dependents, except in the case of a termination of employment and; provided further, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. Seller will provide the information reasonably necessary for Buyer to recognize annual co-payments, coinsurance, deductibles and out-of-pocket expenses in accordance with this Section 6.6(b) no later than fifteen (15) days prior to the Closing Date.
(c)   With respect to any 401(k) plan sponsored or maintained by Seller and Seller Subsidiaries, including, without limitation, the Seller and Subsidiaries Assoc. Investment Plan (each, a “Seller 401(k) Plan”) that offers a company stock fund as an investment option, Seller shall cause any such company stock fund(s) to be “frozen” to any new investments as of ten (10) business days prior to the Effective Time. Prior to the freezing of any such company stock fund(s), Seller shall provide Seller 401(k) Plan participants with any and all notices required by law with respect to such change in investment availability. Upon and after the date of the freezing of such company stock fund(s), no participant may direct that any portion of such participant’s individual account balance under any Seller 401(k) Plan that is not currently invested in a company stock fund be transferred to or invested in any company stock fund. Further, Seller shall cause any Seller 401(k) Plan to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In accordance with such termination, (i) Seller shall provide Buyer with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Buyer) not later than two (2) business days immediately preceding the

Effective Time, and (ii) the Continuing Employees of Seller shall be eligible to participate, effective as of the Effective Time or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”). Buyer and Seller shall take any and all actions as may be required, including amendments to any Seller 401(k) Plan and/or Buyer 401(k) Plan, to permit the Continuing Employees of Seller who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.
(d)   At least ten (10) business days prior to the Closing Date, Seller shall require all Continuing Employees to submit all outstanding expense reimbursement requests. At or before the Effective Time, Seller shall pay to all Continuing Employees (i) all outstanding expense reimbursement requests, and (ii) all accrued but unused paid time off credited to any Continuing Employee in excess of the paid time off permitted to be carried over into a new calendar year under Seller’s policies and procedures applicable to such Continuing Employee.
(e)   Buyer, as the Surviving Corporation, shall assume and honor all amounts under the Seller Benefit Plans in connection with or arising in whole or in part from the transactions contemplated by this Agreement in accordance with their terms and the methodology as set forth on Section 6.6(e) of the Seller Disclosure Schedule. Seller agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Seller Benefit Plan, and prior to the Effective Time, the Seller Board of Directors or Seller Compensation Committee shall be empowered to take such action as necessary to declare such status under such Seller Benefit Plans.
(f)   The parties agree to the matters as set forth on Section 6.6(f) of the Seller Disclosure Schedule.
(g)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller, Buyer or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer or consultant of the Surviving Corporation, Seller, Buyer or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller benefit plan, Buyer benefit plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller benefit plan, Buyer benefit plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Seller, Buyer or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified, held harmless or entitled to such advancement of expenses as of the date of this Agreement by Seller pursuant to the Seller Articles, Seller Bylaws, the governing or organizational documents of any Subsidiary of Seller, any indemnification agreements in existence as of the date hereof that have been disclosed to Buyer or the MGCL, each present and former director, officer or employee of Seller and Seller Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Seller or any of Seller Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Seller Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Seller Indemnified Party is not entitled to indemnification.
(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of Seller Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Buyer, may (and at the request of Buyer, Seller shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
6.9   Advice of Changes.   Buyer and Seller shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (b) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Shareholder Litigation.   Each party shall give the other party prompt notice of any shareholder litigation against such party or its Subsidiaries, directors or officers relating to the transactions contemplated by this Agreement. Seller shall (a) give Buyer the opportunity to participate at Buyer’s expense in the defense or settlement of any such litigation, (b) give Buyer a reasonable opportunity to review and comment on all filings or responses to be made in connection with any such litigation, and will in good faith take such comments into account and (c) not agree to settle any such litigation without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer shall not be obligated to consent to any settlement which does not include a full release of Buyer and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.
6.11   Acquisition Proposals.
(a)   Seller agrees that it will not, and will cause each of Seller Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (such individuals with respect to either party, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions (other than any discussions to clarify the terms and conditions of any Acquisition Proposal) with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.11, Seller may, and may permit Seller Subsidiaries and its and Seller Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Seller concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of the duties of the directors of Seller under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Seller shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller. Seller will, and will cause Seller Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Acquisition Proposal. Seller will promptly (within twenty-four (24) hours) advise Buyer following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the general substance thereof. Seller shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of Seller Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and Seller Subsidiaries or 25% or more of any class of equity or voting securities of Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller.
(b)   Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.12   Public Announcements.   Seller and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.12.
6.13   Change of Method.   Seller and Buyer shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Seller and Buyer (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock received by holders of Seller Common Stock in exchange for each share of Seller Common Stock, (b) adversely affect the Tax treatment of holders of Seller Common Stock or Buyer Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Seller or Buyer pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.14   Restructuring Efforts.   If Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement, including by merging Seller into a newly created wholly owned subsidiary of Buyer (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Seller as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit the Merger and the other transactions contemplated by this Agreement (or such transactions as restructured pursuant to this Section 6.14) to Seller’s stockholders for approval.
6.15   Takeover Statutes.   None of Seller, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party shall, and shall cause the members of its Board of Directors to, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16   Treatment of Seller Debt.   Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Seller Bank), Buyer, or Buyer Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Seller or Seller Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.16 of the Seller Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (a) Buyer shall, and shall cause Buyer Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (b) Seller shall, and shall cause Seller Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.
6.17   Exemption from Liability under Section 16(b).   Buyer and Seller agree that, in order to most effectively compensate and retain Seller Section 16 Individuals, both prior to and after the Effective Time, it is desirable that Seller Section 16 Individuals not be subject to a risk of liability under Section 16(b) of the

Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Seller Common Stock into Buyer Common Stock in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Seller shall deliver to Buyer in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Seller subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Seller Section 16 Individuals”), and the Board of Directors of Buyer and of Seller, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Seller) any dispositions of Seller Common Stock by the Seller Section 16 Individuals, and (in the case of Buyer) any acquisitions of Buyer Common Stock by any Seller Section 16 Individuals who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18   Certain Tax Matters.
(a)   Each of Buyer and Seller shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Buyer and Seller shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection with the foregoing, (i) Seller shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel, and (ii) Buyer shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel, in the case of each of clauses (i) and (ii), at such times as such counsel shall reasonably request.
(b)   Each party hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.19   Dividends.   After the date of this Agreement, Seller acknowledges that it shall coordinate with Buyer regarding the declaration and payment of any dividends in respect of Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Seller Common Stock shall not receive two regular quarterly dividends, or fail to receive one dividend, for any quarter with respect to their shares of Seller Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.
6.20   Multifamily Loans Transaction.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide to the Representatives of Buyer access to such personnel, data, information and records as Buyer determines are reasonably necessary in connection with the evaluation of any potential sale or other disposition of the multifamily loans listed on Section 6.20 of the Seller Disclosure Schedule, which such sale, if any, would be consummated after the Effective Time.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Stockholder Approvals.   The Merger shall have been approved by the stockholders of Seller by the Requisite Seller Vote.
(b)   NASDAQ Listing.   The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of Buyer.   The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Seller set forth in Sections 3.2(a) (Capitalization) and 3.8(a) (Absence of Certain Changes or Events) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Seller set forth in Sections 3.1(a) (Corporate Organization), 3.1(b) (Corporate Organization; Subsidiaries) (with respect to Significant Subsidiaries only), 3.2(b) (Capitalization; Subsidiaries) (with respect to Significant Subsidiaries only), 3.3(a) (Authority; No Violation) and 3.7 (Broker’s Fees) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Seller or the Surviving Corporation. Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.
(b)   Performance of Obligations of Seller.   Seller shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.
(c)   Federal Tax Opinion.   Buyer shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to such counsel.

7.3   Conditions to Obligations of Seller.   The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Buyer set forth in Sections 4.2(a) (Capitalization) and 4.8(a) (Absence of Certain Changes or Events) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Buyer set forth in Sections 4.1(a) (Corporate Organization), 4.1(b) (Corporate Organization; Subsidiaries) (with respect to Significant Subsidiaries only), 4.2(b) (Capitalization; Subsidiaries) (with respect to Significant Subsidiaries only), 4.3(a) (Authority; No Violation) and 4.7 (Broker’s Fees) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer. Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.
(b)   Performance of Obligations of Buyer.   Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
(c)   Federal Tax Opinion.   Seller shall have received the opinion of RSM US LLP, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Seller Vote:
(a)   by mutual written consent of Buyer and Seller;
(b)   by either Buyer or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)   by either Buyer or Seller if the Merger shall not have been consummated on or before the date that is the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, if on such date, any of the conditions to the Closing set forth in (i) Section 7.1(c) or (ii) Section 7.1(e) (in the case of clause (ii), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended for ten (10) days, and such date shall become the Termination Date for purposes of this Agreement;
(d)   by either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by Seller, and which is not cured within forty-five (45) days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or
(e)   by Buyer prior to such time as the Requisite Seller Vote is obtained, if (i) Seller or the Board of Directors of Seller shall have made a Recommendation Change or (ii) Seller or the Board of Directors of Seller shall have breached its obligations under Section 6.3 or 6.11 in any material respect.
The party desiring to terminate this Agreement pursuant to clauses (b) through (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c), Section 6.12 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Seller or shall have been made directly to the stockholders of Seller generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Seller Meeting) an Acquisition Proposal, in each case with respect to Seller and (A) (1) thereafter this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by Buyer pursuant to Section 8.1(d) as a result of a willful breach by Seller, and (B) prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $5,000,000 (the “Termination Fee Amount”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25)%” shall instead refer to “fifty percent (50%)”.
(c)   In the event that this Agreement is terminated Buyer pursuant to Section 8.1(e), then Seller shall pay by wire transfer of same day funds, the Termination Fee Amount within two (2) business days of the date of the termination.
(d)   Notwithstanding anything to the contrary herein, but without limiting the right of Buyer to recover liabilities or damages arising out of Seller’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Seller be required to pay the Termination Fee Amount more than once.
(e)   Each of Buyer and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Buyer commences a suit that results in a judgment for the Termination Fee Amount or any portion thereof, the party that is obligated to pay all or a portion of the Termination Fee Amount shall pay the costs and expenses of Buyer (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2, then Seller shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be paid and ending on the date that such overdue amount is actually paid. The amounts payable by Seller pursuant to Section 8.2(b), Section 8.2(c) and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Buyer in the event of a termination of this Agreement specified in such applicable section.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Seller Vote; provided, that after approval of the Merger and the other transactions contemplated by this Agreement by the stockholders of Seller, there may not be, without further approval of the stockholders of Seller, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Seller Vote, there may not be, without further approval of the stockholders of Seller, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4   Expenses.   Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Buyer and Seller.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Buyer, to:
First Financial Bancorp.
255 East 5th Street
Suite 2900
Cincinnati, OH 45202
Attention:   Karen B. Woods, General Counsel and Chief Administrative Officer
Email:        karen.woods@bankatfirst.com
With a copy (which shall not constitute notice) to:
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
Attention:   James J. Barresi
Email:        James.Barresi@squirepb.com
if to Seller, to:
BankFinancial Corporation
60 North Frontage Road
Burr Ridge, IL 60527
Attention:   F. Morgan Gasior, Chairman, CEO and President
Email:        MGasior@bankfinancial.com
With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
333 Wolf Point Plaza
Chicago, IL 60654
Attention:   Edwin S. del Hierro P.C.
Email:        ed.delhierro@kirkland.com
and
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, DC 20015
Attention:   Ned A. Quint
Email:        nquint@luselaw.com
9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or

Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller means the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.6 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Ohio are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that (i) is included in the virtual data room of a party prior to the date hereof or (ii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. Federal District Court in the Southern District of Ohio or, if that court does not have subject matter jurisdiction, in any state court located in The City of Cincinnati in the State of Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
9.16   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Seller in Article III and by Buyer in Article IV, neither Seller, Buyer, nor any other person makes any express or implied representation or warranty with respect to Seller, Buyer or their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Seller and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller nor Buyer, as applicable, nor any other person makes or has made any representation or warranty to Buyer or Seller, as applicable, or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller or Buyer, as applicable, or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Seller in Article III and by Buyer in Article IV, any oral or written information presented to Buyer or Seller, as applicable, or any of their respective affiliates or Representatives in the course of their respective due diligence investigation of Seller or Buyer, as applicable, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Each of Seller and Buyer acknowledges and agrees that neither Buyer, Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.
[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
BUYER:
FIRST FINANCIAL BANCORP.
By:
/s/ Archie M. Brown

Archie M. Brown
President and Chief Executive Officer
SELLER:
BANKFINANCIAL CORPORATION
By:
/s/ F. Morgan Gasior

F. Morgan Gasior
Chairman, CEO and President
[Signature Page to Agreement and Plan of Merger]

Annex B
August 11, 2025
The Board of Directors
BankFinancial Corporation
60 North Frontage Road
Burr Ridge, IL 60527
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of BankFinancial Corporation (“BankFinancial”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of BankFinancial with and into First Financial Bancorp. (“First Financial”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between BankFinancial and First Financial. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Financial, BankFinancial or the holder of any of the following securities, each share of the common stock, par value $0.01 per share, of BankFinancial (“BankFinancial Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of BankFinancial Common Stock owned by BankFinancial or First Financial (in each case other than shares of BankFinancial Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by BankFinancial or First Financial in respect of debts previously contracted)) shall be converted into the right to receive 0.4800 of a share of common stock, no par value per share, of First Financial (“First Financial Common Stock”). The ratio of 0.4800 of a share of First Financial Common Stock for one share of BankFinancial Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, following the Merger, BankFinancial, National Association, a wholly-owned subsidiary of BankFinancial, will merge with and into First Financial Bank, a wholly-owned subsidiary of First Financial, pursuant to a separate agreement and plan of merger (the “Bank Merger”).
KBW has acted as financial advisor to BankFinancial and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and each of BankFinancial and First Financial), may from time to time purchase securities from, and sell securities to, BankFinancial and First Financial. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of BankFinancial or First Financial for our and their own respective accounts and for the accounts of our and their respective customers and clients. A commercial bank affiliate of KBW is also a lender to First Financial under an existing loan arrangement. We have acted exclusively for the board of directors of BankFinancial (the “Board”) in rendering this opinion and will receive a fee from BankFinancial for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, BankFinancial has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue • New York, New York 10019
212.887.7777 • www.kbw.com

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to BankFinancial. In the past two years, KBW has not provided investment banking or financial advisory services to First Financial. We may in the future provide investment banking and financial advisory services to BankFinancial or First Financial and receive compensation for such services. In addition, KBW is currently acting as financial advisor to Ohio Farmers Insurance Company in connection with the pending acquisition by First Financial of Westfield Bancorp.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BankFinancial and First Financial and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 7, 2025 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of BankFinancial; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 of BankFinancial; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of First Financial; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 and June 30, 2025 of First Financial; (vi) certain regulatory filings of BankFinancial and First Financial and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025; (vii) certain other interim reports and other communications of BankFinancial and First Financial to their respective stockholders and shareholders; and (viii) other financial information concerning the businesses and operations of BankFinancial and First Financial furnished to us by BankFinancial and First Financial or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of BankFinancial and First Financial; (ii) the assets and liabilities of BankFinancial and First Financial; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for BankFinancial and First Financial with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of BankFinancial that were prepared by BankFinancial management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Financial, as well as assumed long-term First Financial growth rates provided to us by First Financial management, all of which information was discussed with us by First Financial management and used and relied upon by us based on such discussions, at the direction of BankFinancial management and with the consent of the Board; (vii) pro forma balance sheet and capital data of First Financial as of June 30, 2025, as adjusted for the pending acquisition by First Financial of Westfield Bancorp., that was prepared by First Financial management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of BankFinancial management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on First Financial (including, without limitation, the cost savings expected to result or be derived from the Merger) that were prepared by First Financial management, provided to and discussed with us by such management and used and relied upon by us based on such discussions, at the direction of BankFinancial management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of BankFinancial and First Financial regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by BankFinancial, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with BankFinancial.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of BankFinancial as to the reasonableness and achievability of the financial and operating forecasts and projections of BankFinancial referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of BankFinancial, upon First Financial management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Financial, the assumed long-term First Financial growth rates, and the estimates regarding certain pro forma financial effects of the Merger on First Financial (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information represents, or in the case of the First Financial “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of First Financial management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of BankFinancial and First Financial that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Financial referred to above, is based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of BankFinancial and First Financial and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either BankFinancial or First Financial since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of BankFinancial and First Financial are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of BankFinancial or First Financial, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of BankFinancial or First Financial under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of BankFinancial and First Financial of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of BankFinancial and First Financial, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets. Furthermore, we have not performed analyses to separately evaluate BankFinancial’s multifamily loan portfolio, and we express no view with respect to any potential sale or other disposition of such portfolio by First Financial.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of BankFinancial Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of BankFinancial, First Financial or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of BankFinancial that BankFinancial has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BankFinancial, First Financial, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of BankFinancial Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transactions (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to BankFinancial, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of BankFinancial to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by BankFinancial or the Board; (iii) the fairness of the amount or nature of any compensation to any of BankFinancial’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of BankFinancial Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of BankFinancial (other than the holders of BankFinancial Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Financial or any other party to any transaction contemplated by the Agreement; (v) the actual value of First Financial Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which BankFinancial Common Stock or First Financial Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Financial Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to BankFinancial, First Financial, their respective stockholders or shareholders, or relating to or arising out of or as a consequence of the Merger or any related transactions (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of BankFinancial Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder or shareholder should enter into a voting, stockholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of BankFinancial Common Stock.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 1701.13(E) of the OGCL gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification shall not be made in respect of any claim, issue or matter as to which (i) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses as the court of common pleas deems proper or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL. The foregoing discussion is necessarily subject to the complete text of Section 1701.13(E) of the OGCL and is qualified in its entirety by reference thereto.
Article SIXTH of the First Financial articles provides that each person who is or was a director, officer, employee or agent of First Financial shall be indemnified by First Financial to the full extent permitted by the OGCL against any liability, cost or expense incurred by such person in such capacity, or arising out of such person’s status as a director, officer, employee or agent of First Financial. Article IV of the First Financial regulations provides that First Financial shall, to the full extent permitted by the OGCL, indemnify all persons whom it may indemnify.
First Financial maintains insurance policies under which directors and officers of First Financial and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of First Financial or its subsidiaries.
The merger agreement filed as Exhibit 2.1 to this registration statement provides that First Financial will indemnify and hold harmless each present and former director of BankFinancial and its subsidiaries, including its banking subsidiary, for liabilities resulting from such person’s role as a director or officer of BankFinancial and its subsidiaries, including its banking subsidiary. First Financial will maintain directors’ and officers’ liability insurance for such directors and officers for a period of six years after the effective time of the merger.

Item 21.   Exhibits and Financial Statement Schedules
(a)
The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description
2.1#	Agreement and Plan of Merger by and between First Financial Bancorp. and BankFinancial Corporation, dated as of August 11, 2025. (Attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.)
3.1	Amended Articles of Incorporation of First Financial Bancorp. (reflecting all amendments filed with the Ohio Secretary of State) [for purposes of SEC reporting compliance only — not filed with the Ohio Secretary of State] (filed as Exhibit 3.2 to the Form S-3 on July 31, 2014 and incorporated herein by reference) (SEC File No. 333-197771).
3.2	Amended and Restated Regulations of First Financial Bancorp., amended as of July 28, 2015 (filed as Exhibit 3.1 to the Form 8-K filed on July 29, 2015 and incorporated herein by reference) (SEC File No. 001-34762).
4.1	Description of First Financial Bancorp.’s Securities (filed as Exhibit 4.19 to the Annual Report on Form 10-K filed on February 21, 2020 and incorporated herein by reference) (SEC File No. 001-34762).
5.1*	Opinion of Squire Patton Boggs (US) LLP, as to validity of the securities being registered.
8.1*	Opinion of Squire Patton Boggs (US) LLP regarding certain U.S. income tax aspects of the merger.
8.2*	Opinion of Luse Gorman, PC regarding certain U.S. income tax aspects of the merger.
13	Annual report to First Financial Bancorp. shareholders for the year ended December 31, 2024 (filed as Exhibit 13 to First Financial’s Annual Report on Form 10-K filed on February 20, 2025 and incorporated herein by reference (SEC File No. 001-34762).
21	First Financial Bancorp. Subsidiaries (filed as Exhibit 21 to First Financial’s Annual Report on Form 10-K filed on February 20, 2025 and incorporated herein by reference) (File No. 001-34762).
23.1✝	Consent of RSM US LLP.
23.2✝	Consent of Crowe LLP.
23.3*	Consent of Squire Patton Boggs (US) LLP (validity of securities) (included as part of its opinion filed as Exhibit 5.1).
23.4*	Consent of Squire Patton Boggs (US) LLP (tax matters) (included as part of its opinion filed as Exhibit 8.1).
23.5*	Consent of Luse Gorman, PC (included as part of its opinion filed as Exhibit 8.2).
24.1✝	Powers of Attorneys of Directors and Officers of First Financial Bancorp. (included on signature page to this Registration Statement).
99.1✝	Form of Proxy of BankFinancial Corporation.
99.2✝	Consent of Keefe, Bruyette & Woods, Inc.
107✝	Filing Fee Table.

✝
Filed herewith.

*
To be filed by amendment.

#
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. First Financial hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, that First Financial may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)
That every prospectus (i) that is filed pursuant to the paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, Item 10(b), Item 11, or Item 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 25th day of September, 2025.
FIRST FINANCIAL BANCORP.
By:
/s/ Archie M. Brown

Archie M. Brown
President and Chief Executive Officer
Power of Attorney
Each person whose signature appears below constitutes and appoints each of Karen B. Woods and James M. Anderson with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date
/s/ Archie M. Brown Archie M. Brown	President, Chief Executive Officer, and a Director (principal executive officer)	September 25, 2025
/s/ James M. Anderson James M. Anderson	Executive Vice President, Chief Financial Officer, and Chief Operating Officer (principal financial officer)	September 25, 2025
/s/ Scott T. Crawley Scott T. Crawley	Senior Vice President and Controller (principal accounting officer)	September 25, 2025
/s/ Claude E. Davis Claude E. Davis	Director, Chairman of the Board	September 25, 2025
/s/ Vincent A. Berta Vincent A. Berta	Lead Independent Director	September 25, 2025
/s/ Anne L. Arvia Anne L. Arvia	Director	September 25, 2025
/s/ William J. Kramer William J. Kramer	Director	September 25, 2025

Name	Title	Date
/s/ Dawn C. Morris Dawn C. Morris	Director	September 25, 2025
/s/ Thomas M. O’Brien Thomas M. O’Brien	Director	September 25, 2025
/s/ Andre T. Porter Andre T. Porter	Director	September 25, 2025
/s/ Maribeth S. Rahe Maribeth S. Rahe	Director	September 25, 2025
/s/ Gary W. Warzala Gary W. Warzala	Director	September 25, 2025